UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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KBR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KBR

We Deliver

2015 ANNUAL MEETING OF STOCKHOLDERS AND **PROXY STATEMENT**

To Our Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of KBR, Inc. The meeting will be held on Thursday, May 14, 2015, beginning at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. The Notice of Annual Meeting of Stockholders, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the meeting.

At the meeting, stockholders are being asked to:

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elect as directors the nominees named in the accompanying proxy statement;

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ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. as of and for the year ending December 31, 2015;

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approve KBR’s named executive officers’ compensation with an advisory vote; and

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transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate you informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of KBR, and we hope you will be able to attend the meeting.

Sincerely,

Stuart J. B. Bradie

President and Chief Executive Officer

April 2, 2015

Thursday, May 14, 2015

9:00 a.m.

601 Jefferson Street, Houston, Texas 77002

KBR, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, May 14, 2015, at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement:

1.

To elect as directors the nominees named in the attached proxy statement.

2.

To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2015.

3.

To consider and act upon an advisory vote to approve the named executive officer compensation as described in the Compensation Discussion and Analysis herein.

4.

To transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Thursday, March 19, 2015, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

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electronically via the Internet at www.proxyvote.com,

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by telephone, if you are in the U.S. or Canada, by calling 1-800-690-6903, or

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by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold KBR shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

April 2, 2015

By Order of the Board of Directors,

Jeffrey B. King

Secretary

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding KBR shares in brokerage accounts is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

Table of Contents

PROXY STATEMENT	7
GENERAL INFORMATION	7
QUESTIONS AND ANSWERS ABOUT VOTING	8
PROXY SUMMARY	10
ELECTION OF DIRECTORS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
EXECUTIVE OFFICERS	19
CORPORATE GOVERNANCE	20
COMPENSATION DISCUSSION AND ANALYSIS	28
COMPENSATION COMMITTEE REPORT	48
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	48
EXECUTIVE COMPENSATION	49
DIRECTOR COMPENSATION	63
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	64
RELATED PERSON POLICIES	64
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	64
AUDIT COMMITTEE REPORT	65
PRINCIPAL ACCOUNTANT FEES AND SERVICES	66
PROPOSAL NO. 2 Ratify the Appointment of Independent Registered Public Accounting Firm	66
PROPOSAL NO. 3 Advisory Vote to Approve Named Executive Officer Compensation	67
ADDITIONAL INFORMATION	68
OTHER MATTERS	68
ADDITIONAL INFORMATION AVAILABLE	68

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Proxy Statement

General Information

The accompanying proxy is solicited by the Board of Directors of KBR, Inc. (“KBR,” the “Company,” “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting of Stockholders.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis and no guests will be admitted. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you are required to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone, or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

The record date for determination of stockholders entitled to vote at the meeting is Thursday, March 19, 2015. KBR’s common stock, par value $0.001, is the only class of capital stock that is outstanding. As of March 19, 2015, there were 144,223,583 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the meeting.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as set forth below, shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

Directors are elected by a majority of votes cast (the number of shares voted “for” a candidate must exceed the number of shares voted “against” the candidate) unless the election is contested, in which case directors are elected by a plurality of votes cast. Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters for which brokers may exercise their own discretion.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of KBR.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about April 2, 2015, at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2014, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 601 Jefferson Street, Suite 3400, Houston Texas 77002 and our website address is www.kbr.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

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Questions and Answers About Voting

The following are answers to common questions about voting KBR shares at the meeting. If your question is not addressed below or elsewhere in this proxy statement, please contact KBR’s Investor Relations Department at (713) 753-5082 or (866) 380-7721.

WHO IS ENTITLED TO VOTE?

Holders of record at the close of business on March 19, 2015, which is the record date for the meeting, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, KBR had 144,223,583 shares of common stock, par value $0.001 per share, outstanding.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES?

KBR’s Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 14, 2015 meeting and at any adjournment or postponement of that meeting.

WHAT CONSTITUTES A QUORUM?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of KBR common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

HOW DO I GIVE VOTING INSTRUCTIONS?

As described on the enclosed proxy card, proxies may be submitted:

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over the Internet,

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by telephone, or

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by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 13, 2015.

CAN I CHANGE MY VOTE?

A proxy may be revoked by a stockholder at any time before it is voted by:

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giving notice of the revocation in writing to KBR’s Corporate Secretary at 601 Jefferson Street, Houston, Texas 77002;

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submitting another valid proxy by mail, telephone, or over the Internet that is later dated and, if mailed, is properly signed; or

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voting in person at the meeting.

WHAT ARE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND APPROVE EACH OF THE PROPOSALS?

KBR’s Bylaws provide that, in general, holders of a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders. Directors are elected by a majority of votes cast (the number of shares voted “for” a candidate must exceed the number of shares voted “against” the candidate) unless the election is contested, in which case directors are elected by a plurality of votes cast. Adoption of all other proposals will require the affirmative vote of a majority of the shares of KBR’s common stock present in person or represented by proxy at the meeting and entitled to vote.

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IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, HOW WILL MY SHARES BE VOTED?

Shares held in street name which are not voted by a broker on a matter in the absence of instructions from the beneficial owner, known as broker non-vote shares, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not be counted for or against the matter unless you provide instructions to your broker. Your vote is important, and we request that you vote your shares as promptly as possible by returning your instructions to your broker.

WHAT HAPPENS IF I ABSTAIN OR WITHHOLD MY VOTE ON ANY PROPOSAL?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against all other proposals.

DOES KBR OFFER ELECTRONIC DELIVERY OF PROXY MATERIALS?

Yes. KBR encourages you to reduce printing and mailing costs by signing up for electronic delivery of KBR stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

Enrolling in electronic delivery not only saves trees, but it plants trees, too. KBR is proud to support Memorial Park Conservancy’s reforestation program to replace trees irrevocably damaged in Houston’s beloved, 1,503-acre park during a severe drought in 2011. KBR will make a $10 donation to Memorial Park Conservancy on behalf of every stockholder who enrolls in electronic delivery up to a total donation of $10,000.

To sign up for electronic delivery, please follow the instructions on your proxy card to vote by Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

WHAT IS “HOUSEHOLDING?”

In accordance with notices that KBR sent to certain stockholders, KBR is sending only one copy of its meeting materials to stockholders who share the same address, unless they have notified KBR that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or proxy statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to 1-800-542-1061. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing KBR stock at two different brokerage firms, your household will receive two copies of the notice or meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of the notice or meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does KBR offer electronic delivery of proxy materials?”

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. For more information about these topics, we encourage you to review the complete proxy statement prior to voting.

TRANSFORMING KBR FOR A BETTER FUTURE

2014 was a transformational year for us. The project operational difficulties on several projects, together with the restatement of our 2013 financials and the material weaknesses discovered, resulted in losses for our stockholders. Appropriately, our Named Executive Officers (“NEOs”) who were with KBR for the entirety of 2014 did not receive any payouts under our 2014 short- and long-term cash incentive programs.

That said, our response to these challenges, the enhancements to our operating and financial controls systems, and the rapid implementation of KBR’s transformation action-plan have set the platform for KBR to emerge as a stronger company for 2015 and beyond.

In 2014, our lead director, Loren Carroll, became our independent Chairman of the Board of Directors. Having an independent Chairman improves the checks and balances that the Board of Directors has on decisions of our Senior Executive Management, including our chief executive officer (“CEO”). Mr. Carroll also led the search that resulted in the hire of Mr. Bradie as our CEO.

In December 2014, at the initiation of our newly-appointed CEO, we began implementation of our plan for a major restructuring of KBR. This plan, which is underway, includes the following:

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Focusing on differentiated offerings in core markets with an emphasis on global sales, commercial rigor, and consistent delivery;

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Streamlining operations and significantly reducing costs;

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Rebalancing our current business portfolio;

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Continuing our efforts to commercially resolve disputes to reduce litigation; and

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Employing a balanced capital allocation policy.

To implement the restructure, on December 31, 2014, we reorganized KBR into three businesses: Technology & Consulting, Engineering & Construction, and Government Services, and we began work on exiting our non-strategic businesses. We also embarked on a planned right-sizing of the continuing business and Corporate Departments, which will result in a significant reduction in our costs of doing business, effective the latter part of 2015 and beyond.

Our CEO also recommended and made several significant strategic leadership changes during 2014, including:

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Creating a new Global Sales & Strategy leadership position and hiring an executive with significant sales and strategy experience in our industry;

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Promoting executive leadership with significant global experience in our industry;

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Hiring a new Global Head of Human Resources into our executive leadership team; and

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Appointing a new global head of Health, Safety, Security, and Environment, reporting directly to the CEO.

In alignment with our commitment to Safety, our CEO also launched our Zero Harm initiative company-wide aimed at continuously decreasing our recordable incident rates in an effort to become a safety industry leader. Our initiative incorporates three dynamic components – Zero Harm, 24/7, and Courage to Care. Every Monday a teleconference is hosted by KBR leadership with the various business units and their respective projects from around the globe. The purpose of this teleconference is to review the previous week’s injuries, ensure steps have been taken to care for the injured, and to review lessons learned. To further underscore our commitment to safety, we increased the weighting of the safety performance metric under our short-term incentive plan from 5% in 2014 to 10% in 2015. As our safety results show, our actions are working toward our goal of Zero Harm. Our total recordable incident rate (“TRIR”) dropped from 0.38 in 2013 to 0.30 in 2014, and as of February 2015, our TRIR is 0.16.

Additionally, to help with internal controls, we have adopted the revised 2013 internal control framework of the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This includes implementing all five of the components of the COSO framework: (1) control environment, (2) risk assessment, (3) control activities, (4) information and communication, and (5) monitoring activities.

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SUCCESSES OF TRANSFORMATION PLAN TO DATE

Despite a tough market, early signs are positive that KBR’s restructure is working. Below are some examples of recent project wins.

Technology & Consulting

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Ammonia facility revamp, Qatar Fertilizer Co., Qatar;

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Ammonia facility revamp, Fertial SpA, Algeria;

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Grassroots ammonia facility license, Wuhan Engineering, Indonesia; and

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Catalytic olefins process technology license and basic engineering design services to revamp an existing steam cracker plant, Lotte Chemical Titan (M) SDN. BHD., Asia Pacific Region.

Engineering & Construction

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Liquefied natural gas (LNG) early works, Anadarko, Mozambique;

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Reimbursable engineering, procurement, and construction (EPC) services for new grassroots urea plant, Koch Nitrogen Company, LLC, Enid, Oklahoma, USA;

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High density polyethylene facility EPC, Gemini HDPE LLC, La Porte, Texas, USA;

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Five-year master services agreement for EPC management services, DuPont Engineering, USA and Mexico;

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Industrial services maintenance agreement, International Paper, USA;

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Culzean Offshore Platform Complex topsides front end engineering and design (FEED), Maersk Oil, U.K. North Sea;

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Global Upstream Alliance Partner to provide capability support, services (Pre-FEED and FEED), and project management services across all of BG Group’s Global Upstream Portfolio, BG Group, worldwide;

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Condensate refinery expansion FEED, ENOC, United Arab Emirates;

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Project management consultancy services for FEED phase of gas processing plant within new Oil-Gas Processing and Petrochemical Complex, State Oil Company of the Azerbaijan Republic, Azerbaijan;

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Debottlenecking and expansion FEED of Petrokemya Butadiene Extraction Plant, Saudi Basic Industries Corporation, Al Jubail, Saudi Arabia;

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Onshore LNG portfolio development agreement for Pre-FEED and FEED, Shell Global Solutions International B.V., worldwide;

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Coral South Development Project floating LNG facility FEED, Eni East Africa SpA, Mozambique;

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Pacific North West LNG FEED, Petronas, Canada; and

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Engineering design services for the Abu Dhabi Marine Operating Company Al-Nasr Full Field Development project, Hyundai Heavy Industries Co. Limited, Offshore Abu Dhabi.

Government Services

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Base operating support services for Isa Air Base, U.S. Navy Facilities Engineering Command, Atlantic, Kingdom of Bahrain;

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Comprehensive Tactical Infrastructure Maintenance & Repair award, U.S. Department of Homeland Security, USA Southern Border;

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LOGCAP 4 task orders for base operations and force provider support, U.S. Army, Iraq and United Arab Emirates;

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U.S. Transportation Command, Kuwait International Airport Air Terminal and Ground Handling Services Support, Department of Defense Airlift System, Al Mubarak Air Base, Kuwait (Kuwait International Airport);

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Sierra Leone Ebola Treatment Centre facilities management, U.K. Department for International Development, Republic of Sierra Leone;

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Justice and Defence contract for Libyan Police training, U.K. Foreign Office / Ministry of Defence (MOD) / Department for International Development – Security;

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Kabul Airfield contract extensions for airport operations and facilities management, NATO Support Agency, Afghanistan;

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Afghanistan Infrastructure Support contract extension, U.K. MOD, Afghanistan;

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Programme Management Support to Areva, capital projects program; and

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Miral Yas South - Programme Management, Abu Dhabi.

Our focus is winning the right work, executing to our commitments, and driving out unnecessary cost. We have a plan, our teams are aligned as “ONE KBR,” we are working with a sense of urgency and passion, we are focusing on what is important, and we have clear accountability and empowerment.

CLAWBACKS

Due to the restatement of our 2013 financial results, our Compensation Committee and Board of Directors implemented our clawback policy and sought and recovered from our NEOs who are current executive officers and the former CEO and chief accounting officer the portion of their 2013 short-term incentive plan payouts that should not have been paid in light of the restatement. Our current CEO, Mr. Bradie, was not an employee in 2013, and our current chief financial officer, Mr. Ferraioli, joined KBR on October 28, 2013, and was not eligible for a 2013 short-term incentive plan payout. Thus, neither Mr. Bradie nor Mr. Ferraioli were subject to any clawbacks. Our clawbacks are more fully described in our Compensation Discussion and Analysis section of this proxy statement.

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PAY FOR PERFORMANCE PHILOSOPHY AT WORK

Our NEOs who were with the Company for the entirety of 2014 did not receive any payouts under our 2014 short-term incentive plan. Further, our long-term cash performance incentives for the three-year period ending on December 31, 2014, paid zero. These results demonstrate a compensation plan designed on the principles of “Pay for Performance” and fully aligned with the disappointing financial and operational results for 2014. Equally evident is the resultant challenge of ensuring retention and forward-incentive for the existing and new members of our executive leadership team. Our lack of incentive plan payouts is more fully described in our Compensation Discussion and Analysis section of this proxy statement.

ACTIONS TAKEN IN 2014 TO REMEDIATE MATERIAL WEAKNESSES

In light of the material weaknesses we identified in 2014, we have taken steps and implemented controls to reduce the likelihood of another material weakness. After testing the design and operating effectiveness of the new controls described below, management concluded that the material weaknesses we encountered in our Canadian pipe fabrication and module assembly business and for long-term construction projects with multiple currencies, each described in our Form 10-K for the year ended December 31, 2014, were remediated as of December 31, 2014.

In 2014, our Audit Committee met 11 times, which was almost double the number of meetings it held in 2013. These additional meetings were held to address the restatement and oversee the remediation of the material weaknesses to help reduce the likelihood of future material weaknesses.

The remediation plan to address the material weaknesses identified in 2014 was as follows, with a focus on the main areas where we discovered our material weaknesses:

Canadian Pipe Fabrication and Module Assembly

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Conducted town hall meetings throughout the Company's worldwide organization led by executive management to reinforce the requirement for employees to follow KBR’s corporate culture, policies, and procedures;

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Changed certain management personnel and increased the number of qualified professionals;

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Provided additional training to new and key personnel on roles and responsibilities, including line of communications in the event of concerns;

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Provided additional training to new and key personnel on KBR standard processes and systems across all project operations, oversight and support functions, including project management and module yard management;

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Implemented processes to ensure standard project controls work processes and systems were executed across the Canada pipe fabrication and module assembly projects; and

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Increased standard project management oversight from corporate management.

Long-Term Construction Projects with Multiple Currencies

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Implemented a control to include the actual and estimated foreign currency effects in the estimates of revenues, costs, and profit at completion on projects with multiple currencies by enhancing the design of our project status templates and our procedures for completion of those templates;

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Enhanced the design of our monitoring controls over the completeness and accuracy of estimated revenues, costs, and profit at completion for long-term construction projects with multiple currencies to specifically include a process for monitoring and reviewing project status reports for proper application of foreign currency effects in project estimates; and

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Provided training to our personnel involved in the estimation of revenues, costs, and profit at completion on projects with multiple currencies.

We will continue to monitor execution of our standard project controls work processes and systems in our Canadian pipe fabrication and module assembly business to ensure the effectiveness of those controls and make enhancements when and where necessary. Additionally, we will continue to train new and key personnel on our standard processes and systems as required.

CHANGES MADE TO 2015 COMPENSATION

Upon the recommendation of our CEO, based on prior year performance and peer-comparative data, our Compensation Committee approved zero 2015 base salary increases, zero 2015 short-term incentive target increases, and zero 2015 long-term incentive target increases for all NEOs (excluding the CEO).

Based on peer-comparative data for his level of compensation, on his non-involvement (pre-hire) in the 2013 financial and operational problems, and on our Board’s total satisfaction with his immediate personal engagement in formulating and leading KBR’s business transformation actions (our CEO's performance is more fully described on page 29 of this proxy statement in the section titled “Performance of Our New CEO”), our Compensation Committee and Board approved modest increases to our CEO’s short- and long-term incentive targets for 2015 but made no increase to his base salary. The CEO’s 2015 total target compensation was kept below the median total target compensation for our E&C Peer Group (our E&C Peer Group is described in our Compensation Discussion and Analysis section of this proxy statement in the section titled “Benchmarking Compensation”).

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At our 2015 Annual Meeting of Stockholders, nine directors are to be elected to hold office until the 2016 Annual Meeting of Stockholders. All directors are elected annually, with nominees standing for election to one-year terms. The members of our Board of Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The size of our Board of Directors is currently set at ten members; however, we will have only nine members immediately following the 2015 Annual Meeting of Stockholders as W. Frank Blount, a current member of our Board of Directors, has decided to retire and will not stand for re-election at the 2015 Annual Meeting of Stockholders.

Each nominee has indicated his willingness to serve, if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as we may designate. We have no reason to believe that any of the nominees will be unable to serve if elected. If a quorum is present, the nominees for director receiving the majority of votes will be elected directors.

The Board of Directors recommends that you vote FOR the election of all the director nominees listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

The following biographical information is furnished with respect to each of the director nominees for election at the meeting. The information includes age as of March 19, 2015, present position, if any, with KBR, period served as director, and other business experience during at least the past five years. In each case, when reviewing the qualifications of the Directors, the Board considered expertise that is useful to KBR and complementary to the background and experience of other Board members so that an optimum balance of skills and expertise on the Board can be achieved and maintained. For additional information regarding the qualifications the Nominating and Corporate Governance Committee and the Board consider in the nomination process, see “Corporate Governance — Nominating and Corporate Governance Committee — Qualifications of Directors.”

Nominees for Director

Term Ending 2015

Mark E. Baldwin

Director Since October 2014

Age 61

Member of the Audit Committee

Mark E. Baldwin served as the Executive Vice President and Chief Financial Officer of Dresser-Rand Group, Inc., from 2007 until his retirement in 2013. Prior to joining Dresser-Rand, he served as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., from 2004 through 2007, and Operating Partner at First Reserve Corporation from 2003 through 2004. Mr. Baldwin served as Executive Vice President and Chief Financial Officer for NextiraOne from 2001 through 2002, and as Chairman of the Board and Chief Executive Officer for Pentacon Inc., from 1997 through 2001. From 1980 through 1997, Mr. Baldwin served in a variety of finance and operations positions with Keystone International Inc., including Treasurer, and Chief Financial Officer, and President of the Industrial Valves and Controls Group. Mr. Baldwin currently serves as a Director of Tetra Technologies, Inc. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

The Board believes that Mr. Baldwin’s experience in the oil services industry provides valuable insight into different aspects of the oil and gas industry, one of KBR’s most important markets. Also, his experience as a chief financial officer of a public company provides the Board and Audit Committee important perspective on KBR’s financial reporting and governance obligations.

James R. Blackwell

Director Since August 2014

Age 56

Member of the Audit Committee and the Health, Safety, Security, Environment and Social Responsibility Committee

James R. Blackwell began his career as a roustabout with Gulf Oil, which merged with Standard Oil Company of California to form Chevron. Mr. Blackwell worked his way up to Executive Vice President, Technology and Services, and responsibility for a portfolio which included the major capital projects organization for Chevron. Currently, Mr. Blackwell is a member of the Board of Trustees at St Mary’s College of California. He previously served on the board of directors of the National Action Council for Minorities in Engineering, Inc., and the board of directors for the National Bureau of Asian Research. He is a member of the CSIS U.S.-China Policy Roundtable and the CSIS U.S.-ASEAN Strategy Commission. The Mississippi native holds bachelor’s degrees in biology and environmental technology from the University of Southern Mississippi. He subsequently graduated with a Master's degree in petroleum engineering from Tulane University.

The Board concluded that Mr. Blackwell should continue to serve as a Director because of his extensive senior management experience at Chevron Corporation, which enables him to advise management on a wide range of strategic, financial, and governance matters related to the oil and gas industry. His experience with the capital projects for one of KBR’s major customers also provides insight into the budgetary priorities and processes for KBR's most important market.

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Stuart J. B. Bradie

Director Since August 2014

Age 48

Stuart J. B. Bradie assumed the role of President and Chief Executive Officer for KBR, Inc., on June 2, 2014. He leads KBR from its global headquarters in Houston, Texas and also serves as Group President of our Engineering & Construction business.

With more than 25 years of industry experience, Mr. Bradie joined KBR from WorleyParsons Ltd., where he held the position of Group Managing Director - Operations and Delivery. In that role, Mr. Bradie led the Group’s global operations across over 40 countries in the hydrocarbons, mining and chemicals, power and infrastructure sectors. He joined WorleyParsons in 2001 and was previously Managing Director across Europe, Africa, Asia and the Middle East. Prior to joining Worley, Mr. Bradie held Managing Director and Country Manager roles with PT Kvaerner Indonesia and Kvaerner Philippines.

Mr. Bradie has a Bachelor's Degree in Mechanical Engineering from Aberdeen University and a Master of Business Administration from the Edinburgh Business School, Heriot Watt University.

The Board concluded that Mr. Bradie should continue to serve as a Director because of his role as the Chief Executive Officer of KBR.

Loren K. Carroll

Director Since April 2007

Age 71

Chairman of the Board

Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee

Loren K. Carroll is currently an independent consultant. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO and Executive Vice-President and Chief Financial Officer of Smith International, Inc., a worldwide supplier of drilling fluids and related equipment and services to the oil and gas industry. M-I SWACO is owned 60% by Smith International, Inc. Mr. Carroll began his career with Smith International in 1984. Mr. Carroll currently serves as a director of Forest Oil Corporation and CGG Veritas, Inc. He serves as a member of the Compensation Committee of Forest Oil Corporation and is Chairman of the Nominations and Corporate Governance Committee. He also serves on the Audit Committee of CGG Veritas, Inc.

The Board concluded that Mr. Carroll should continue to serve both as a Director and as non-executive Chairman of the Board primarily because of his long-term experience dealing with the hydrocarbons industry as the chief executive of M-I SWACO and as the chief financial officer of Smith International, Inc., a New York Stock Exchange (“NYSE”) listed company. Mr. Carroll also qualifies as an audit committee financial expert under the rules of the NYSE and provides the Board the insights from over 40 years of experience in finance and accounting, including experience as a managing partner at a major accounting firm.

Jeffrey E. Curtiss

Director Since November 2006

Age 66

Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee

Jeffrey E. Curtiss is a private investor. From January 2000 to June 2006, Mr. Curtiss served as the Senior Vice President and Chief Financial Officer of Service Corporation International, a leading provider of funeral and cemetery services. Previously, Mr. Curtiss was the Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, Inc. from January 1992 to July 1999. Mr. Curtiss holds two law degrees and a CPA certificate, and became a CFA charterholder in 2006. Mr. Curtiss was the President of the CFA Society of Houston during the 2012-2013 fiscal year and remains on its Board of Directors.

After assessing Mr. Curtiss’s experience and skills, the Board concluded that he should continue to serve as a Director, primarily on the basis of his extensive experience supervising the finance and accounting functions for large organizations similar in size and complexity to KBR. In addition, Mr. Curtiss has legal training and qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee in their risk oversight function.

Umberto della Sala

Director Since January 2015

Age 66

Member of the Compensation Committee and the Health, Safety, Security, Environment and Social Responsibility Committee

Umberto della Sala retired from Foster Wheeler AG., a global engineering, procurement and construction company, on December 21, 2013. Mr. della Sala spent his entire career with Foster Wheeler starting in 1973 and enjoying positions of increasing responsibility culminating in his serving as its President and Chief Operating Officer from 2007 until his retirement and as its interim Chief Executive Officer from October 2010 through September 2011. Mr. della Sala also served on the Foster Wheeler Board of Directors from 2011 to May 2014.

Mr. della Sala serves on the Supervisory Board of Stork Technical Services, a privately held asset integrity management company, and is acting as Industrial Advisor to the Italian Strategic Fund (FSI). In this connection, he also serves as chairman of the board of Ansaldo Energia and as a board member of Trevi Finanziaria Industriale, both of which FSI owns minority participations. Mr. della Sala holds a Laurea in Chemical Engineering from Politecnico di Milano.

Mr. della Sala brings 40 years of experience in engineering, procurement, and construction with one of the most important companies in KBR’s peer group, including having served as its chief executive officer. The Board concluded that Mr. della Sala should continue to serve as a Director not only due to his long-term experience in the industry but also for his extensive experience in foreign markets.

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Lester L. Lyles

Director Since November 2007

Age 68

Chairman of the Health, Safety, Security, Environment and Social Responsibility Committee and a member of the Audit Committee

Lester L. Lyles has been an independent consultant since 2003. Prior to that time, he served in the U.S. Air Force for over 35 years as: Commander of the Space and Missile Systems Center from 1994 to 1996; Director of the Ballistic Missile Defense Organization from 1996 to 1999; Vice Chief of Staff of the Headquarters of the U.S. Air Force from 1999 to 2000; and Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of: General Dynamics Corporation, where he also serves on the Audit Committee; The Dayton Power and Light Company; Precision Castparts Corp.; and Baltelle Memorial Institute. He is also the Chairman of the Board of Directors of the United Services Automobile Association, and he was inducted into the National Academy of Engineering in 2009. Mr. Lyles was previously a director of MTC Technologies, Inc. from 2003 until its acquisition by BAE Systems in 2007.

In light of the importance of KBR’s relationship with the U.S. government as a primary provider of logistical support for U.S. forces deployed in the Middle East and elsewhere, the Board of Directors considered Mr. Lyles’s distinguished experience in the U.S. Air Force, especially his command of the Air Force Materiel Command, as the most important factor in concluding that Mr. Lyles should continue to serve on the Board. In addition, Mr. Lyles qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Jack B. Moore

Director Since January 2012

Age 61

Member of the Compensation Committee and the Nominating and Corporate Governance Committee

Jack B. Moore is Chairman and Chief Executive Officer of Cameron International Corporation. He also served as Cameron's President until October 2014. Mr. Moore was named President and Chief Executive Officer in April 2008 and became Cameron’s Chairman of the Board in May 2011. He joined Cameron’s Drilling & Production Systems group in July 1999 as Vice President and General Manager, Western Hemisphere, and was named President of this group in July 2002. He became President and Chief Operating Officer in January 2007 and has been a Director of Cameron since 2007. Prior to joining Cameron, Mr. Moore held various management positions with Baker Hughes Incorporated where he was employed for 23 years.

Mr. Moore holds a Bachelor of Business Administration from the University of Houston and is a graduate of the Advanced Management Program at Harvard Business School. He serves on the board of directors of the American Petroleum Institute (API), the National Ocean Industries Association (NOIA) and the Petroleum Equipment Suppliers Association. He also serves in positions of leadership for the Greater Houston Partnership, Spindletop Charities, Memorial Drive United Methodist Church, and The University of Houston C.T. Bauer College of Business Dean’s Executive Board.

The Board concluded that Mr. Moore should continue to serve on the Board because he has a wealth of experience in the oilfield service sector and so brings important insight into the hydrocarbons sector, which includes many of the Company’s most important customers. He is also a currently active Chief Executive Officer of a public company and so provides the Board with an independent perspective on the needs and pressures facing a senior executive. Mr. Moore’s experience in manufacturing also provides perspective from outside of service focused companies such as the Company. In addition, Mr. Moore qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee with their risk oversight function.

Richard J. Slater

Director Since November 2006

Age 68

Chairman of the Compensation Committee and
a member of the Nominating and Corporate Governance Committee

Richard J. Slater has been Chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (“JEG”), beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006, and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002. Mr. Slater served as non-executive Chairman of Bluebeam Software Inc. from 2006 to 2013 and an independent director of Reliance Steel & Aluminum Co. from 2006 to 2009.

Mr. Slater had over 20 years’ experience with JEG, including five years as JEG’s Executive Vice President of Worldwide Operations. The Board concluded that Mr. Slater should continue to serve as a Director primarily because of his relevant executive experience supervising domestic and international engineering and infrastructure construction projects and acquisitions.

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The Following Director with a Term Ending in 2015 is Retiring and Elected Not to Stand for Re-Election

W. Frank Blount

Director Since April 2007

Age 76

Member of the Audit Committee and the Nominating and Corporate Governance Committee

W. Frank Blount is currently Chairman and Chief Executive Officer of JI Ventures, Inc., which is a hi-tech venture capital company based in Atlanta, Georgia. From June 2000 to October 2002, he served as Chairman and Chief Executive Officer of Cypress Communications Corporation, a telecommunications company. From January 1992 until March 1999, he served as Chief Executive Officer of Telstra Communications Corporation, Australia’s principal telecommunications company. Mr. Blount also served on the Boards of Caterpillar, Inc., Alcatel-Lucent, Entergy, Inc. and the Advisory Board for China Telecom.

Mr. Blount brought KBR decades of experience in executive positions, including as one of four group presidents for AT&T, Inc., and his many years of experience dealing with risk oversight and governance issues for public companies in the United States, Australia and the United Kingdom served KBR well. Through executive or board leadership positions, Mr. Blount also brought extensive experience in several world regions that are a focus of KBR’s business, including Europe, Australia and China. In addition, Mr. Blount qualified as an audit committee financial expert under the rules of the NYSE and provided expertise that assisted the Board and the Audit Committee with their risk oversight function.

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Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information, as of February 28, 2015, regarding the beneficial ownership of KBR’s common stock by persons known by KBR to beneficially own more than five percent of its outstanding common stock, each director or nominee, each of the named executive officers referenced in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to KBR. To our knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.

Name and Address of Beneficial Owner(1)	Shares of KBR Common Stock Beneficially Owned
	Number of Shares(2)	Percentage of Class
Balyasny Asset Management L.P.(3) 181 West Madison Street, Suite 3600, Chicago, Illinois 60602	10,740,192	7.40%
BlackRock, Inc.(4) 55 East 52nd Street, New York City, New York 10022	9,925,260	6.80%
Platinum Investment Management Limited(5) Level 8, 7 Macquarie Place, Sydney NSW 2000, Australia	9,258,181	6.40%
The Vanguard Group(6) 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	8,645,454	5.95%
Huber Capital Management, LLC(7) 2321 Rosecrans Avenue, Suite 3245, El Segundo, California 90245	8,170,791	5.63%
T. Rowe Price Associates, Inc.(8) 100 East Pratt Street, Baltimore, Maryland 21202	7,851,340	5.40%
Stuart J. B. Bradie(10)	—	—
Michel P. Dauzat(9)(10)	57,788	*
Andrew D. Farley(9)	159,030	*
Brian K. Ferraioli(9)(10)	10,372	*
Ivor J. Harrington(9)(10)	77,481	*
Roy B. Oelking(9)(10)	70,478	*
Andrew T. Summers(9)	69,627	*
William P. Utt(9)	34,501	*
Mark E. Baldwin(9)(10)	5,778	*
James R. Blackwell(9)(10)	5,189	*
W. Frank Blount(9)(10)	30,473	*
Loren K. Carroll(9)(10)	30,473	*
Jeffrey E. Curtiss(9)(10)	33,973	*
Umberto della Sala(10)	—	—
Lester L. Lyles(9)(10)	20,796	*
Jack B. Moore(9)(10)	11,492	*
Richard J. Slater(9)(10)	38,236	*
All directors and executive officers as a group (25 persons)(9)(10)	819,203	*

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*

Less than one percent (1%).

(1)

The address of each of the named executive officers and directors is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

(2)

Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and executive officer and the directors and executive officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.

(3)

Based solely on a Schedule 13G filed February 13, 2015, Balyasny Asset Management L.P. is deemed to be the beneficial owner of 10,740,192 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(4)

Based solely on a Schedule 13G filed January 12, 2015, BlackRock, Inc. is deemed to be the beneficial owner of 9,925,260 shares as a result of being a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(5)

Based solely on a Schedule 13G filed February 12, 2015, Platinum Investment Management Limited is deemed to be the beneficial owner of 9,258,181 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(6)

Based solely on a Schedule 13G filed February 9, 2015, The Vanguard Group is deemed to be the beneficial owner of 8,645,454 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(7)

Based solely on a Schedule 13G filed February 12, 2015, Huber Capital Management, LLC is deemed to be the beneficial owner of 8,170,791 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(8)

Based solely on a Schedule 13G filed February 17, 2015, T. Rowe Price Associates is deemed to be the beneficial owner of 7,851,340 shares as a result of being an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(9)

Includes the following shares of restricted stock and/or restricted stock units that have vested or will vest on or before April 28, 2015: Mr. Dauzat, 11,168; Mr. Farley, 84,522; Mr. Ferraioli, 3,081; Mr. Harrington, 19,094; Mr. Oelking, 17,358; Mr. Summers, 48,861; Mr. Utt, 34,401; Mr. Baldwin, 5,778; Mr. Blackwell, 5,189; Mr. Blount, 30,473; Mr. Carroll, 30,473; Mr. Curtiss, 33,973; Mr. Lyles, 20,796; Mr. Moore, 11,492; Mr. Slater, 38,236; and all executive officers as a group, 264,399. Includes the following shares that may be acquired upon the exercise of options that are exercisable or will become exercisable on or before April 28, 2015: Mr. Dauzat, 46,620; Mr. Farley, 74,508; Mr. Ferraioli, 7,291; Mr. Harrington, 58,387; Mr. Oelking, 53,120; Mr. Summers, 20,766; and all executive officers as a group, 378,294. Includes 100 shares of common stock purchased by Mr. Utt on November 21, 2006.

(10)

Does not include the following shares of restricted stock units as to which the holder has no voting power and no investment power, but which will convert to common stock on a 1-to-1 ratio upon vesting, which for some restricted stock units requires that certain performance measures be met: Mr. Bradie, 290,071; Mr. Dauzat, 93,765; Mr. Ferraioli, 92,653; Mr. Harrington, 101,230; Mr. Oelking, 100,650; and all executive officers and directors as a group, 959,208.

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Executive Officers

Eileen G. Akerson, 49, is KBR's Executive Vice President and General Counsel. She was appointed to this role effective November 1, 2014. Ms. Akerson recently served in an Operational role as Senior Vice President, Commercial responsible for project commercial management and oversight of the review and approval process for significant transactions and joint venture relationships. Previously, Ms. Akerson served as Vice President – Legal & Chief Counsel, responsible for managing the legal functions for the Hydrocarbons Business Group. She also provided advice and counsel to senior management on company policies affecting ethics and compliance matters. Prior to joining KBR in 1999, Ms. Akerson worked as an attorney for Spriggs & Hollingsworth in Washington D.C. Ms. Akerson earned a Bachelor of Arts degree at Catholic University of America and a Doctor of Jurisprudence from Catholic University of America; Columbus School of Law. Ms. Akerson is a member of the bars of Texas, Connecticut, and the District of Columbia.

Jan Egil Braendeland, 47, is KBR's President, Engineering & Construction (E&C) Europe, Middle East and Africa (EMEA). Previously, he served as President, Oil & Gas, the position to which he was appointed after re-joining KBR in July 2013. He brings a consistent record of successful leadership with 22 years of experience in the upstream industry. He has a broad international experience in locations that include Norway, Singapore, Brazil, Angola, South Africa, Algeria, the U.K., and the U.S. Mr. Braendeland was previously employed by KBR for 18 years, where he held various leadership positions, the last being Senior Vice President, Business Development, Oil & Gas. He also worked for a brief period at another firm as Senior Vice President, Global Business Development, Upstream. He holds a Master of Science in Marine Engineering and Naval Architecture from the Norwegian Institute of Technology and a postgraduate diploma in business and administration from the University of Surrey in England.

John Derbyshire, 64, is KBR's President, Technology & Consulting. He joined KBR in 2008. His 37 years of experience have focused on managing companies involved in engineering design, technology licensing, project execution and customer services. Previously at KBR, he served as President, KBR Technology and was responsible for KBR’s global technology licensing business, delivering technology, proprietary equipment, engineering and consulting services to the refining, petrochemical, coal monetization and synthesis gas segments. Prior to his current role, he was Senior Vice President, Commercial Management for the Technology Business Unit. Before joining KBR, Mr. Derbyshire was Vice President and General Manager of Invensys Process Systems global solutions business and held numerous executive leadership roles at Aspen Technology. He also served as a Vice President, Sales and Marketing at ABB Process Automation. Mr. Derbyshire holds a Bachelor of Science in Chemical Engineering from the University of Salford in the UK.

Brian K. Ferraioli, 59, is KBR's Executive Vice President and Chief Financial Officer. Mr. Ferraioli joined KBR in late October 2013. Prior to joining KBR, he held the position of Executive Vice President and Chief Financial Officer at The Shaw Group in Baton Rouge, Louisiana, beginning in July 2007. Before joining Shaw, Mr. Ferraioli served in numerous roles at Foster Wheeler AG in Clinton, New Jersey. He began his Foster Wheeler career in 1979 as an internal auditor and rose through the corporate ranks, ultimately becoming a Vice President and Corporate Controller. Mr. Ferraioli is a member of the Board of Directors of The Babcock & Wilcox Co. in Charlotte, North Carolina.

Ivor J. Harrington, 50, is KBR's President, E&C Asia Pacific. Prior to 2015, he was Group President, Gas Monetization for KBR. In August 2013, Gas Monetization became a stand-alone Business Group alongside the three existing KBR Business Groups: Hydrocarbons; Infrastructure, Government & Power; and Services. Mr. Harrington was asked to lead Gas Monetization to broaden his experiences. Prior to this move, Mr. Harrington served as KBR’s Group President, Services, the position to which he was appointed when he joined KBR in May 2012. Mr. Harrington has more than 25 years of experience in the engineering, construction and maintenance industry, where he has been involved with global business turn-around, project management, sales, and operations management. Previously, Mr. Harrington was Executive Vice President and Group Chief Executive Officer of Global Infrastructure at Harsco Corporation. While there, he was responsible for multinational infrastructure operations that provided engineered concrete forming, scaffolding and other access products and services to worldwide industrial and civil works construction and plant maintenance markets. Prior to joining Harsco, Mr. Harrington spent 20 years at Fluor Corporation in various senior executive positions including Senior Vice President and Business Line Lead, Chemicals; Senior Vice President and Business Line Lead, Manufacturing and Life Sciences; Senior Vice President, International Operations; and Head of Sales, Marketing and Strategic Planning for the Global Services Business Group.

K. Graham Hill, 61, is KBR’s new Executive Vice President responsible for Global Business Development & Strategy. He joined KBR in November 2014. He has 37 years of experience in the hydrocarbons industry in all aspects of contracting; commercial foundations for mutual success; negotiation and all technical aspects of the EPC business. Prior to joining KBR, Mr. Hill held the position of Senior Vice President of Global Business Development at WorleyParsons. Mr. Hill holds a Master of Chemical Engineering degree from the University of Cambridge, England. He is a Fellow of the Institution of Chemical Engineers (FIChemE), UK and a Chartered Engineer (CEng). He is a graduate of the Australian Institute of Company Directors (GrAICD).

Farhan F. Mujib, 51, is KBR’s Executive Vice President, Commercial and will continue to lead the implementation phase of the KBR Transformation. He joined KBR in 1988. During his 27-year career he has worked in Africa, Australia, Asia, Europe, the Americas, and the Middle East, employing his thorough knowledge of international project requirements, cultural sensitivities and business practices to manage a number of major developments. Prior to this role, he was Executive Vice President, Global Operations and also served in roles with increasing responsibility that included Senior Vice President-Project Management with responsibility for major Gas Monetization projects executed from KBR’s London office as well as sponsor roles on major LNG/GTL projects in Australia & Africa. He holds a Bachelor of Science (Civil Engineering), University of Engineering and Technology, Lahore, Pakistan; a Master of Engineering, Asian Institute of Technology, Bangkok, Thailand; and a Master of Business Administration, Macquarie University, Sydney, Australia. He is a Fellow, Institution of Engineers, Australia and is a Chartered Professional Engineer.

Roy B. Oelking, 62, is KBR's President, E&C Americas. Prior to 2015, he was President of KBR's Hydrocarbons Business Group since March 2011, which served the Oil & Gas, both upstream and downstream, and Technology industries. Prior to that role, Mr. Oelking was President of KBR’s Oil and Gas division. Mr. Oelking joined KBR in November 2008 and was appointed to this position in November 2009. Prior to joining KBR, Mr. Oelking had 35 years of experience in project management, engineering and construction of oil and gas projects in the Americas, Middle East, Asia Pacific, Africa, and Russia, as Senior Vice President — Upstream with Worley Parsons from 2003 and with J. Ray McDermott for 29 years prior to that.

Andrew Pringle, 68, is KBR's President, Government Services. He joined KBR in April 2008. Since joining KBR, Mr. Pringle has served as Vice President Government and Defence, EMEA; Vice President International Government Defence and Support Services; and President Infrastructure Government and Power EMEA. He has 14 years of industry experience. Retiring from the British Army as a Major General in 2001 after a broad range of combatant command, and operational staff appointments in a

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37-year career, Pringle developed a wide-ranging defence related consultancy business serving American, U.K., and European clients. Mr. Pringle has an Honours Degree in Applied Science from The Royal Military College of Science, and he is a graduate of the Army Staff College, the Higher Command and Staff Course and The Royal College of Defence Studies.

Nelson E. Rowe, 50, is KBR's Vice President and Chief Accounting Officer. Mr. Rowe was appointed to his position in March 2014. Prior to his current role, Mr. Rowe was KBR’s Vice President and Business Group Controller, most recently supporting the Infrastructure, Government & Power and Services Business Groups. Mr. Rowe joined KBR in March 2011. Prior to joining KBR, Mr. Rowe was Vice President, Finance & IT of Dresser, Inc. from March 2006 to March 2011 and was Director, Operations Finance of Dresser Wayne from February 2004 to March 2006.

David Zelinski, 53, is KBR's President – Onshore for E&C Americas. He joined KBR in 2012. Mr. Zelinski has 30 years of industry experience in the engineering and construction of large energy projects on a global basis. Prior to his current role, he was President, Downstream, responsible for all engineering, procurement and construction services for Downstream projects, globally. Prior to joining KBR, he was Senior Vice President and Business Line Leader for the Downstream Business Line of Fluor’s Energy and Chemicals Group since June 2010. From 2004-2010, he was Business Line Sales Lead, Downstream. Previously, Mr. Zelinski was Vice President, Corporate for Colt Engineering Corporation in Calgary, Alberta. Mr. Zelinski holds a Bachelor of Science in Chemical Engineering from the University of Calgary, and a Master of Business Administration from the University of Western Ontario.

Corporate Governance

CORPORATE GOVERNANCE MATERIALS

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Code of

Business Conduct and Corporate Governance Guidelines and the charters of each of the committees of our Board of Directors on our website at www.kbr.com, and copies will be provided to any stockholder who requests them by writing to our Investor Relations Department at: 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

ROLE OF THE BOARD OF DIRECTORS

The Board of Directors represents the interests of our stockholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide oversight of the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing stockholder value over the long term. To this end, Board members are expected to act in the best interests of all stockholders, be knowledgeable about our businesses, exercise informed and independent judgment and maintain an understanding of general economic trends and conditions as well as trends in corporate governance. In addition, it is our

Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as stockholder meetings. All of KBR’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during 2014. Our Corporate Governance Guidelines provide that all Directors should attend our annual stockholder meetings and all of our directors attended our 2014 Annual Meeting of Stockholders.

INDEPENDENCE STANDARDS

At this time, all of our directors are independent, as set forth in our Corporate Governance Guidelines and outlined below, except our President and Chief Executive Officer, Mr. Bradie, who does not qualify as an independent director.

A director will be considered independent under our Corporate Governance Guidelines if he or she:

•

has no material relationship with KBR;

•

has not been employed by us or any affiliate of ours during the preceding three years, and no member of the director’s immediate family has been employed as an executive officer of ours or any of our affiliates during the preceding three years;

•

has not received, and does not have an immediate family member who has received, during any twelve-month period within the preceding three years, more than $100,000 in direct compensation from KBR, other than director’s fees, committee fees or pension or deferred compensation for prior service;

•

is not a partner or an employee of KBR’s independent auditor, and was not during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

does not have an immediate family member who is a partner of KBR’s independent auditor or an employee of KBR’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice or was during the past three calendar years a

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partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

is not a current employee and does not have an immediate family member who is a current executive officer of any company that has made payments to, or received payments from, KBR or any of its affiliates in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of our or such other company’s consolidated gross revenues; and

•

has not (and has not had a family member who) within the preceding three years served as an executive officer with a company for which a KBR executive served on its compensation committee.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All directors complete independence questionnaires at least annually and our Board makes determinations of the independence of its members under the listing standards of the NYSE and the SEC requirements for Audit Committee members. Our Board believes that its membership should include no more than two directors who are also employees of KBR. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

AUDIT COMMITTEE FINANCIAL EXPERT DETERMINATIONS

Our Board has determined that each member of its Audit Committee is financially literate and qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K and, as described above, that each member of the Audit Committee is independent, as defined by our Corporate Governance Guidelines, the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Since March 31, 2014, Mr. Carroll, the Company’s former Lead Director, began serving as non-executive Chairman of the Board. Our non-executive Chairman leads the Board. Mr. Carroll has significant board experience, as described in his biographical information in this proxy statement, and works closely with Mr. Bradie and the Board on risk oversight and governance matters. Prior to being non-executive Chairman of the Board, Mr. Carroll served as the company’s Lead Director, as well as Chairman of the Nominating and Corporate Governance Committee, since 2012, and a director since April 2007. Our CEO is responsible to the Board for the overall management and functioning of the company.

KBR’s Corporate Governance Guidelines provide for the Chairman of the Board, if the Chairman of the Board is independent, to perform a strong role in the leadership of the Board, as follows:

•

The Chairman of the Board presides at executive sessions of the non-executive directors at each regular Board meeting and sets the agenda for these sessions.

•

The Chairman of the Board approves meeting agendas for each regular Board and committee meeting and approves the information to be sent to the directors with respect to each meeting.

•

The Chairman of the Board presides at the executive session of the Board to evaluate the performance of our CEO. In addition, he has a key role in communicating to the CEO, after approval by the Compensation Committee, the evaluation and compensation of the CEO for the next full year and the results of the Board’s review and approval of management succession plans and development programs.

•

As Chairman of the Nominating and Corporate Governance Committee, Mr. Carroll leads the director selection and nomination process and the assignment of directors to committees of the Board.

KBR’s Corporate Governance Guidelines provide for the following checks and balances regarding the role of the CEO:

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The CEO may not serve on any committees of the Board, as only non-executive directors may do so.

•

One of the elements of the CEO’s evaluation is the extent to which he keeps the Board informed on matters affecting the company and its operating units.

•

At least two-thirds of the Board must be independent directors. In practice, our CEO has been the only executive director at KBR since its inception as an independent public company. Each of our other directors is independent, as defined under the listing standards of the NYSE.

KBR’s Board of Directors has determined that its current leadership structure is appropriate as of the date of this proxy statement, given the complexity and global nature of KBR’s business and the risks inherent in our business. The Board believes that Mr. Carroll, acting in his role as non-executive Chairman, is well positioned to facilitate communications with the Board of Directors and stockholders about our complex business. During Mr. Carroll’s service on the Board, KBR’s business has undergone significant transformation, including reorganization into more strategically-aligned business groups, and evolution from a wholly-owned subsidiary with significant support from its parent company into an independent operating company.

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RISK OVERSIGHT ROLE OF THE BOARD OF DIRECTORS

KBR’s Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the company are part of its meetings and deliberations throughout the year. As part of the implementation of KBR's new strategy, KBR's management is improving its enterprise risk management system to provide greater executive oversight for managing risks. Once this update is complete, management will provide the Board regular reports regarding significant strategic, operational, financial, and hazard risks determined by management to have a potential significant impact on the company as a whole. The risk report involves both current and emerging risks and is the culmination of a process involving input from all business groups and executive leadership. Management's assessment of risk will include specific strategic, operational, financial and hazard risks, the perceived trend for each of those specific risks — whether increasing, decreasing or stable — and the measures being taken to monitor and mitigate those risks.

In addition to the enterprise risk management process described above, the Board also engages in risk oversight through the project approval process, whereby projects reaching a threshold level of expected revenues require Board approval. Fixed-price contracts have a lower threshold level than reimbursable-type contracts because of their potential price and financial risks. In reviewing projects, the Board is presented with management’s assessment of a particular project’s cost exposure associated with operations risk, liabilities and funding risks, among others. In this manner, KBR’s Board is engaged in risk oversight at the outset of the largest projects, which could have a material effect on KBR’s operations.

The Board is also engaged in risk oversight through regular reports from its Audit Committee. The Audit Committee is charged with reviewing with management the company’s major financial risk exposures, as well as other areas of risk exposure if requested to do so by the Board, and the steps management has taken to monitor and mitigate those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, liquidity and capital resources, financial reporting and disclosures, regulatory and tax risks, among others. The Audit Committee also receives reports from management regarding compliance risks and Code of Business Conduct matters. The Audit Committee also reviews at least annually KBR’s policies and guidelines that govern the process by which risk assessment and enterprise risk management is undertaken. The Audit Committee also receives in-depth periodic reports from management regarding specific processes designed to monitor and manage risk, such as project estimation procedures and foreign exchange risk management. The Audit Committee conducts private sessions with KBR’s Chief Financial Officer, Vice President of Internal Audit and General Counsel at each regular meeting and with KBR’s independent auditors at each meeting prior to the release of quarterly and annual results. The Audit Committee Chairman gives a report of the Audit Committee’s activities to the full Board at each regular meeting and in this manner the entire Board is informed of matters that the Audit Committee determines warrant full Board discussion.

Finally, the Health, Safety, Security, Environment and Social Responsibility Committee has the responsibility for the oversight of KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas. The Health, Safety, Security, Environment and Social Responsibility Committee receives periodic reports from KBR’s Chief QHSE Officer relating to these risk exposures and the company’s efforts to mitigate those risks.

DIRECTORS’ MEETINGS AND STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board of Directors will meet each year immediately following the Annual Meeting of Stockholders to transact such business as may properly be brought before the meeting. Additional regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine, but shall consist of at least four other regularly scheduled meetings. Special meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the directors in office. KBR’s Bylaws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing or by electronic transmission. During 2014, the Board of Directors held nine meetings. The Chairman of the Board presides at all Board meetings.

During each regular Board meeting, KBR’s non-executive directors, all of whom have been determined by our Board to be independent under the standards of our Corporate Governance Guidelines and the NYSE, meet in scheduled executive sessions. Our non-executive Chairman of the Board, Mr. Carroll, presides at all executive sessions of the Board. During 2014, the non-executive directors met without management six times.

In addition, each December our non-executive directors meet in executive session to evaluate the performance of our Chief Executive Officer. In evaluating our CEO, the non-executive directors consider qualitative and quantitative elements of the CEO’s performance, including:

•

leadership and vision;

•

integrity;

•

keeping the Board informed on matters affecting KBR and its operating units;

•

performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

•

development and implementation of initiatives to provide long-term economic benefit to KBR;

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accomplishment of strategic objectives; and

•

development of management.

In addition, the non-executive directors annually review management succession plans and development programs for senior members of executive management. The evaluation and compensation for the next full year, and management succession plans and development programs will be communicated to the CEO only after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

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MANAGEMENT SUCCESSION PLANNING

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Our Corporate Governance Guidelines, which are available on our website at www.kbr.com/About/Corporate-Governance/, provide that the Board’s responsibility for effective governance of the corporation includes reviewing succession plans and management development programs for members of executive management. In 2008, the Board of Directors, with input from the Nominating and Corporate Governance Committee and the Chairman and CEO, developed KBR’s first comprehensive succession plan for all senior management positions. The development process included identification of internal candidates, any development needs for such candidates, and a determination of whether a search for external candidates would be more appropriate.

Issues relating to CEO succession planning are also addressed regularly, and no less than annually, by the entire Board. This process is led by the non-executive Chairman of the Board on behalf of the non-executive directors. As set out in our Corporate Governance Guidelines, KBR’s non-executive directors review succession plans and management development programs for members of executive management, including the CEO, on at least an annual basis. While the Nominating and Corporate Governance Committee performs the initial review of the succession plans and makes recommendations to the Board as necessary, the entire Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for succession of the CEO. This process necessarily involves the development and review of criteria for the CEO position that reflect the Company’s business strategy, and identifying and developing internal candidates or identifying the need for external candidates, as appropriate. Additionally, one of the elements that the CEO is evaluated upon each year by the Compensation Committee is the existence and completeness of a succession plan, including assessment and development of internal candidates for the CEO and top level executive positions. The evaluation and compensation of the CEO for the next full year, including an evaluation of the completeness of aspects of the management succession plans and development programs that are the responsibility of the CEO, are communicated to the CEO by the non-executive Chairman of the Board after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

THE BOARD OF DIRECTORS AND STANDING COMMITTEES OF DIRECTORS

KBR’s Bylaws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. A substantial portion of the analysis and work of the Board is done by standing Board committees. A director is expected to participate actively in the meetings of each committee to which he or she is appointed. At this time, the Board of Directors has four standing committees to which it has delegated certain duties and responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Health, Safety, Security, Environment and Social Responsibility Committee. Each of the standing committees is comprised entirely of non-executive and, in the business judgment of the Board, independent, directors. The members and chairmen of the respective committees are indicated below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety, Security, Environment and Social Responsibility Committee
Mark E. Baldwin	X			X
James R. Blackwell	X			X
W. Frank Blount **	X		X
Loren K. Carroll		X	X*
Jeffrey E. Curtiss	X*		X
Umberto della Sala		X		X
Lester L. Lyles	X			X*
Jack B. Moore		X	X
Richard J. Slater		X*	X
* Chairman ** not standing for re-election

The Board of Directors has approved a charter for each of the standing committees, which sets forth the duties and responsibilities delegated to each of the committees by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below.

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AUDIT COMMITTEE

The Audit Committee currently comprises Messrs. Baldwin, Blackwell, Blount, Curtiss, and Lyles. Mr. Curtiss serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate as defined in the listing standards of the NYSE and that each member of the Audit Committee is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met 11 times in 2014, five more times than it met in 2013. A copy of the Audit Committee’s charter is available on the Corporate Governance page of our website, www.kbr.com.

The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our principal independent public accountants and our internal auditing staff and reviews with the principal independent public accountants the effectiveness of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our Code of Business Conduct. The Audit Committee also engages our principal independent registered public accounting firm for each fiscal year, reviews the audit and other professional services rendered by our principal independent registered public accounting firm and periodically reviews the independence of our principal independent registered public accounting firm. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

COMPENSATION COMMITTEE

The Compensation Committee currently comprises Messrs. Carroll, della Sala, Moore, and Slater. Mr. Slater serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the listing standards of the NYSE. The Compensation Committee met five times during 2014.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers the compensation plans described in the Compensation Discussion and Analysis below. The Compensation Committee’s responsibilities include, but are not limited to:

•

evaluating and advising the Board regarding the compensation policies applicable to our executive officers, including guidance regarding the specific relationship of corporate performance to executive compensation;

•

reviewing and recommending to the Board: the corporate goals and objectives relevant to compensation for the CEO; the CEO’s performance in light of these established goals and objectives; the CEO’s compensation, including salary, bonus, incentive and equity compensation based on this evaluation and considering, with respect to the long-term incentive compensation component of the CEO’s compensation, KBR’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors it deems relevant;

•

reviewing the CEO’s recommendations with respect to, and approving, the compensation to be paid to KBR’s other executive officers in accordance with the general compensation policies established by the Board;

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reviewing and making recommendations to the Board with respect to incentive compensation and other stock-based plans;

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assisting the full Board with respect to the administration of KBR’s incentive compensation and other stock-based plans;

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maintaining appropriate, regular contact with KBR management;

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reviewing and discussing with management the “Compensation Discussion and Analysis” and determining whether to recommend to the Board that it be included in KBR’s annual proxy statement or annual report on Form 10-K;

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preparing and publishing, over the names of the members of the Compensation Committee, an annual executive compensation report as required by the SEC to be included in KBR’s annual proxy statement or annual report on Form 10-K;

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evaluating its own performance and reviewing the adequacy of its charter, at least annually;

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reviewing the risk assessment of KBR’s compensation plans to ensure that the programs do not create risks that are reasonably likely to have a material adverse effect on KBR;

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approving disclosures and making recommendations to the Board regarding the disclosures on KBR’s Advisory Vote To Approve Named Executive Officer Compensation and the Advisory Vote On The Frequency of Advisory Votes To Approve Named Executive Officer Compensation to be included in KBR’s annual proxy statement or annual report on Form 10-K and to disclose on Form 8-K, if required, the frequency in which KBR will hold the Advisory Vote To Approve Named Executive Officer Compensation; and

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selecting a compensation consultant or other adviser to the Compensation Committee after considering the factors identified by the SEC (as well as any other factors identified by the NYSE) as affecting the independence of such consultant or adviser, including, but not limited to the following:

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the provision of other services to KBR by the employer of the consultant or other adviser;

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the amount of fees received from KBR by the employer of the compensation consultant or other adviser, as a percentage of the total revenue of the employer of the compensation consultant or other adviser;

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the policies and procedures of the compensation consultant or other adviser that are designed to prevent conflicts of interest;

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any business or personal relationship of the compensation consultant or other adviser with a member of the Compensation Committee;

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any stock of KBR owned by the compensation consultant or other adviser; and

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any business or personal relationship between the Compensation Committee or other advisor or the compensation consultant or other advisor’s employee and any of executive officers of KBR.

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HEALTH, SAFETY, SECURITY, ENVIRONMENT AND SOCIAL RESPONSIBILITY COMMITTEE

The Health, Safety, Security, Environment and Social Responsibility Committee currently comprises Messrs. Baldwin, Blackwell, della Sala, and Lyles. Mr. Lyles serves as Chairman. The Health, Safety, Security, Environment and Social Responsibility Committee met twice in 2014.

The Health, Safety, Security, Environment and Social Responsibility Committee’s responsibilities include, but are not limited to:

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reviewing the status of KBR’s health, safety and sustainable development policies and performance, including processes to ensure compliance with applicable laws and regulations;

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reviewing KBR’s health, safety and sustainable development performance to determine consistency with policies and goals;

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reviewing and providing input to KBR on the management of current and emerging health, safety and sustainable development issues;

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overseeing KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas; and

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reviewing KBR’s political and charitable contributions as well as any trade organization memberships.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee currently comprises Messrs. Blount, Carroll, Curtiss, Moore, and Slater. Mr. Carroll serves as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met six times during 2014.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

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developing, implementing and periodically reviewing KBR’s corporate governance guidelines;

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developing and implementing a process to assess Board and committee effectiveness;

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identifying individuals qualified to become Board members, consistent with Board-approved criteria;

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performing an annual evaluation of our independent directors;

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determining the composition of the Board and its committees, including selection of the Director nominees for the next annual meeting of stockholders; and

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periodically reviewing the compensation paid to non-executive directors (including Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and making recommendations to the Board regarding any adjustments.

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STOCKHOLDER NOMINATIONS OF DIRECTORS

Stockholders may suggest candidates for nomination by the Nominating and Corporate Governance Committee by contacting the Committee in the manner provided below under “Contact the Board.” If selected for nomination by the Nominating and Corporate Governance Committee, as described below under “Process for the Selection of New Directors,” such candidate will be included in KBR’s proxy statement for the annual meeting of stockholders.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our Bylaws, although such nominees will not necessarily be included in KBR’s proxy statement. The Bylaws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to our Secretary at the address set forth on page 5 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice shall set forth the information required by our Bylaws, including:

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as to each person the stockholder proposes to nominate for election or reelection as a Director:

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the name, age, business address and residence address of the person;

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the principal occupation or employment of the person;

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the class and number of shares of KBR common stock that are beneficially owned by the person;

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all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

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such person’s written consent to serve as a director if elected;

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a description of all direct and indirect compensation and other material monetary or other arrangements between the stockholder and such person; and

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such person’s completed director’s and officer’s questionnaire and agreement not to enter into certain arrangements; and

•

as to the stockholder giving the notice:

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the name and record address of the stockholder;

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the class and number of shares of KBR common stock that are beneficially owned by the stockholder;

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a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination;

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any hedging or other transactions entered into with the effect or intent to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder with respect to KBR’s shares; and

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a representation whether the stockholder intends to solicit proxies from the holders of at least the percentage of common stock required to elect the nominee.

The proposed nominee may be required to furnish other information as KBR may reasonably require to determine the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

QUALIFICATIONS OF DIRECTORS

Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

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personal characteristics:

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highest personal and professional ethics, integrity and values;

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an inquiring and independent mind;

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practical wisdom and mature judgment;

•

broad training and experience at the policy-making level in business, government, education or technology;

•

expertise that is useful to KBR and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

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willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•

commitment to serve on the Board for several years to develop knowledge about KBR’s principal operations;

•

willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•

involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to KBR and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates, but KBR does not have a policy with regard to any particular aspect of diversity of its directors.

PROCESS FOR THE SELECTION OF NEW DIRECTORS

The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, KBR management, and stockholders. Each of the nominees for director at this meeting is an incumbent director recommended by the non-executive directors. The Committee may also retain an independent executive search firm to identify candidates for consideration. The Nominating and Corporate Governance Committee

will also consider candidates nominated by the stockholders in accordance with our Bylaws. A stockholder who wishes to recommend a prospective candidate should notify KBR’s Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who

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made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the Board membership criteria listed above. The Committee will determine, after discussion with the non-executive Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

CODE OF ETHICS

KBR has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. KBR’s code of ethics, known as its Code of Business Conduct, applies to all directors, officers and employees of KBR, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all employees of KBR and KBR’s agents. KBR has posted its Code of Business Conduct on its website, www.kbr.com. In addition, KBR intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct that relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, including the requirements of Item 5.05 of Form 8-K, by posting such information on its website, www.kbr.com. The most recent revisions to the Code of Ethics were approved by the Board of Directors in March 2015.

CONTACT THE BOARD

To foster better communication with our stockholders, KBR has established a process for stockholders and other interested parties to communicate with the Audit Committee and the Board of Directors. The process has been approved by our Board and its Audit Committee and is designed to meet the requirements of the NYSE and the SEC. You may communicate with our Board of Directors or the non-executive directors via mail (Board of Directors c/o Director of Business Conduct, KBR, Inc., P.O. Box 3406, Houston, Texas 77253-3406), telephone (1-855-231-7512 (toll-free from the U.S. or Canada) or 1-503-619-1884 (calling collect from any other country)), or e-mail (fhoukbrbod@kbr.com). Information regarding these methods of communication is also on our website, www.kbr.com, under “Corporate Governance.”

Our Director of Business Conduct reviews all communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, auditing matters or any other significant communications. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-executive directors are promptly sent to the non-executive Chairman of the Board. A report summarizing the significant communications is sent to each director quarterly and copies of communications are available for review by any director, except that those designated for the non-executive directors are not available to executive directors. The process has been approved by both the Audit Committee and the Board, and is designed to meet the requirements of the NYSE and the SEC. Concerns may be reported anonymously or confidentially.

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Compensation Discussion and Analysis

EXECUTIVE SUMMARY

NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis provides a detailed description of our compensation philosophy, objectives, policies, and practices in place during 2014, and explains the factors considered by the Compensation Committee of our Board of Directors (our “Compensation Committee” or the “Committee”) in making compensation decisions during 2014. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers or “NEOs” for 2014, namely:

Name	Title
Stuart J. B. Bradie (June 2, 2014-Present)	President and Chief Executive Officer
William P. Utt (through April 9, 2014)	Former President and Chief Executive Officer
Brian K. Ferraioli	Executive Vice President and Chief Financial Officer
Ivor J. Harrington	President E&C APAC
Roy B. Oelking	President E&C Americas
Michel P. Dauzat	Executive Project Director
Andrew T. Summers (through December 16, 2014)	Former Group President, Infrastructure, Government & Power
Andrew D. Farley (through November 1, 2014)	Former Executive Vice President & General Counsel

These NEOs, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee and our Board of Directors, are referred to as our “Senior Executive Management.”

FINANCIAL AND PERFORMANCE HIGHLIGHTS

Challenging Year

2014 was a transformational year for us. The project operational difficulties on several projects, together with the restatement of our 2013 financials and the material weaknesses discovered, resulted in losses for our stockholders. Appropriately, our NEOs who were with KBR for the entirety of 2014 did not receive any payouts under our 2014 short- and long-term cash incentive programs.

That said, our response to these challenges, the enhancements to our operating and financial control systems, and the rapid implementation of KBR’s transformation action-plan have set the platform for KBR to emerge as a stronger company for 2015 and beyond.

Transforming KBR for a Better Future

In December 2014, at the initiation of our newly-appointed chief executive officer (“CEO”), we began implementation of our plan for a major restructuring of KBR, which is described more fully on page 10 in the Proxy Summary at the beginning of this proxy statement. On December 31, 2014, we reorganized KBR into three businesses: Technology & Consulting, Engineering & Construction, and Government Services, and we began work on exiting our non-strategic businesses. We also embarked on a planned right-sizing of the continuing business and Corporate Departments, which we anticipate will result in a significant reduction in our costs of doing business, effective the latter part of 2015 and beyond.

Our CEO also recommended and made several significant strategic leadership changes during 2014, including:

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Creating a new Global Sales & Strategy leadership position and hiring an executive with significant sales and strategy experience in our industry;

•

Promoting executive leadership with significant global experience in our industry;

•

Hiring a new Global Head of Human Resources into our executive leadership team; and

•

Appointing a new global head of Health, Safety, Security, and Environment, reporting directly to the CEO.

In alignment with our commitment to safety, our CEO also launched our Zero Harm initiative company-wide aimed at continuously decreasing our recordable incident rates in an effort to become a safety industry leader. As our safety results show, our actions are working toward our goal of Zero Harm. Our recordable incident rate dropped from .38 in 2013 to .30 in 2014, and our recordable incident rate in 2015 as of the end of February is .16.

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Performance of Our New CEO

Since joining KBR on June 2, 2014, Mr. Bradie’s performance has exceeded our expectations. Not only did he address the material weaknesses noted earlier, he also implemented our Zero Harm program and developed and began implementation of KBR’s major restructuring all within just six months. Mr. Bradie’s efforts helped KBR win a number of key, strategic contracts, including: (1) high density polyethylene facility engineering, procurement, and construction (EPC), Gemini HDPE LLC (Ineos / Sasol), La Porte, Texas; (2) engineering design services for the Abu Dhabi Marine Operating Company Al-Nasr Full Field Development project, Hyundai Heavy Industries Co. Limited, Offshore Abu Dhabi; (3) reimbursable EPC services for a new grassroots urea plant, Koch Nitrogen Company, LLC, Enid, Oklahoma; (4) debottlenecking and expansion front end engineering and design (FEED) of the Petrokemya Butadiene Extraction Plant, Saudi Basic Industries Corporation, Al Jubail, Saudi Arabia; (5) Granherne awarded BP Kaskida full field development pre-FEED and HESS Ghana FPSO pre-FEED; (6) two mega liquefied natural gas (LNG) pre-FEED awards for confidential clients; (7) catalytic olefins process technology license and basic engineering design services to revamp an existing steam cracker plant, Lotte Chemical Titan (M) SDN. BHD., Asia Pacific Region; (8) ammonia synthesis licensed technology and EPC services to build a world-scale ammonia plant, Yara International and BASF Group’s new joint production company, Freeport, Texas; (9) Global Upstream Alliance Partner to provide capability support, services (Pre-FEED and FEED), and project management services across all of BG Group’s Global Upstream Portfolio, BG Group, worldwide; and (10) Coral South Development Project floating LNG facility FEED, Eni East Africa SpA, Mozambique.

Our new CEO and other members of Senior Executive Management are working together to implement KBR’s restructure. Our focus is winning the right work, executing to our commitments, and driving out unnecessary cost. Please refer to the Proxy Summary on page 10 at the beginning of this proxy statement for more examples of operational, financial, and business development progress made over the past several months.

Pay for Performance in 2014

Our NEOs who were with KBR for the entirety of 2014 did not receive any payouts under our 2014 Short-Term Incentive Plan. Likewise, the long-term cash performance awards payable for the three-year period ending on December 31, 2014, earned $0, which represents 60% of our NEOs’ annual long-term incentive compensation opportunity. In addition, restricted stock unit and stock option holdings, which represent 40% of our NEOs’ annual long-term incentive compensation, are significantly devalued and all of our NEOs’ stock options granted in the last five years are currently underwater.

These results demonstrate a compensation plan designed on the principles of “Pay for Performance” and fully aligned with the disappointing financial and operational results for 2014. Equally evident is the resultant challenge of ensuring retention and forward-incentive for the existing and new members of our executive leadership team.

Clawback of 2013 Compensation

Due to the restatement of our 2013 financial results, our Compensation Committee and Board of Directors implemented our clawback policy and sought and recovered from our NEOs who are current executive officers and the former CEO and chief accounting officer the portion of their 2013 Short-Term Incentive Plan payouts that should not have been paid in light of the restatement. Our current CEO, Mr. Bradie, was not an employee in 2013, and our current chief financial officer, Mr. Ferraioli, joined KBR on October 28, 2013, and was not eligible for a 2013 Short-Term Incentive Plan payout. Thus, neither Mr. Bradie nor Mr. Ferraioli were subject to any clawbacks.

Changes Made to 2015 Compensation

Upon the recommendation of our CEO, based on prior year performance and peer-comparative data, our Compensation Committee approved zero 2015 base salary increases, zero 2015 short-term incentive target increases, and zero 2015 long-term incentive target increases for all NEOs (excluding the CEO).

Based on peer-comparative data for his level of compensation, on his non-involvement (pre-hire) in the 2013 financial and operational problems, and on our Board’s total satisfaction with his immediate personal engagement in formulating and leading KBR’s business transformation actions (our CEO's performance is more fully described on this page in the section titled “Performance of Our New CEO”), our Compensation Committee and Board approved modest increases to our CEO’s short- and long-term incentive targets for 2015 but made no increase to his base salary. The CEO’s 2015 total target compensation was kept below the median total target compensation for our E&C Peer Group (our E&C Peer Group is described below in the section titled “Benchmarking Compensation”).

OVERVIEW OF EXECUTIVE COMPENSATION PHILOSOPHY, POLICIES AND PRACTICES

Philosophy

Our Compensation Committee regularly reviews the elements of the individual compensation packages for our CEO and Senior Executive Management. Our Compensation Committee delegates to our CEO the duty to approve and administer the individual compensation packages for our other executives and employees, excluding our Senior Executive Management, subject to the Committee’s annual review of the delegation.

Our compensation plans are designed to achieve the following primary objectives:

•

provide a clear and direct relationship between executive pay and Company (and Business, as applicable) performance, both on a short- and long-term basis;

•

emphasize operating and financial performance measures;

•

link executive pay to measures of stockholder value;

•

support our business strategies and management processes in order to motivate our executives; and

•

generally target base salary, short-term incentives, long-term incentives, and total compensation levels near the 50th percentile of the competitive market for good performance and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

Our executive compensation program is regularly reviewed to ensure that the program’s components continue to align with the above objectives and that the program is administered in a manner consistent with established compensation policies.

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Policies and Practices

Below is a summary of our compensation policies and practices in place during 2014 for our Named Executive Officers:

Clawbacks
•

If our Committee determines that a NEO (or any other employee) has been paid incentive compensation based on restated financial results, the Committee may seek recovery of any overpayments, as took place with respect to 2013 short-term incentives.

Stock Ownership Guidelines	• We require our NEOs to own a significant amount of stock to align their interests with our stockholders.
No Pledging	• No officers may pledge Company stock.
No Hedging	• No officers may hedge Company stock.
No Option Repricing	• We prohibit the repricing of KBR stock options.
Benchmarking
•

Base salary, short-term incentives, long-term incentives and total compensation levels are generally targeted near the median of peer companies for good performance, and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

Performance-Based Compensation	• A majority of our NEO’s compensation is performance-based compensation and is paid on the achievement of absolute and relative performance goals.
Double-Trigger
•

Severance and change-in-control agreements require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits.

No Employment Agreements	• No employment agreements are provided.
No Tax Gross-Ups	• No excise tax gross-up agreements are provided.
No House Buyouts	• No house buyouts are provided to any NEOs.

We encourage you to read the following detailed discussion and analysis of our executive compensation program, including the tables that follow the Compensation Discussion and Analysis.

Third-Party Consultants

Under its charter, our Compensation Committee is authorized to retain a compensation consultant and has the sole authority to approve the consultant’s fees and other retention terms. While our Compensation Committee believes that using third-party consultants is an efficient way to keep current regarding competitive compensation practices, our Compensation Committee does not accord undue weight to the advice of outside professional advisors, but instead makes changes in our compensation program in light of whether the program’s intended objectives are being achieved. In 2014, our Compensation Committee used the services of one compensation consulting firm, Meridian Compensation Partners, LLC (“Meridian”). Our Compensation Committee engaged and managed its relationship with the Meridian executive compensation consultants directly. In addition, Meridian reported directly to the Compensation Committee with respect to all executive compensation matters.

The nature and scope of Meridian’s engagement by the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Meridian with respect to the performance of its duties to the Compensation Committee included engaging Meridian to provide the Compensation Committee with: (1) a 2014 proxy update; (2) a review of the peer groups used to assess the competitiveness of our executive compensation programs for the 2014-2015 compensation cycle; (3) regular updates of the valuation of our long-term cash performance awards; (4) a competitive market study of executive compensation for the Senior Executive Management; (5) regular updates on notable legislative and regulatory activities; (6) a review of the risk profile of the proposed long-term incentive performance metrics for 2015; (7) a review of the CEO’s 2015 executive compensation recommendations for our Senior Executive Management; and (8) a review of the CEO’s compensation for 2015.

Outside of providing executive and director advisory services to our Compensation Committee and our Nominating and Corporate Governance Committee (as noted below under Director Compensation), Meridian provided no other services to us or our affiliates. In May 2014, after the Compensation Committee reviewed the independence factors approved by the SEC for implementation by the NYSE in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) for compensation consultants and considered Meridian’s independence based on such factors, the Compensation Committee confirmed Meridian’s independence and approved the continued retention of Meridian.

Benchmarking Compensation

In the design and administration of our 2014 executive compensation programs for our Named Executive Officers, our Compensation Committee considered competitive market data from our Engineering and Construction (“E&C”) Peer Group. Our Compensation Committee also used its discretion and business judgment in determining overall compensation.

The E&C Peer Group is comprised of nine companies with primary operations in the engineering, construction, and services industry, against which we believe KBR most competes for employees and business. The compensation data for our E&C Peer Group was obtained from publicly available sources, including proxy statements and Form 4 and 8-K disclosures, and was not adjusted.

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The E&C Peer Group used for 2014 compensation decisions consisted of the following companies:

Data in billions – as of 12/31/2014 (except as noted below)

Company	Revenues	Assets	Market Cap
AECOM Technology Corporation(1)	$8.357	$6.123	$3.264
Chicago Bridge & Iron Company N.V.	$12.975	$9.381	$4.526
EMCOR Group, Inc.	$6.425	$3.389	$2.917
Fluor Corporation	$21.532	$8.194	$9.472
Foster Wheeler AG(2)	$2.445	$2.521	$3.267
Jacobs Engineering Group Inc.(3)	$12.695	$8.243	$5.786
McDermott International, Inc.	$2.301	$3.444	$0.692
Quanta Services, Inc.	$7.851	$6.312	$6.032
URS Corporation(4)	$5.092	$8.655	$4.188
Median (including KBR)	$7.138	$6.218	$3.728
KBR, INC.	$6.366	$4.199	$2.459
(1)

AECOM Technology Corporation's Revenue, Assets, and Market Cap are as of 9/30/2014, Fiscal Year End.

(2)

Foster Wheeler AG's Revenue and Assets are as of 9/30/2014, not Fiscal Year End, but last reported quarter prior to its acquisition by AMEC plc (now Amec Foster Wheeler plc). Foster Wheeler AG's Market Cap is as of 8/29/2014.

(3)

Jacobs Engineering Group Inc.'s Revenue is as of 9/26/2014; its Assets are as of 12/26/2014 and Market Cap is as of 12/31/2014, not Fiscal Year End, but last reported quarter.

(4)

URS Corporation's Revenue and Assets are as of 7/4/2014, not Fiscal Year End, but last reported quarter prior to its acquisition by AECOM Technology Corporation. Market Cap is as of 8/29/2014.

In addition to publicly-available data for the E&C Peer Group, a supplemental group of companies was selected to provide additional data for assessing the competitiveness of our compensation programs for our Named Executive Officers. The Diversified Peer Group consisted of 26 companies that were participants in the Equilar Executive Compensation Survey (which was used by Meridian to analyze peer company compensation data that was not publicly available), crossing multiple manufacturing and operations-focused industries of similar size and scope as KBR. The companies were generally selected based on company revenue, size, complexity and performance, and the nature of their principal business operations with specific emphasis on engineering, heavy manufacturing, and industrial services. Special consideration was also given to companies based in Houston. The Compensation Committee believes the Diversified Peer Group appropriately represents both the local Houston and the broader market for key management and technical talent. The companies that comprised the Diversified Peer Group used for 2014 compensation decisions were: AECOM Technology Corporation; The Babcock & Wilcox Company; BorgWarner Inc.; Cameron International Corporation; CH2M Hill Companies, Ltd.; Dover Corporation; Eaton Corporation PLC; EMCOR Group, Inc.; Flowserve Corporation; Fluor Corporation; Foster Wheeler AG; Ingersoll-Rand, PLC.; Jacobs Engineering Group Inc.; Masco Corporation; McDermott International, Inc.; Newell Rubbermaid Inc.; Oil States International, Inc.; Parker-Hannifin Corporation; Pentair plc; Parsons Corp.; Rockwell Collins, Inc.; Science Application International Corporation; Tetra Tech, Inc.; Textron Inc.; Vulcan Materials Company; and Waste Management, Inc.

During 2014, our Compensation Committee asked Meridian to review the appropriateness of the E&C and Diversified Peer Groups used in the assessment of the competitiveness of our executive compensation programs. The review considered several factors relating to the companies in both our E&C and Diversified Peer Groups, including an analysis of certain financial metrics drawn from the Equilar Executive Compensation Survey (i.e., revenue, net assets, market capitalization, enterprise value, and number of employees), the business strategies of the peer group companies, the effects of corporate transactions, and the availability of market data. As a result of the review, for 2015 our Compensation Committee maintained the same E&C Peer Group but made slight changes to our Diversified Peer Group. The changes to our Diversified Peer Group were made due to several peers not participating in the Equilar Executive Compensation Survey. The average revenue of the revised Diversified Peer Group was lower than last year’s Diversified Peer Group’s revenue.

Role of Compensation Committee and CEO

During 2014, our CEO made recommendations to our Compensation Committee regarding the compensation and incentives for our Senior Executive Management. Our CEO also:

•

recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;

•

reviewed competitive market data for Senior Executive Management positions; and

•

developed specific recommendations regarding the amount and form of equity compensation to be awarded to our Senior Executive Management.

Based on the CEO’s recommendations and in concert with him, our Compensation Committee’s role is to annually review and approve the compensation and incentive awards for our Senior Executive Management.

Changes Made in 2014

In 2014, our Compensation Committee determined to continue with our current compensation practices relatively unchanged except for modifications to align our long-term incentives with our E&C Peer Group. The Compensation Committee approved these modifications prior to any knowledge of the 2013 restatement and material weaknesses. We revised the mix of our long-term incentives to increase the percentage of restricted stock units from 15% to 25% and decrease the percentage of stock options from 25% to 15%, which was the most common practice of our E&C Peer Group. KBR Performance Cash Awards still comprised a larger percentage (60%) of our NEOs’ target dollar value of long-term incentives than did restricted stock units and stock options (together, 40%). In addition, we reduced the restricted stock unit vesting period from five years to three years because none of our E&C Peer Group companies had five-year vesting schedules and three-year vesting schedules were the most common practice of our E&C Peer Group. Finally, we modified the performance ladder of the KBR Performance Cash Awards to reflect mergers of companies in our KBR Performance Cash Award peer group. All of the changes made to our 2014 long-term incentives were made based on the Compensation Committee’s review of the competitiveness of KBR’s compensation program with our E&C Peer Group.

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STOCKHOLDER ADVISORY VOTE ON COMPENSATION

We believe we have a well-designed executive compensation program. The most recent stockholder advisory proposal on executive compensation (“Say-on-Pay Proposal”) was presented to our stockholders during the Company’s annual meeting of stockholders on May 15, 2014. At that 2014 annual meeting, approximately 80% of the votes cast (in person and by proxy) on the Say-on-Pay Proposal were voted in favor of the proposal.

Our Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions. We will continue to engage in all efforts to speak with investors and hear their concerns as they are expressed. In addition, we will continue to consider the outcome of our say-on-pay vote results when determining future compensation policies and decisions for our NEOs.

SUMMARY OF 2014 COMPENSATION TO NAMED EXECUTIVE OFFICERS

2014 Target Base Salary, Short- and Long-Term Incentives

The table below reflects target annual compensation and is not intended to replace the more detailed information provided in the Summary Compensation Table. The below does not include any severance payments or one-time, sign-on cash or make-whole equity awards because such payments and awards are not considered part of the NEOs’ target annual compensation.

			Target 2014 Long-Term Performance Incentives					Total Amount
			Restricted Stock Units Dollar Amount		Stock Options Dollar Amount		Performance Cash Award Dollar Amount
Mr. Bradie	$1,000,000	$1,000,000	$2,669,513	$	n/a	$	n/a	$4,669,513
Mr. Utt	$1,050,000	$0	$0		$0		$0	$1,050,000
Mr. Ferraioli	$650,000	$585,000	$350,000		$210,000		$840,000	$2,635,000
Mr. Harrington	$630,000	$567,000	$375,000		$225,000		$900,000	$2,697,000
Mr. Oelking	$630,000	$567,000	$375,000		$225,000		$900,000	$2,697,000
Mr. Dauzat	$500,000	$400,000	$275,000		$165,000		$660,000	$2,000,000
Mr. Summers	$630,000	$567,000	$350,000		$210,000		$840,000	$2,597,000
Mr. Farley	$575,000	$460,000	$350,000		$210,000		$840,000	$2,435,000

Actual 2014 Base Salary, Short-Term Payouts, Long-Term RSU and Option Grants, and Long-Term Cash Payouts

The table below reflects the actual realized compensation from the awards above except that the Performance Cash Awards Dollar Payout Amount represents the payouts in 2014 of the three-year KBR Performance Cash Awards granted in 2012.

			Actual 2014 Long-Term Performance Incentives and Payouts					Total Actual Dollar Amount
			Restricted Stock Units Dollar Amount		Stock Options Dollar Amount		Performance Cash Awards Dollar Payout Amount
Mr. Bradie	$538,474	$500,000	$2,669,513	$	n/a	$	n/a	$3,707,987
Mr. Utt	$335,705	$0	$0		$0		$0	$335,705
Mr. Ferraioli	$650,021	$0	$350,000		$210,000		$0	$1,210,021
Mr. Harrington	$628,004	$0	$375,000		$225,000		$0	$1,228,004
Mr. Oelking	$628,050	$0	$375,000		$225,000		$0	$1,228,050
Mr. Dauzat	$500,011	$0	$275,000		$165,000		$0	$940,011
Mr. Summers	$628,627	$0	$350,000		$210,000		$0	$1,188,627
Mr. Farley	$505,349	$0	$350,000		$210,000		$0	$1,065,349

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Performance-Based Compensation

A significant portion of our NEOs’ target annual compensation in 2014 was performance-based compensation. The following circle charts show the percentage of our CEO’s and other NEOs’ 2014 total target annual compensation that is performance-based compensation and the percentage that is not performance-based compensation. The circle charts reflect target annual compensation, except where actual is noted, and are not intended to replace the more detailed information provided in the Summary Compensation Table. The below does not include any one-time, sign-on cash or make-whole equity awards because such awards are not considered part of the NEOs’ target annual compensation.

SUMMARY OF ACTIONS WITH RESPECT TO FORMER NAMED EXECUTIVE OFFICERS

Our former NEOs include Messrs. Utt, Farley, and Summers. Mr. Utt retired as President and CEO and as a member of KBR’s Board of Directors effective April 9, 2014. In connection with his retirement in 2014, Mr. Utt entered into a transition agreement in December 2013 to assist with a smooth and successful transition to his successor. In accordance with the transition agreement, Mr. Utt received a cash payment of $1,000,000 upon his retirement. Mr. Utt did not receive any payments under his severance and change in control agreement because his retirement was classified as a voluntary resignation. In addition, there was no acceleration of outstanding equity awards held by Mr. Utt in connection with his retirement. Further, Mr. Utt is subject to a two-year noncompete. Mr. Farley left KBR as Executive Vice President and General Counsel effective November 1, 2014. Mr. Summers left KBR as Group President, Infrastructure, Government and Power effective December 16, 2014. Messrs. Farley and Summers each received the post-employment payment due them pursuant to the terms of their individual agreements for an involuntary termination without cause. There was no acceleration of outstanding equity awards held by Messrs. Farley and Summers in connection with their terminations of employment from KBR, other than with respect to their one-time 2013 restricted stock unit grants that were intended to facilitate the smooth CEO transition, but only in accordance with the terms of such grants. Messrs. Farley and Summers are subject to a one-year noncompete.

KBR PERFORMANCE RESTRICTED STOCK UNITS FOR OUR CEO

During 2014, our Compensation Committee granted our CEO performance restricted stock units. As part of his offer letter, our CEO received approximately $750,000 worth of performance restricted stock units that will vest ratably over five years only if KBR has total shareholder return (“TSR”) of at least 6% in the immediately preceding year. In addition, in December 2014, our Compensation Committee granted our CEO approximately $1.9 million worth of performance restricted stock units, 100% of which require TSR of at least 6% each year for the restricted stock units to vest according to their three-year vesting period. Any unvested performance restricted stock units for a performance period in which the TSR metric is not satisfied will be permanently forfeited and cannot be re-earned. The Compensation Committee concluded that a required TSR of at least 6% is challenging given the restructuring of KBR and the difficulty and volatility in the energy industry due to low oil prices, which can negatively impact our TSR. The December 2014 grant of performance restricted stock units to Mr. Bradie represented a prorated portion of what he would normally have been granted in March 2014 at our annual grant based upon his employment commencement date. This grant reflected our belief that Mr. Bradie has done a remarkable job implementing the KBR restructure and addressing the material weaknesses and restatement issues that occurred prior to his hire date (our CEO’s performance is more fully described on page 29 of this proxy statement in the section titled “Performance of Our New CEO”).

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ELEMENTS OF COMPENSATION

Our executive compensation program has been designed to ensure that KBR is able to attract and retain the ideal individual for a position and that its compensation plans support KBR’s strategies, focus efforts, help achieve business success, and align with KBR’s stockholders’ interests. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, at its discretion and business judgment, the appropriate level and mix of short-term and long-term incentive compensation for our Senior Executive Management to reward near-term superior performance and to encourage commitment to our long-range strategic business goals. To determine the appropriate combination of elements, we consider our philosophy to condition the majority of Named Executive Officer compensation on Company performance.

As illustrated in the below charts, our 2014 executive compensation program consisted of the following core elements (at target): base salary, short-term incentives (annual), and long-term incentives. The circle charts are not intended to replace the more detailed information provided in the Summary Compensation Table. The below does not include any severance payments or one-time, sign-on cash or make-whole equity awards because such payments and awards are not considered part of the NEOs’ target annual compensation.

In addition to the core elements outlined above, our 2014 executive compensation program included the following supplemental benefits: supplemental retirement, severance and change-in-control protection, and other generally available benefits, which are not reflected in the circle charts. Each element of our executive compensation program is described below.

A. BASE SALARY

We pay our Senior Executive Management base salaries to support our market-competitiveness with respect to annual pay for the skills and experience necessary to meet the requirements of the executive’s role. To determine base salary for our Senior Executive Management, our Compensation Committee relied primarily on (1) market data for comparable positions within the E&C Peer Group, (2) individual performance, and (3) internal pay equity. In addition to considering market comparisons in making salary decisions, our Compensation Committee exercised discretion and judgment based on the following factors:

•

level of responsibility;

•

experience in current role and equitable compensation relationships among our executives;

•

performance and leadership; and

•

external factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally established base salaries at competitive levels, primarily using the median pay levels of comparable positions in the E&C Peer Group as reference points.

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Based on these factors (and, in the case of Named Executive Officers other than our former CEO, Mr. Utt’s recommendations,) our Compensation Committee approved the following new base salaries for our Named Executive Officers, effective January 1, 2014 (other than Mr. Bradie's base salary, which was separately approved by the Compensation Committee in March 2014):

Name	Increase (% of 2013 Base Salary)	Final 2014 Base Salary	Basis for Decision
Mr. Bradie	n/a	$1,000,000	Per his offer letter and based on E&C Peer Group data.
Mr. Utt	$0 (0%)	$1,050,000	Due to his retirement.
Mr. Ferraioli	$0 (0%)	$650,000	Per his offer letter and based on E&C Peer Group data.
Mr. Harrington	$43,500 (7.4%)	$630,000	E&C Peer Group data and internal equity.
Mr. Oelking	$42,500 (7.2%)	$630,000	E&C Peer Group data and internal equity.
Mr. Dauzat	$0 (0%)	$500,000	E&C Peer Group data and size of business.
Mr. Summers	$30,000 (5.0%)	$630,000	E&C Peer Group data and internal equity.
Mr. Farley	$71,889 (14.3%)	$575,000	E&C Peer Group data.

2015 Base Salary Decisions

In December 2014, our Compensation Committee, based on recommendations from Mr. Bradie, Meridian’s review of the competitiveness of base salaries, and due to the financial challenges KBR experienced in 2014, elected not to increase 2015 base salaries for our Named Executive Officers. In addition, our Compensation Committee separately reviewed Mr. Bradie’s base salary. Based on our Compensation Committee’s review of the data from Meridian’s analysis of our E&C Peer Group and Diversified Peer Group, our Compensation Committee elected to maintain Mr. Bradie’s base salary at $1,000,000 for 2015.

B. SHORT-TERM INCENTIVES (ANNUAL)

Our Compensation Committee established the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) to reward Senior Executive Management for improving financial results for stockholders of KBR and to provide a means to connect cash compensation directly to KBR’s short-term performance. The Performance Pay Plan is a performance program under the stockholder-approved KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated (the “KBR Stock and Incentive Plan”). We provide for short-term incentives in order to motivate and reward achievement of, and performance in excess of, KBR’s and individual Business Group’s annual goals.

In March 2014, our Compensation Committee elected to maintain the same metrics that were used in 2013 in the Performance Pay Plan for the 2014 calendar year and in collaboration with the Board of Directors, took measures to ensure that targets remained challenging and competitive.

The Performance Pay Plan metrics are reviewed annually by our Compensation Committee. In March 2014, our Compensation Committee, based on the recommendation of Mr. Utt, adopted the following performance metrics (and weightings) for the Corporate officers (which apply for Mr. Ferraioli) and Business Group (“BG”) presidents (which applied for Messrs. Harrington, Oelking, and Dauzat in 2014):

Performance Metric	Weighting	Rationale
KBR Earnings Per Share (“EPS”) Measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding.	20%

This metric helps to align our Senior Executive Management with the interests of our stockholders because strong EPS generally increases the value of our stock. Target is the 2014 Budget, Threshold is the low end of KBR’s 2014 EPS guidance, and Maximum is the high end of KBR’s 2014 EPS guidance.

KBR (BG for BG presidents) Income KBR Income measures the combined BG Income. BG Income measures BG Income less BG overhead plus any gains or losses on sales.	20%

Individual BG income targets were established to ensure that each BG contributes to the success of KBR by setting income targets that help KBR increase stockholder value. Target is the 2014 Budget, Threshold is Target minus 25%, and Maximum is Target plus 25%.

KBR (BG for BG presidents) Job Income Sold (“JIS”)(Weighted 30% with respect to Mr. Ferraioli and 35% with respect to Messrs. Harrington, Oelking, and Dauzat.)

JIS or BG JIS measures the Job Income from new project awards, plus any growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG, with respect to BG JIS. (With respect to Mr. Harrington, BG JIS measures the Job Income from new project awards only, excluding backlog adjustments.)

	30/35%

Winning new contracts and maintaining existing ones is essential to KBR’s future growth. BG JIS helps measure and reward sales performance and promotes growth within each BG. Target is generally the 2014 Budget, Threshold is Target minus 25%, and Maximum is Target plus 25%.

KBR (BG for BG presidents) Cash Flow from Operations (“OCF”) OCF or BG OCF measures the amount of cash generated by each BG’s continuing operations.	20%

KBR’s OCF Target and each of the BG OCF Targets are based on their 2014 budgeted Cash Flow from Operations. This metric was established to ensure that our Senior Executive Management monitors their Working Capital accounts closely. Threshold is Target minus 25%, and Maximum is Target plus 25%.

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Performance Metric	Weighting	Rationale
KBR Corporate Controllable Gross Cost Overhead (“OH”) (Applicable only to Mr. Ferraioli) OH measures corporate controllable general and administrative overhead department expense.	5%

Lowering overhead through efficiencies and innovation is essential for our businesses. Not only does it increase profitability, but it allows us to be more competitive and successful in winning new contracts and maintaining existing ones. Target is the 2014 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

KBR (BG for BG presidents) Safety Safety measures the number of recordable incidents for every 200,000 work-hours (BG for Messrs. Harrington, Oelking, and Dauzat).	5%

This metric promotes the safety of all Company employees and affiliates. Safety incentives also help reduce costs for the Company. KBR’s 2014 Safety Target is approximately a 10% improvement over the 2013 actual rate. BG 2014 Safety Target, with respect to Messrs. Harrington and Dauzat, is a 10% improvement over the 2013 actual rate. BG 2014 Safety Target, with respect to Mr. Oelking, is a 10% improvement over the 2013 target. Threshold is 125% of Target, and Maximum is 75% of Target.

The most weight was placed on KBR and BG JIS, KBR and BG Income, KBR EPS, and KBR and BG OCF because we believe these are the most important metrics to drive KBR’s growth and to increase our stockholder’s value.

Each of our NEOs (except Mr. Bradie) was eligible to participate in the Umbrella Program under the Performance Pay Plan for 2014. The Umbrella Program under the Performance Pay Plan provides an incentive pool to fund any payouts under the Performance Pay Plan and is intended to allow for full tax deductibility of the short-term incentives paid to our Senior Executive Management. The incentive pool is based on a single performance metric. The performance metrics above are intended to be sub-performance metrics that are subject to satisfying the incentive pool performance metric under the Umbrella Program. The incentive pool is based on 3% of pre-tax income. Pre-tax income is defined as income from continuing operations before income taxes and non-controlling interests as provided in KBR’s audited financials. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers are awarded a percentage of the incentive pool each year. The awarded percentages are set at the beginning of each year. These percentages were determined by dividing each officer’s target short-term incentive by the total target short-term incentives of the Senior Executive Management in the incentive pool.

Earned awards under the Performance Pay Plan are paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion applied) and (ii) the amount otherwise payable under the performance metrics above after the exercise of any discretion with respect to those performance metrics. Discretion under the Umbrella Program may only be negative to comply with Section 162(m) of the Internal Revenue Code. The discretion under the sub-performance metrics may be positive or negative up to the Umbrella funding available.

At the end of the year, the Compensation Committee can reduce the payment amount due (if any) to a Named Executive Officer under the Umbrella Program (including the Performance Pay Plan) by up to 100%. This negative discretion range gives our Compensation Committee the ability to address any unforeseen events. Several factors used in applying negative discretion include: one-time or non-recurring events, items that affect performance in an unexpected way, and Named Executive Officer’s personal goals. The level of achievement of the annual performance metrics determines the dollar amount of incentive compensation payable to participants; provided, however, that the metric under the Umbrella Program is satisfied.

When establishing target levels for the incentive reward schedule for 2014, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Generally, award target levels reflect the benchmarking objectives set by our Compensation Committee and are generally intended to approximate the 50th percentile of our E&C Peer Group (using the Diversified Peer Group data for additional input) for good performance and above the 50th percentile for consistent, outstanding performance, but our Compensation Committee also considers other factors as noted earlier in this Compensation Discussion and Analysis. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. Our Compensation Committee may adopt different target levels for its annual incentive reward schedule from time to time, as it deems appropriate.

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In December 2013 (for Mr. Bradie, in 2014 given his June 2014 start date), our Compensation Committee met to determine the 2014 target award percentages of base salary for our Named Executive Officers. The target award percentages of base salary among our Named Executive Officers were generally set to be consistent with the median target awards of similar positions within our E&C Peer Group as provided below. The short-term incentive award opportunities were based on a percentage of base salary assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Bradie, 25%, 100%, and 200% (with a cap on the maximum payout of no more than $500,000 pursuant to his offer letter), (ii) for Mr. Utt, 27.5%, 110%, and 220%, (iii) for Messrs. Ferraioli, Harrington, Oelking, and Summers, 22.5%, 90%, and 180%, and (iv) for Messrs. Dauzat and Farley, 20%, 80%, and 160%.

Name	Increase to Target Short-Term Award % of Base Salary	Final 2014 Target Short-Term Award % of Base Salary	Basis for Decision
Mr. Bradie	n/a	100%	Per his offer letter and based on E&C Peer Group data.
Mr. Utt	0%	110%	Due to his retirement.
Mr. Ferraioli	n/a	90%	Per his offer letter and based on E&C Peer Group data.
Mr. Harrington	0%	90%	E&C Peer Group data and internal equity.
Mr. Oelking	0%	90%	E&C Peer Group data and internal equity.
Mr. Dauzat	0%	80%	E&C Peer Group data and size of business.
Mr. Summers	0%	90%	E&C Peer Group data and internal equity.
Mr. Farley	10%	80%	E&C Peer Group data.

In February 2015, our Compensation Committee certified the results under the Umbrella Program (including the sub-performance metrics under the Performance Pay Plan) for the 2014 plan year. None of our NEOs and Senior Executive Management who were eligible to participate in the Umbrella Program received a payout for the 2014 plan year. KBR did not have positive income for 2014, and as a result, the income metric under the Umbrella Program was not satisfied. Despite results above the specified threshold levels for some of the sub-performance metrics, there were no funds in the incentive pool to pay the earned payouts.

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2014 SHORT-TERM INCENTIVES TABLE

Named Executive Officer	Umbrella Program Allocation (%)	Umbrella Funding Available ($)	2014 Short-Term Incentives (Annual Cash Incentive Compensation)			Performance Metrics		Threshold	Metric Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
			Target ($)	Maximum ($)	Actual ($)	Metric	Weighting (%)		Target	Maximum	Actual
William P. Utt*	21	0	1,155,000	2,310,000	0	KBR EPS ($)	20	1.75	1.92	2.10	n/a
						KBR Income ($)	20	557	742	928	n/a
						KBR Job Income Sold ($)	35	758	1,010	1,263	n/a
						KBR Cash Flow from Operations ($)	20	533	710	888	n/a
						KBR Safety	5	0.44	0.35	0.26	n/a
Brian K. Ferraioli	11	0	585,000	1,170,000	0	KBR EPS ($)	20	1.75	1.92	2.10	(8.66)
						KBR Income ($)	20	557	742	928	(561)
						KBR Job Income Sold ($)	30	758	1,010	1,263	459
						KBR Cash Flow from Operations ($)	20	533	710	888	516
						KBR Net Corp. Controllable Overhead ($)	5	242	220	198	205
						KBR Safety	5	0.44	0.35	0.26	0.30
Ivor J. Harrington	10	0	567,000	1,134,000	0	KBR EPS ($)	20	1.75	1.92	2.10	(8.66)
						BG Income ($)	20	191	255	319	286
						BG Job Income Sold ($)	35	8	11	14	9.3
						BG Cash Flow from Operations ($)	20	152	202	253	320
						BG Safety	5	0.36	0.29	0.22	0.20
Roy B. Oelking	10	0	567,000	1,134,000	0	KBR EPS ($)	20	1.75	1.92	2.10	(8.66)
						BG Income ($)	20	167	222	278	55
						BG Job Income Sold ($)	35	278	370	463	268
						BG Cash Flow from Operations ($)	20	136	181	226	100
						BG Safety	5	0.25	0.20	0.15	0.16
Michel P. Dauzat	7	0	400,000	800,000	0	KBR EPS ($)	20	1.75	1.92	2.10	(8.66)
						BG Income ($)	20	87	116	145	(365)
						BG Job Income Sold ($)	35	204	272	340	53
						BG Cash Flow from Operations ($)	20	69	92	115	(79)
						BG Safety	5	0.75	0.60	0.45	0.56
Andrew T. Summers*	10	0	567,000	1,134,000	0	KBR EPS ($)	20	1.75	1.92	2.10	n/a
						BG Income ($)	20	83	111	139	n/a
						BG Job Income Sold ($)	35	249	332	415	n/a
						BG Cash Flow from Operations ($)	20	83	110	138	n/a
						BG Safety	5	0.46	0.37	0.28	n/a
Andrew D. Farley*	8	0	460,000	920,000	0	KBR EPS ($)	20	1.75	1.92	2.10	n/a
						KBR Income ($)	20	557	742	928	n/a
						KBR Job Income Sold ($)	30	758	1,010	1,263	n/a
						KBR Cash Flow from Operations ($)	20	533	710	888	n/a
						KBR Net Corp. Controllable Overhead ($)	5	129	117	105	n/a
						KBR Safety	5	0.44	0.35	0.26	n/a
*

Messrs. Utt, Summers, and Farley were included in the 2014 Umbrella Program, but they forfeited any potential payouts due to their retirement / terminations from KBR in 2014. As a result, their metric attainment levels were not computed because they were not employed by KBR at the end of 2014.

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Mr. Bradie was not included in the 2014 Umbrella Program because he joined the Company after the 2014 incentive pool allocation was approved by the Compensation Committee. Under Mr. Bradie’s offer letter, he was eligible to participate in the 2014 Performance Pay Plan with a payout prorated for the number of full months worked in 2014. Mr. Bradie’s earned, prorated payout under the Performance Pay Plan was capped at $500,000 because of his June 2014 start date. Due to Mr. Bradie’s June 2014 start date, the target levels for Mr. Bradie's safety and overhead reduction performance metrics were set at the June 2014 forecast of our third and fourth quarter budgets rather than set at the December 2013 forecast of our full 2014 budget used for our other NEOs' sub-performance metrics under the Performance Pay Plan. Our Compensation Committee used the June 2014 safety forecast, which was trending higher than our December 2013 safety forecast, to hold the CEO accountable only for the safety levels that he could influence in the third and fourth quarters of

2014. A greater weighting for Mr. Bradie’s safety performance metric than our other NEOs reflects the priority of our new Zero Harm initiative launched by Mr. Bradie. The heavy weighting on Mr. Bradie’s overhead reduction performance metric reflects the importance of reducing costs as part of KBR's transformation. With respect to Mr. Bradie’s strategic performance metric, Implement KBR Restructure, our Compensation Committee determined that Mr. Bradie performed well and significantly exceeded this goal. Please refer to the section titled “Performance of Our New CEO” on page 29 of this proxy statement for more description of Mr. Bradie’s performance. However, based solely on the metric attainment levels of his non-strategic performance metrics (safety and overhead reduction), Mr. Bradie’s earned, prorated payout under the Performance Pay Plan exceeded his $500,000 cap. As a result, Mr. Bradie’s 2014 payout under the Performance Pay Plan was limited to $500,000.

Named Executive Officer	2014 Short-Term Incentive (Annual Cash Incentive Compensation)			Performance Metrics		Threshold	Metric Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
	Target ($)	Maximum ($)	Actual ($)	Metric	Weighting (%)		Target	Maximum	Actual
Stuart J. B. Bradie	500,000	500,000	500,000	KBR Safety (Q3 and Q4)	10	0.51	0.41	0.31	0.30
				Overhead Reduction (Q3 and Q4) ($)	45	154	140	126	117.5
				Implement KBR Restructure	45	SM*	SU*	SE*	SE*
* SM means “successfully meets,” SU means “surpasses,” and SE means “significantly exceeds.” These are consistent with the performance rating system that applies to our employees.

In addition and separate from Mr. Bradie’s 2014 short-term incentive plan payout, under his offer letter, Mr. Bradie received a one-time cash payment of $500,000. This one-time (make whole) cash award compensated Mr. Bradie for the forfeited annual incentive payment that would have been paid to him by his former employer in June 2014. The annual incentive that Mr. Bradie forfeited was expected to be greater than the $500,000 one-time (make whole) cash award. Mr. Bradie must reimburse KBR in full for this one-time cash award if he voluntarily leaves KBR or if KBR terminates his employment for cause within one year of his start date. This one-time, make-whole bonus is not part of KBR's compensation program, and we do not expect this to continue in the future for Mr. Bradie. Mr. Bradie’s offer letter did not provide (or guarantee) any future short-term incentive plan payouts.

Clawbacks of the 2013 Short-Term Incentive Plan Payouts in Response to KBR’s 2013 Restatement

Due to the restatement of our 2013 financial results, our Compensation Committee and Board of Directors implemented our clawback policy and sought and recovered from our NEOs who are current executive officers and the former CEO and chief accounting officer the portion of their 2013 Short-Term Incentive Plan payouts that should not have been paid in light of the restatement. Our current CEO, Mr. Bradie, was not an employee in 2013, and our current chief financial officer, Mr. Ferraioli, joined KBR on October 28, 2013, and was not eligible for a 2013 Short-Term Incentive Plan payout. Thus, neither Mr. Bradie nor Mr. Ferraioli were subject to any clawbacks. The approximate clawback that applied to Mr. Harrington’s

2013 Short-Term Incentive Plan payout was apportioned equally between Mr. Harrington and another member of our Senior Executive Management to reflect that Mr. Harrington was only in charge of the business group in which the restatement originated for part of the year. The other member of our Senior Executive Management's 2013 Short-Term Incentive Plan metrics were not legally affected by the restatement, but the Compensation Committee sought and recovered approximately half of Mr. Harrington’s clawback due to the other Senior Executive Management member's position change in which he became in charge of the business unit in which the restatement originated.

2015 Short-Term Incentive Plan Target Percentage Decisions

In December 2014, our Compensation Committee, based on recommendations from Mr. Bradie, Meridian’s review of the competitiveness of short-term incentive target percentages, and due to the financial challenges KBR experienced in 2014, elected not to increase 2015 short-term incentive target percentages for our Named Executive Officers except Mr. Bradie. Mr. Bradie’s increase from a 100% target to a 110% target was approved due to market data, his lack of involvement in the 2013 restatement, and his efforts in KBR’s business transformation (our CEO's performance is more fully described on page 29 of this proxy statement in the section titled “Performance of Our New CEO”). Mr. Bradie’s 2015 total target compensation was kept below the median total target compensation for our E&C Peer Group (our E&C Peer Group is described above in the section titled “Benchmarking Compensation”).

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C. LONG-TERM PERFORMANCE INCENTIVES

KBR has two long-term incentive plans, the KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan. Under the KBR Stock and Incentive Plan, our Compensation Committee made the following grants to our Named Executive Officers in 2014: (1) KBR Performance Cash Awards, (2) KBR Restricted Stock Units, and (3) KBR Stock Options. A description of the KBR Stock and Incentive Plan, the methodology used by our Compensation Committee to determine the mix of awards to grant, and the KBR Performance Cash Awards, KBR Restricted Stock Units, and KBR Stock Options granted under the KBR Stock Incentive Plan are provided below.

Our internal stock award process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by our Compensation Committee are generally effective on the date of the meeting at which the approval occurs. Stock option grants approved by our Compensation Committee are never issued with an exercise price below the fair market value of our common stock on the date of grant.

KBR Stock and Incentive Plan

We use long-term performance incentives to achieve the following objectives:

•

reward consistent achievement of value creation and operating performance goals;

•

align management’s interests with stockholders’ interests; and

•

encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for our executives. We believe this is appropriate given our belief that executive pay should be closely tied to stockholders’ interests.

The KBR Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents, also known as phantom stock. The KBR Stock and Incentive Plan allows the Compensation Committee the discretion to select from among these types of awards to establish individual long-term incentive awards. Our Compensation Committee met in December 2013 to review the amount of shares available under the KBR Stock and Incentive Plan for future stock-based awards and to review the CEO’s recommendations on the value of the long-term incentive awards to our Senior Executive Management. In addition, the Committee met in March 2014 to review and approve the amount and appropriate mix of long-term incentive awards to be granted to our Named Executive Officers.

For purposes of establishing the target dollar value of the long-term incentive awards, our Compensation Committee engaged Meridian to review our Named Executive Officer’s long-term incentive compensation. In March 2014, the Compensation Committee elected to increase the long-term incentive target dollar values of our Named Executive Officers (except Messrs. Ferraioli and Utt) so that the target dollar values were closer to the 50th percentile of our E&C Peer Group and for internal equity as provided below:

Name	Increase (% of 2013 Long-Term Incentive Award)		Final 2014 Long-Term Incentive Target Dollar Value of Award	Basis for Decision
Mr. Bradie	$	n/a	$2,669,513	Per his offer letter and in connection with his good performance (prorated due to June 2014 hire).
Mr. Utt		$0 (0%)	$0	Due to his retirement.
Mr. Ferraioli		n/a	$1,400,000	Per his offer letter and based on E&C Peer Group data.
Mr. Harrington		$350,000 (30%)	$1,500,000	E&C Peer Group data and internal equity.
Mr. Oelking		$200,000 (15%)	$1,500,000	E&C Peer Group data and internal equity.
Mr. Dauzat		$350,000 (47%)	$1,100,000	E&C Peer Group data and size of business.
Mr. Summers		$125,000 (10%)	$1,400,000	E&C Peer Group data and internal equity.
Mr. Farley		$325,000 (30%)	$1,400,000	E&C Peer Group data.

Using the long-term incentive target dollar value of award for each Named Executive Officer listed above, our Compensation Committee granted our Named Executive Officers (other than our new CEO, Mr. Bradie, due to his June 2014 start date) a mixture of 60% performance cash awards (based on target value), 25% restricted stock units, and 15% stock options under the KBR Stock and Incentive Plan. The Committee concluded that this mix of performance cash awards, restricted stock units, and stock options was consistent with the Company’s pay for performance objectives. Specifically, the stock options and performance cash awards are directly tied to our stock price performance and, therefore, directly to stockholder value, and restricted stock units provide a significant incentive for our Named Executive Officers to remain with the Company. The performance cash awards focus executives to improve long-term returns and reward performance relative to industry peers. Our Compensation Committee reviewed the mix of equity awards of our E&C Peer Group and Diversified Peer Group. Our Compensation Committee awarded a much higher percentage of performance cash awards (60%) than either of our peer groups because our Compensation Committee believes that emphasizing sustained total shareholder return is more likely to increase sustained stockholder value. Our Compensation Committee decided in favor of granting stock options in addition to restricted stock units under the KBR Stock and Incentive Plan because stock option value is directly tied to our stock appreciation and because stock options are common among our E&C Peers.

With respect to Mr. Bradie, our Compensation Committee did not grant him the same mixture of long-term incentives due to his hire date being in June 2014. Instead, our Compensation Committee elected to grant Mr. Bradie Performance Restricted Stock Units to give him more alignment with stockholder value. Mr. Bradie's Performance Restricted Stock Units are described below in the section titled “KBR Performance Restricted Stock Units for our CEO.”

The above description does not include the one-time make-whole equity award granted to Mr. Bradie following his employment commencement date in June 2014. The one-time, make-whole sign-on award of 82,339 restricted stock units were intended, in part, to compensate (make whole)

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Mr. Bradie for forfeited equity granted to him by his former employer. Half of these restricted stock units vest equally over three years and half vest equally over five years. The above does include the KBR Performance Restricted Stock Units that were granted to our CEO in lieu of his participation in the regular annual 2014 long-term incentive award grant that was made during the first quarter of 2014 to our other NEOs.

2015 Long-Term Incentive Plan Target Percentage Decisions and Mixture

In December 2014, our Compensation Committee, based on recommendations from Mr. Bradie, Meridian’s review of the competitiveness of long-term incentive target percentages, and due to the financial challenges KBR experienced in 2014, elected not to increase 2015 long-term incentive percentages for our Named Executive Officers except Mr. Bradie. Mr. Bradie’s increase (from $4 million to $4.5 million) was approved due to market data, his lack of involvement in the 2013 restatement, and his efforts in KBR’s business transformation (our CEO's performance is more fully described on page 29 of this proxy statement in the section titled “Performance of Our New CEO”). Mr. Bradie’s 2015 total target compensation was kept below the median total target compensation for our E&C Peer Group (our E&C Peer Group is described above in the section titled “Benchmarking Compensation”).

In March 2015, our Compensation Committee granted the same long-term incentive award mixture of 60% performance cash awards, 25% restricted stock units, and 15% stock options under the KBR Stock and Incentive Plan.

KBR Performance Cash Awards

The KBR Performance Cash Awards are long-term incentive awards designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of a pre-established corporate performance objective. When establishing target levels of corporate performance, our Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. At the time the target levels were established, the outcome was intended to be substantially uncertain, but achievable. The KBR Performance Cash Awards may only be paid in cash.

The 2014 KBR Performance Cash Awards were granted to our Named Executive Officers on March 5, 2014 (other than with respect to Mr. Bradie, who had not yet commenced employment at such time, and Mr. Utt, who did not receive a grant due to his retirement). Each KBR Performance Award has a target value of $1.00. For the KBR Performance Cash Awards granted in 2014, performance is based 100% on the average quarterly TSR over the entire performance period, as compared to the average quarterly TSR of each member of our 2014 TSR peer group over that same period of time. The performance award cycle runs from January 1, 2014, to December 31, 2016 and the Named Executive Officer must generally be employed at the end of the performance period to receive payment. The TSR performance metric directly ties the payouts of our KBR Performance Cash Awards to KBR’s average TSR performance relative to its peers, which promotes the interests of our stockholders. The Compensation Committee determined the number of KBR Performance Cash Awards for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each KBR Performance Award). The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” Our Compensation Committee decided to use $1.00 as the target value for each KBR Performance Award for the purpose of administering and communicating the award to participants. In addition, the use of $1.00 as a target value for each KBR Performance Award is a means of expressing the value of each award since the number of KBR Performance Cash Awards were granted based on the total target value of long-term incentive awards. The actual value of a KBR Performance Award may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of KBR Performance Cash Awards for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

Beginning with the KBR Performance Cash Awards granted in 2010, the Compensation Committee, based on recommendations from its consultant, elected to measure TSR based on a sustained approach rather than the cumulative approach that was adopted for measuring TSR under the KBR Performance Cash Awards granted in 2009 and prior. The Compensation Committee believed that the cumulative (point to point) approach to measure TSR did not discern sustained performance over the three-year performance period. To measure sustained performance, the Compensation Committee adopted the proposal to measure each peer group company’s TSR every quarter during the three-year performance period, indexed back to the start of the three-year performance period, in this case, January 1, 2014, and rank KBR’s average quarterly indexed TSR relative to the average quarterly indexed TSR of KBR’s peers. The average TSR for a company for the three-year performance period is the sum of the TSRs of the company measured at the end of each calendar quarter during the three-year performance period, divided by 12. The Compensation Committee believes that the sustained approach is better because it does not overemphasize a single ending point, but rather considers how investors may fare at different points over the entire three-year performance period.

Our 2014 TSR peer group includes. AECOM Technology Corporation, Chicago Bridge & Iron Company N.V., Chiyoda Corporation, EMCOR Group, Inc., Fluor Corporation, Jacobs Engineering Group Inc., McDermott International, Inc., Quanta Services, Inc., Technip, and URS Corporation.

The 2014 TSR peer group is slightly different than our E&C Peer Group used for benchmarking compensation of our Named Executive Officers, as described above under the section titled “Benchmarking Compensation.” In our E&C Peer Group, we excluded two foreign companies used for our TSR percentage, Chiyoda Corporation and Technip, due to difficulties in determining compensation data for foreign companies. In addition, our 2014 TSR peer group does not include Foster Wheeler AG because in January 2014, AMEC plc announced it was acquiring Foster Wheeler AG.

The TSR percentage is calculated by subtracting KBR’s TSR ranking as compared to the peer group from the total number of companies in the peer group, including KBR, dividing the difference by the number of companies in the peer group excluding KBR, and multiplying the quotient by 100%. Assuming a peer group of 11 companies (including KBR), the TSR rankings and corresponding payout percentages are shown in the table that follows.

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2014 PERFORMANCE CASH AWARD

Performance Level	TSR Ranking	Percentile*	Payout
	1	100.0%	200.0%
Maximum	2	90.0%	200.0%
	3	80.0%	175.0%
	4	70.0%	150.0%
	5	60.0%	125.0%
Target	6	50.0%	100.0%
	7	40.0%	75.0%
	8	30.0%	50.0%
Threshold	9	20.0%	25.0%
	10	10.0%	0.0%
	11	0.0%	0.0%

where: n=number of Peer Group companies (including KBR)

r=KBR ranking in the list of companies (including KBR)

After the end of each performance award cycle, our Compensation Committee will determine the extent to which the performance goal has been achieved, and the amount of the performance award will be computed for each selected executive in accordance with the table above. For results between Threshold and Target and Target and Maximum, the Performance Percentage earned is determined by linear interpolation between the two applicable standards based on the results achieved for the TSR performance measure.

In February 2015, our Compensation Committee certified the results for the KBR Performance Cash Awards that were granted in March 2012. The following table is a summary of the 2012 KBR Performance Cash Awards for the January 1, 2012, to December 31, 2014 (July 1, 2012, to December 31, 2014, with respect to Mr. Harrington due to his mid-year start date), performance period and amounts actually paid for each of our Named Executive Officers, which were $0. Messrs. Bradie, Ferraioli, and Summers did not participate because they were not employees of the Company when the 2012 KBR Performance Cash Awards were granted. Messrs. Utt, Summers, and Farley forfeited their 2012 KBR Performance Cash Award because their employment with KBR terminated before the payment date.

PAYOUT TABLE FOR 2012-2014 KBR PERFORMANCE CASH AWARD PERIOD

Named Executive Officer	2012 Long-Term Incentive Payout			Total Shareholder Return
	Target ($)	Max ($)	Actual ($)	Target (%)	Max (%)	Actual (% rank)
Ivor J. Harrington	600,000	1,200,000	0	50th	100th	22.2
Roy B. Oelking	600,000	1,200,000	0	50th	100th	11.1
Michel P. Dauzat	450,000	900,000	0	50th	100th	11.1

For the 2012 KBR Performance Cash Awards, a TSR ranking below the 25th percentile results in zero payout, a ranking in the target 50th percentile results in target payout, and a ranking in the maximum 100th percentile results in a maximum payout. Therefore, the rankings of 22.2 and 11.1 percentiles resulted in no payouts as the rankings were below threshold for TSR. Each of the Named Executive Officer’s 2012 KBR Performance Cash Award was 0% of the combined target payout shown in the table.

As can be seen by the poor results of the KBR Performance Cash Awards granted in 2012, the KBR Performance Cash Awards accomplished the goals that they were designed to promote, sustained alignment with the interests of our stockholders.

KBR Restricted Stock Units

During 2014, our Compensation Committee granted our Named Executive Officers (other than Mr. Bradie) restricted stock units that are subject to a three-year graded vesting schedule, based on service with the Company. In addition, dividend equivalents are paid on restricted stock units at the same time dividends are paid to common stockholders. The Compensation Committee determined the number of restricted stock units for each Named Executive Officer by multiplying the total long-term incentive target value by 25% and dividing the product by the fair market value of our common stock on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” The Compensation Committee selected a three-year vesting schedule to facilitate retention and provide incentives to enhance long-term value. The three-year schedule meets the minimum vesting period generally mandated in the KBR Stock and Incentive Plan (other than with respect to a small, limited number of awards) for grants of restricted stock units.

KBR Performance Restricted Stock Units for our CEO

During 2014, our Compensation Committee granted our CEO performance restricted stock units. As part of his offer letter, our CEO received approximately $750,000 worth of performance restricted stock units that are performance-based and vest equally over five years and vest only if KBR has TSR of at least 6% in the immediately preceding year. In addition, in December 2014, our Compensation Committee granted our CEO approximately $1.9 million worth of restricted stock units, 100% of which are performance-based and require TSR of at least 6% each year for the restricted stock units to vest according to their three-year vesting period. These performance restricted stock units only pay dividend equivalents to the extent the performance metric is satisfied. In addition, any unvested performance restricted stock units for a performance period in which the TSR metric is not satisfied will be permanently forfeited and cannot be re-earned. The Compensation Committee concluded that a required TSR of at least 6% is challenging given the restructuring of KBR and the difficulty and volatility in the energy industry due to low oil prices, which can negatively impact our TSR. The December 2014 grant of performance restricted stock units to Mr. Bradie was the prorated portion of what he would normally have been granted in March 2014 at our annual grant. This grant reflected our belief that Mr. Bradie has done a remarkable job implementing the KBR restructure and addressing the material weaknesses and restatement issues that occurred prior to his hire date (our

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CEO's performance is more fully described on page 29 of this proxy statement in the section titled “Performance of Our New CEO”).

KBR Stock Options

During 2014, our Compensation Committee granted our Named Executive Officers (other than Mr. Bradie) nonqualified stock options that are subject to a three-year graded vesting schedule, based on service with the Company. The KBR Stock and Incentive Plan has no minimum vesting period mandated for stock options; however, the Compensation Committee imposed a three-year vesting period consistent with past practice. The exercise price of our nonqualified stock options is equal to the fair market value of our common stock on the grant date. The Compensation Committee determined the number of nonqualified stock options for each Named Executive Officer by multiplying the total long-term incentive target value by 15% and dividing the product by the Black Scholes’ value of the nonqualified stock option on the date of grant. The Compensation Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.”

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OTHER COMPENSATION ELEMENTS

NONQUALIFIED DEFERRED COMPENSATION

We maintain the following active nonqualified deferred compensation plans in which one or more of our Named Executive Officers participate: (1) KBR Elective Deferral Plan and (2) KBR Benefit Restoration Plan. Our Compensation Committee approved these plans in April 2007 in order to provide a continuation of benefits to our employees who were entitled to such benefits under our prior parent’s nonqualified plans. Both of these plans are available to all KBR employees who meet the limits imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. Our Compensation Committee continues to maintain these plans because they are offered by many of the companies in our E&C Peer Group.

KBR Elective Deferral Plan

Our Named Executive Officers may participate in the KBR Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. No Company contributions are made to fund deferrals to the KBR Elective Deferral Plan. Deferrals are entirely employee funded. Benefits under this plan are payable upon a termination of employment (or a specified future date).

KBR Benefit Restoration Plan

Our Named Executive Officers may participate in the KBR Benefit Restoration Plan, a nonqualified plan that provides a vehicle to restore qualified plan benefits that are reduced because of limitations imposed under the Internal Revenue Code or due to participation in other Company sponsored plans. Benefits under this plan are payable upon a termination of employment.

KBR Supplemental Executive Retirement Plan

(Frozen Effective January 1, 2012)

The KBR Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits (based on a review of our E&C Peer Group and Diversified Peer Group data) to selected executives of KBR. Beginning in 2012 our Compensation Committee froze future SERP contributions to simplify our compensation program and to be consistent with our E&C Peer Group. Benefits under the SERP are payable upon a termination of employment.

Defined Benefit Retirement Plan

Our Named Executive Officers do not participate in any KBR sponsored defined benefit pension plans.

SEVERANCE AND CHANGE-IN-CONTROL PROTECTION

In 2008, our Compensation Committee desired for our Named Executive Officers and certain other senior executive officers of the Company to enter into severance and change-in-control agreements (the “Agreement”) with the Company for several reasons. Providing termination benefits under a severance and change-in-control agreement allows the Company to be competitive with the practices of its E&C Peer Group as well as the general market. Also, the specific terms for receiving termination benefits under the Agreement provide a means to motivate and retain key employees of the Company. Noncompetition and clawback provisions provide protection for the Company by ensuring that the Company’s trade secrets and confidential information are safeguarded and that the Company retains rights to recover any termination benefits paid in the event of material evidence of an executive’s malfeasance. In addition, the Compensation Committee elected for the Agreement to require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits. In March 2009 our Compensation Committee publicly committed to rejecting any proposals that request new excise tax gross-ups. Our Compensation Committee reconfirms that commitment, which is evidenced by each new Agreement we have entered into since March 2009, none of which have provided an excise tax gross-up. With the departures of Messrs. Utt and Farley, none of our NEOs' Agreements contain an excise tax gross-up.

The Compensation Committee offered the Agreement to Messrs. Dauzat and Oelking in December 2011, Mr. Harrington in July 2012, Mr. Summers in April 2013, Mr. Ferraioli in October 2013, and Mr.

Bradie in June 2014 because each of our other members of Senior Executive Management had an Agreement. The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), the executives must first execute a release and full settlement agreement. The Agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for Cause. The Agreement provides that all unvested stock options, stock appreciation rights, restricted stock, restricted stock units, and performance cash awards granted to the executive by the Company will be forfeited upon severance. Such awards, however, will fully vest (prorata for KBR Performance Cash Awards) upon a double-trigger change-in-control termination.

Messrs. Utt, Summers, and Farley's Agreements terminated upon their termination of employment in 2014.

In 2014, Messrs. Bradie, Farley, Ferraioli, and Utt entered into indemnification agreements, the form of which was included as an exhibit to our Form 10-K for the year ended December 31, 2013.

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FORMER CEO AND NEOS

In connection with Mr. Utt’s retirement from the Company on April 9, 2014, Mr. Utt received the amounts due under his transition agreement, which provided Mr. Utt with the following: (i) a cash payment of $1,000,000, (ii) the ability to exercise Mr. Utt’s already vested stock options for up to one year following his termination date, but in no event may Mr. Utt exercise such stock options later than the remaining term of the stock options (unexercised stock options will forfeit after one year even if they have a remaining term), and (iii) the ability to elect coverage under the Company’s medical plan at his full cost. In consideration for these benefits, Mr. Utt was required to: (i) remain with the Company until a successor was appointed, (ii) provide support, as requested, to find a CEO successor, (iii) provide support, as requested, for the successful transition of the CEO’s duties and obligations to his successor, and (iv) continue to perform such other tasks as requested. Further, Mr. Utt is subject to a two-year noncompete. In connection with Mr. Utt’s retirement, Mr. Utt did not receive any acceleration of outstanding equity or cash performance awards. All of his unvested outstanding equity and cash performance awards were forfeited upon his retirement.

Messrs. Farley and Summers terminated employment with the Company on November 1, and December 16, 2014, respectively. Both received the standard involuntary termination without cause benefits under their Agreements and their December 2013 restricted stock unit grant agreements. Messrs. Farley and Summers are subject to a one-year noncompete.

OTHER BENEFITS

Generally, our Named Executive Officers participate in the same retirement and health and welfare programs as our other employees. In 2014, our Named Executive Officers participated in the Company’s 401(k) plan. Pursuant to this plan, we made employer matching contributions equal to 5.5% of eligible compensation. Their health care and insurance coverage is the same as that provided to other active employees.

Our Compensation Committee generally does not offer perquisites to our Senior Executive Management, unless generally available to other Company employees. Our executives do not have company cars or car allowances, housing, or travel allowances, except in the case of relocation related travel, housing, and car allowances. In connection with Mr. Bradie's (and his family's) transatlantic relocation from the United Kingdom to Houston, Texas, the Compensation Committee approved allowances for international travel for his family, short-term use of a car, financial planning, and relocation costs. We did not provide any home buyout protection for his relocation. These allowances are one-time allowances and intended to help with Mr. Bradie's transatlantic relocation to Houston, Texas. In connection with Mr. Ferraioli’s relocation from Florida to Houston, Texas, he received a short-term apartment and car allowance consistent with the KBR Relocation Guidelines. In addition, both received flights for returning to their home country (Mr. Bradie and his family) or state (Mr. Ferraioli) to allow for an easier transition to Houston.

To allow for maximum efficiency and productive use of time, one Company-leased car and a driver is provided in Houston for use by our Named Executive Officers and others for business purposes, except that our Named Executive Officers may use the Company-leased car and a driver for limited personal use only if the car is not being used by another Named Executive Officer for business purposes at that time. In addition, we reimbursed our CEO for spousal travel in connection with business-related travel.

IMPACT OF EXECUTIVE CONDUCT OR A RESTATEMENT OF EARNINGS ON COMPENSATION

If we determine at any time within two years after the termination of our Named Executive Officers that such senior executive’s employment could have been terminated for Cause, as defined in the senior executive’s Agreement, we retain the rights to recover any severance benefits provided under the Agreement to such senior executive (cash or other). In such case, the senior executive agrees to promptly repay such amounts to us.

In addition, our Performance Pay Plan (described in the section titled “Short-Term Incentives (Annual)”) includes a clawback provision that allows the Compensation Committee to seek recovery of any short-term incentive award amounts determined to be an overpayment due to any restatement of our financial results that impact the performance metrics on which the short-term incentive awards were calculated. The implementation of our clawback policy with respect to our NEOs’ 2013 Short-Term Incentive Plan payouts because of our restatement is described above in the section titled “Clawbacks of the 2013 Short-Term Incentive Plan Payouts in Response to KBR’s 2013 Restatement.” The Compensation Committee will adopt all clawback provisions required by the Dodd-Frank Act.

IMPACT OF ACCOUNTING, REGULATORY, AND TAX REQUIREMENTS ON COMPENSATION

We apply the fair value recognition provisions of FASB ASC 718-10 for share-based payments to account for and report equity-based compensation. FASB ASC 718-10 requires equity-based compensation expense to be measured based on the grant-date fair value of the award. For performance-based awards, compensation expense is measured based on the grant-date fair value of the award and the fair value of that award is re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period or the vesting period are recognized as compensation cost on a straight line basis over that period. Compensation expense was recognized for restricted stock awards.

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The grant-date fair value of employee share options is estimated using option-pricing models. If an award is modified after the grant date, incremental compensation cost is recognized immediately before the modification. The benefits of tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) are classified as addition to paid-in-capital, and cash retained as a result of these excess tax benefits is presented in the statement of cash flows as financing cash inflows.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer) to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing our compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the Federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our compensation philosophy. However, we may from time to time pay compensation to our executives that may not be fully deductible.

The KBR Stock and Incentive Plan was designed to allow qualification of stock options, stock appreciation rights, and performance share awards, as well as, short-term and long-term cash performance plans under Section 162(m) of the Internal Revenue Code.

Section 304 of the Sarbanes-Oxley Act of 2002 applies to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement.

We are administering all nonqualified, deferred compensation plans and payouts applicable to our Named Executive Officers with the intent to be exempt from, or in compliance with, the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004.

STOCK OWNERSHIP GUIDELINES FOR OFFICERS

The Nominating and Corporate Governance Committee of our Board of Directors determined that we should establish stock ownership guidelines for certain of our officers and its subsidiaries in an effort to link more closely the financial interests of these officers with those of our stockholders.

Our Board of Directors adopted the following ownership guidelines for our common stock, $0.001 par value (“Common Stock”), for the officers at the levels indicated below:

Group	Ownership Level
CEO	5x base salary
Level 1 Executives (Direct reports to CEO)	3x base salary
Level 2 Executives (Direct reports to Level 1 Executives)	1x base salary

Our Board of Directors approved that: (a) each such officer will have five years after the adoption of these guidelines or his or her appointment to an applicable office, whichever is later, to achieve the indicated ownership level; (b) all beneficially owned shares of Common Stock and vested and unvested restricted stock and restricted stock units are counted towards achievement of the ownership guideline; (c) once an officer has achieved the applicable level of Common Stock ownership he or she is not required to retain or purchase additional shares if a decline in the price for the Common Stock causes his or her holdings to be less than the applicable ownership level; (d) the value of shares of Common Stock is determined as the closing price of the Common Stock for the particular date; and (e) on and after each officer’s 60th birthday, the officer’s required ownership level is reduced to fifty percent (50%) of the ownership level provided for above; provided, however, no such adjustment will be made for the ownership levels of the CEO, Chief Operating Officer (if any), CFO, and General Counsel. All of our Named Executive Officers meet our Stock Ownership Guidelines or are on track to meet the guidelines within the five year period described above.

NO PLEDGING

Our Board of Directors approved as part of the stock ownership guidelines above that no officer of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of Common Stock.

MINIMUM HOLDING PERIOD FOR RESTRICTED STOCK UNITS AND STOCK OPTIONS

In October and December 2010, our Compensation Committee reviewed whether or not to adopt a holding period for our restricted stock units and stock options. The Compensation Committee elected not to adopt a minimum holding period because we have (i) strong stock ownership guidelines and (ii) adopted a long vesting schedule for our restricted stock units.

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ANTI-HEDGING POLICY

Our anti-hedging policy prohibits all of our Board of Directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; and (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

CONCLUSION

In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our stockholders and other stakeholders, are well served by our compensation programs. These programs are reasonably positioned to our E&C Peer Group, encourage and promote our compensation objectives with a strong emphasis on pay for performance, and permit the exercise of our Compensation Committee’s discretion in the design and implementation of compensation packages. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

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Compensation Committee Report

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided above, with KBR’s management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of Directors

Richard J. Slater, Chairman
Loren K. Carroll
Umberto della Sala
Jack B. Moore

March 11, 2015

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, our Compensation Committee consists of Messrs. Slater, Carroll, della Sala, and Moore, all of whom are independent, non-executive directors. None of our Compensation Committee members has served as an officer or employee of KBR. Further, none of KBR’s executive officers has served as a member of a board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of KBR.

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Executive Compensation

SUMMARY COMPENSATION

The following table sets forth information regarding the compensation of our Named Executive Officers during the 2014, 2013, and 2012 calendar years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(7)(9)(10)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stuart J. B. Bradie(7)	2014	538,474	500,000	4,637,415	—	500,000	—	371,669	6,547,558
President & CEO
(June 2, 2014 – Present)
William P. Utt	2014	335,705	—	—	—	—	157,452	1,225,523	1,718,680
Former President & CEO	2013	1,050,026	—	2,730,012	1,250,009	185,955	306,540	71,190	5,593,732
(through April 9, 2014)	2012	1,050,025	—	4,179,017	1,250,010	1,024,000	349,788	81,331	7,934,171
Brian K. Ferraioli(8)	2014	650,021	—	776,739	210,000	—	2,901	191,870	1,831,531
EVP & CFO	2013	87,503	—	2,000,050	—	—	86	12,240	2,099,879
Ivor J. Harrington(9)	2014	628,004	100,000	832,200	225,005	—	5,681	64,232	1,855,122
President E&C APAC	2013	586,032	200,000	2,627,969	287,502	141,522	11	59,052	3,902,088
	2012	253,229	560,000	1,117,344	445,825	—	—	53,807	2,430,205
Roy B. Oelking	2014	628,050	—	832,200	225,005	—	28,688	67,100	1,781,043
President E&C	2013	582,546	—	2,709,868	325,006	300,859	24,185	43,177	3,985,641
Americas	2012	468,479	—	835,803	250,002	332,501	27,104	26,714	1,940,603
Michel P. Dauzat	2014	500,011	—	610,299	165,005	—	27,370	51,826	1,354,511
Executive Project
Director
Andrew T. Summers(10)	2014	628,627	150,000	776,739	210,000	—	3,895	2,324,763	4,094,024
Former Group	2013	415,397	890,000	3,293,624	685,300	—	—	138,946	5,423,267
President, Infrastructure, Government & Power (through December 16, 2014)
Andrew D. Farley	2014	505,349	—	776,739	210,000	—	43,112	2,389,977	3,925,177
Former EVP & General	2013	503,110	—	2,587,020	268,757	119,740	6,557	29,702	3,514,886
Counsel (through November 1, 2014)	2012	501,806	—	898,489	268,752	236,005	6,232	29,757	1,941,041
(1)

Salary equals base pay paid to each Named Executive Officer during 2014, including any elective deferrals into the Kellogg Brown & Root, Inc. Retirement and Savings Plan or the KBR Elective Deferral Plan. The actual salary paid may fluctuate due to the timing of payroll processing at each calendar-year end.

(2)

The amounts in columns (e) and (f) represent the aggregate grant date fair value of awards granted in 2012, 2013, and 2014, pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 18 under “Share-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, and the comparable disclosures in 2012 and 2013. Mr. Bradie was not granted stock options in 2014 due to his mid-year start date. Mr. Utt was not granted an award in 2014 due to his retirement from KBR in April 2014. The awards granted to Messrs. Summers and Farley in 2014 were forfeited due to their terminations of employment from KBR in 2014.

(3)

For the Named Executive Officers (and all employees who reported directly to the CEO prior to 2013), 100% of the 2012 amounts attributable to the restricted stock units in column (e) and the stock options in column (f) are dependent on having positive net income. For Mr. Bradie, $2,669,513 of his stock awards amount in column (e) is dependent on having total shareholder return (“TSR”) of at least 6% each year. An assumption has been made (in accordance with FASB ASC 718, excluding the effect of estimated forfeitures) that the probable outcome is that the Company will have positive net income and TSR of at least 6%, as applicable, for the years in question. This is both the probable and maximum performance for the restricted stock/units in column (e) and the stock options in column (f), which are one and the same. With respect to the performance cash awards, which are based 100% on TSR and are included in the value of stock awards in column (e), the assumptions assume the probable outcome of the TSR performance condition, which is computed in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures). At maximum performance, each performance award unit reported in column (e) would be equal to $2.00. This would give (i) Mr. Utt a stock awards value under column (e) of $6,750,012 in 2013 and $6,750,017 in 2012; (ii) Mr. Ferraioli a stock awards value under column (e) of $2,030,019 in 2014; (iii) Mr. Harrington a stock awards value under column (e) of $2,175,000 in 2014, $3,552,569 in 2013, and $1,769,544 in 2012; (iv) Mr. Oelking a stock awards value under column (e) of $2,175,000 in 2014, $3,755,068 in 2013, and $1,350,003 in 2012; (v) Mr. Dauzat a stock awards value under column (e) of $1,595,019 in 2014; (vi) Mr. Summers a stock awards value under column (e) of $2,030,019 in 2014 and $4,392,164 in 2013; and (vii) Mr. Farley a stock awards value under column (e) of $2,030,019 in 2014, $1,451,270 in 2013, and $1,451,254 in 2012. Mr. Bradie was not granted stock options or performance cash awards in 2014 due to his mid-year start date. Mr. Utt was not granted restricted stock units, stock options, or performance cash awards in 2014 due to his retirement from KBR in April 2014.

(4)

Earnings reportable in column (g) relate to payments under our Performance Pay Plan for 2012, 2013, and 2014 and 25% of our 2010 KBR Performance Cash Awards for the period from January 1, 2010, to December 31, 2012, that are based on return on capital (“ROC”). The portions of the KBR Performance Cash Awards granted in 2010, 2011, and 2012 that are based on TSR (75% for 2010 and 100% for 2011 and 2012) are reported in the “Stock Awards” column of the Summary Compensation Table for the year in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2012, 2013, and 2014, respectively)), because the TSR portion fell within the scope of FASB ASC 718. However, the payouts for the ROC portion of the KBR Performance Cash Awards are reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table in the year the performance measure is satisfied (earned) because the ROC portion does not fall within the scope of ASC 718. Benefits under these plans are payable by their terms at a later date. For 2013, the earnings reflect reductions for Performance Pay Plan clawbacks of after-tax amounts of $75,093.48 and $14,530 recovered from Messrs. Utt and Harrington, respectively, and amounts withheld for tax purposes of $54,266.52 and $5,470 for Messrs. Utt and Harrington, respectively, that were recovered by KBR from the Internal Revenue Service.

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(5) The amounts shown in column (h) include the following:
Name	Year	SERP	Benefit Restoration	Elective Deferral	Total(A)
Bradie	2014	—	—	—	—
Utt (B)	2014	14,194	133,876	9,382	157,452
	2013	278,555	17,556	10,429	306,540
	2012	321,594	16,051	12,143	349,788
Ferraioli	2014	—	1,594	1,307	2,901
	2013	—	—	86	86
Harrington	2014	—	5,681	—	5,681
	2013	—	11	—	11
	2012	—	—	—	—
Oelking (B)	2014	—	21,318	7,370	28,688
	2013	17,350	1,953	4,882	24,185
	2012	19,928	1,328	5,848	27,104
Dauzat (B)	2014	—	16,808	10,562	27,370
Summers	2014	—	3,895	—	3,895
	2013	—	—	—	—
Farley	2014	—	41,163	1,949	43,112
	2013	—	4,575	1,982	6,557
	2012	—	4,029	2,203	6,232
(A)

Any amounts reportable here and in column (h) of the Summary Compensation Table are payable in connection with KBR’s nonqualified deferred compensation plans, the KBR Supplemental Executive Retirement Plan (“SERP”), KBR Benefit Restoration Plan (“Benefit Restoration”), and KBR Elective Deferral Plan (“Elective Deferral”). These amounts reflect above-market or preferential earnings on nonqualified deferred compensation.

(B)

Messrs. Utt, Oelking, and Dauzat are the only Named Executive Officers who had earnings in the SERP during 2012, 2013, and 2014. Mr. Utt was 70% vested in his SERP balance upon his retirement from the Company in April 2014.

(6) The amounts shown in column (i) above include the following:
Name	Year	Company Match (401k)	Benefit Restoration Award	Dividends	Top Flex Payoff	Housing Allowance(A)	Company Car(B)	Relocation Costs(C)	Tax Equa- lization(D)	Travel(E)	Charity Match(F)	Financial Planning	Post- Employment Payments(G)	Total
Bradie	2014	13,750	—	9,057	—	54,254	38,909	138,612	—	97,087	—	20,000	—	371,669
Utt	2014	14,298	—	9,297	201,928	—	—	—	—	—	—	—	1,000,000	1,225,523
	2013	14,024	43,726	10,456	—	—	72	—	—	1,662	1,250	—	—	71,190
	2012	13,738	43,790	14,712	—	—	37	—	—	7,304	1,750	—	—	81,331
Ferraioli	2014	14,300	25,026	22,811	—	81,975	20,623	—	—	26,635	500	—	—	191,870
	2013	1,196	3,610	—	—	900	3,355	3,179	—	—	—	—	—	12,240
Harrington	2014	14,283	20,240	28,455	—	—	66	—	—	—	1,188	—	—	64,232
	2013	14,023	18,207	2,281	—	—	—	24,541	—	—	—	—	—	59,052
	2012	—	178	—	—	38,291	—	14,520	818	—	—	—	—	53,807
Oelking	2014	14,300	27,151	25,649	—	—	—	—	—	—	—	—	—	67,100
	2013	14,025	18,015	2,229	—	—	—	—	—	8,908	—	—	—	43,177
	2012	13,741	11,953	1,020	—	—	—	—	—	—	—	—	—	26,714
Dauzat	2014	14,299	13,201	24,326	—	—	—	—	—	—	—	—	—	51,826
Summers	2014	14,267	20,274	27,137	41,435	17,100	50	—	—	—	—	—	2,204,500	2,324,763
	2013	14,024	8,822	4,019	—	46,510	—	50,381	—	15,190	—	—	—	138,946
Farley	2014	14,230	13,494	25,247	93,006	—	—	—	—	—	—	—	2,244,000	2,389,977
	2013	14,021	13,646	2,035	—	—	—	—	—	—	—	—	—	29,702
	2012	13,749	13,786	2,222	—	—	—	—	—	—	—	—	—	29,757
(A)

The amounts in this column represent housing allowances provided to Messrs. Bradie, Ferraioli, Harrington, and Summers in connection with their initial business-related moves, which are consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada operators that is offered to all employees who receive a relocation package.

(B)

The amounts in this column represent the costs for Messrs. Bradie, Utt, Harrington, and Summers’s personal use of the Company-leased car and driver and also the payments for agreed upon rental cars for Messrs. Bradie and Ferraioli. The rental car payments are one-time and limited in duration and are not expected to continue in 2015.

(C)

The amounts in this column represent the closing and/or other relocation costs in connection with Messrs. Bradie's, Ferraioli’s, Harrington’s, and Summers's business-related relocations, which are consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Messrs. Bradie, Ferraioli, Harrington, and Summers did not receive any home-loss buyout protection in connection with their relocations. The relocation payments are one-time and limited in duration.

(D)

Mr. Harrington’s 2012 tax equalization is the payment of the taxes associated with the closing costs in connection with his business-related relocation, which is consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Mr. Harrington did not receive any other tax reimbursements associated with his relocations.

(E)

The travel payments for Mr. Bradie are payments for his family to travel between the United Kingdom and Houston, Texas to help with the international relocation. The travel expenses for Mr. Ferraioli represent reimbursement for trips between Florida and Houston, Texas as originally agreed in his offer letter and extended through to December 31, 2014. We do not expect any of these payments to continue in 2015. Travel expenses for prior years generally relate to spousal travel for Board of Director meetings or relocation-related travel.

(F)

Messrs. Utt, Ferraioli, and Harrington participated in the Company’s U.S. charity matching program, which is offered to all U.S.-based Company employees with terms similar to what was offered to Messrs. Utt, Ferraioli, and Harrington. The Company matches between 50% and 100% for each eligible donation, up to the maximum dollar amount allowed for each category of charity.

(G)

The amounts in this column represent the post-employment payments made to Messrs. Summers and Farley pursuant to their severance and change-in-control agreements as a result of their terminations of employment from KBR in 2014 (see the section titled “Severance and Change-in-Control Protection” for more detail). This also represents the post-employment payment to Mr. Utt pursuant to his transition agreement.

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(7)

Mr. Bradie's base salary for 2014 represents his salary for the seven months he was employed in 2014. Mr. Bradie's bonus in column (d) reflects a one-time, make-whole $500,000 sign-on payment made pursuant to his offer letter in 2014. This payment compensated Mr. Bradie for the forfeited annual incentive payment that would have been paid to him by his former employer in June 2014. KBR did not include any future short-term incentive payouts. This one-time, make-whole bonus is not part of KBR's compensation program, and we do not expect this to continue in the future for Mr. Bradie.

(8)

Mr. Ferraioli’s base salary for 2013 represents his salary for the two months he was employed in 2013. Mr. Ferraioli did not receive a sign-on bonus because he did not forfeit any compensation or equity with his prior employer so that he could accept KBR’s offer of employment. Mr. Ferraioli was already separated from his prior employer when he received KBR’s offer of employment. Mr. Ferraioli did not receive a short-term incentive (annual) plan payout or a stock grant in 2013 because he was new to KBR.

(9)

Mr. Harrington's base salary for 2012 represents his salary for the six months he was employed in 2012. Mr. Harrington’s bonuses in column (d) reflect a short-term incentive (annual) plan payout of $460,000 and $100,000 (25%) of his sign-on payment made in 2012 pursuant to his 2012 offer letter, $200,000 (50%) of his sign-on payment made in 2013 pursuant to his 2012 offer letter, and $100,000 (25%) of his sign-on payment made in 2014 pursuant to his 2012 offer letter. These bonuses are not part of KBR's compensation program, and we do not expect these to continue in the future for Mr. Harrington. Mr. Harrington’s short-term incentive plan payout was a one-time payout only for 2012. KBR did not include any future short-term incentive plan payouts for Mr. Harrington in his offer letter. Mr. Harrington’s 2012 short-term incentive plan payout compensated him for his earned, but unpaid, short-term incentive plan payout that he forfeited at his prior employer so that he could accept KBR’s offer of employment. Mr. Harrington’s forfeited payout at his prior employer was estimated to be significantly more than what KBR included in his offer letter. Likewise, Mr. Harrington’s sign-on payment compensated him for equity that he forfeited with his prior employer. However, Mr. Harrington’s sign-on payment was paid in three portions over three years so that it would reduce KBR’s obligation in a fiscal year and reduce KBR’s losses if Mr. Harrington had left KBR prior to 2014.

(10)

Mr. Summers’s base salary for 2013 represents his salary for the nine months he was employed in 2013. Mr. Summers’s bonuses in column (d) reflect a short-term incentive (annual) plan payout of $540,000 and $350,000 of his sign-on payment made pursuant to his offer letter in 2013 and the remaining $150,000 of his sign-on payment made pursuant to his offer letter in 2014. Mr. Summers’s short-term incentive plan payout was a one-time payout only for 2013. KBR did not include any future short-term incentive plan payouts for Mr. Summers in his offer letter. Mr. Summers’s 2013 short-term incentive plan payout compensated him for lost short- and mid-term incentive opportunities at his prior employer. Mr. Summers’s forfeited payout at his prior employer was estimated to be approximately what KBR included in his offer letter. Mr. Summers’s sign-on cash payment of $500,000 compensated him for the additional fixed cash compensation that he would have received during 2013 with his prior employer had he not left for KBR. However, Mr. Summers’s sign-on payment was paid in three portions, with two portions paid in 2013 ($350,000) and one portion paid in 2014 ($150,000), so that it would reduce KBR’s obligation in a fiscal year and reduce KBR’s losses if Mr. Summers had left KBR prior to 2014.

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GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding awards in 2014 under the KBR Senior Executive Performance Pay Plan and the KBR Stock and Incentive Plan.

Name	Grant Type(1)	Grant Date	Number Of Non-Equity Incentive Plan Units Granted	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
Stuart J. B. Bradie(4)	STI	—	—	125,000	500,000	500,000	—	—	—	—	—	—	—
	PAs	—	—	—	—	—	—	—	—	—	—	—	—
	RSUs	07/02/14	—	—	—	—	—	—	—	82,339	—	—	1,967,902
	PSUs	07/02/14	—	—	—	—	—	30,877	—	—	—	—	737,960
	PSUs	12/21/14	—	—	—	—	—	114,905	—	—	—	—	1,931,553
	NQSOs	—	—	—	—	—	—	—	—	—	—	—	—
William P. Utt(5)	—	—	—	—	—	—	—	—	—	—	—	—	—
Brian K. Ferraioli	STI	—	—	146,250	585,000	1,170,000	—	—	—	—	—	—	—
	PAs	03/05/14	—	—	—	—	210,000	840,000	1,680,000	—	—	—	426,720
	RSUs	03/05/14	—	—	—	—	—	—	—	12,568	—	—	350,019
	NQSOs	03/05/14	—	—	—	—	—	—	—	—	21,875	27.85	210,000
Ivor J. Harrington	STI	—	—	141,750	567,000	1,134,000	—	—	—	—	—	—	—
	PAs	03/05/14	—	—	—	—	225,000	900,000	1,800,000	—	—	—	457,200
	RSUs	03/05/14	—	—	—	—	—	—	—	13,465	—	—	375,000
	NQSOs	03/05/14	—	—	—	—	—	—	—	—	23,438	27.85	225,005
Roy B. Oelking	STI	—	—	141,750	567,000	1,134,000	—	—	—	—	—	—	—
	PAs	03/05/14	—	—	—	—	225,000	900,000	1,800,000	—	—	—	457,200
	RSUs	03/05/14	—	—	—	—	—	—	—	13,465	—	—	375,000
	NQSOs	03/05/14	—	—	—	—	—	—	—	—	23,438	27.85	225,005
Michel P. Dauzat	STI	—	—	100,000	400,000	800,000	—	—	—	—	—	—	—
	PAs	03/05/14	—	—	—	—	165,000	660,000	1,320,000	—	—	—	335,280
	RSUs	03/05/14	—	—	—	—	—	—	—	9,875	—	—	275,019
	NQSOs	03/05/14	—	—	—	—	—	—	—	—	17,188	27.85	165,005
Andrew T. Summers(6)	STI	—	—	141,750	567,000	1,134,000	—	—	—	—	—	—	—
	PAs	03/05/14	—	—	—	—	210,000	840,000	1,680,000	—	—	—	426,720
	RSUs	03/05/14	—	—	—	—	—	—	—	12,568	—	—	350,019
	NQSOs	03/05/14	—	—	—	—	—	—	—	—	21,875	27.85	210,000
Andrew D. Farley(6)	STI	—	—	115,000	460,000	920,000	—	—	—	—	—	—	—
	PAs	03/05/14	—	—	—	—	210,000	840,000	1,680,000	—	—	—	426,720
	RSUs	03/05/14	—	—	—	—	—	—	—	12,568	—	—	350,019
	NQSOs	03/05/14	—	—	—	—	—	—	—	—	21,875	27.85	210,000
(1)

During fiscal year 2014, the Named Executive Officers received four types of plan-based awards (except for Messrs. Bradie and Utt as noted in footnotes (4) and (5), respectively, below): Short-Term Incentive (Annual) (“STI”), cash Performance Awards (“PAs”), Restricted Stock Units (“RSUs”), and Nonqualified Stock Options (“NQSOs”). All awards were granted under the KBR Stock and Incentive Plan, except that the STI was granted under the KBR Senior Executive Performance Pay Plan, which is a performance plan under the KBR Stock and Incentive Plan.

(2)

Actual short-term incentive plan payments under the KBR Senior Executive Performance Pay Plan may equal amounts between performance level percentages. Estimated short-term incentive plan payments are calculated using the Participant’s annual base salary as determined on January 1, 2014 (or the first day the Participant becomes eligible to participate in the KBR Senior Executive Performance Pay Plan if such day occurs after the first day of January).

(3)

The amounts in column (n) are calculated for RSUs based on the product of the number of RSUs granted and the closing price of the Company’s common stock on the Grant Date, are calculated for NQSOs based on the product of the number of NQSOs granted and the Black Scholes’ valuation of the NQSOs on the Grant Date, and are calculated for PAs based on each PA unit having a grant date fair value of $.508. These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC 718.

(4)

Mr. Bradie's STI Target and Maximum amounts in columns (f) and (g), respectively, are the same value because his offer letter provided that his earned, prorated 2014 STI payout would be capped at $500,000 for 2014. Mr. Bradie’s RSU amount in column (k) reflects RSUs that were granted on July 2, 2014, as a part of his one-time grant pursuant to his offer letter. Mr. Bradie’s performance-based RSU ("PSU") amounts in column (i) reflect PSUs that were (i) granted on July 2, 2014, as a part of his one-time grant pursuant to his offer letter that vest equally over five years subject to KBR having total shareholder return ("TSR") of at least 6% in the immediately preceding year and (ii) granted on December 21, 2014, as an annual RSU grant that vest equally over three years subject to KBR having TSR of at least 6% each year. Mr. Bradie was not granted PAs or NQSOs in 2014. See the next section titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more detail.

(5)

Mr. Utt did not participate in the KBR Senior Executive Performance Pay Plan nor was he granted PAs, RSUs, or NQSOs in 2014 due to his retirement from KBR in April 2014.

(6)

The PAs, RSUs, and NQSOs granted to Messrs. Summers and Farley on March 5, 2014, were forfeited due to their terminations of employment from KBR in 2014.

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NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

NO EMPLOYMENT AGREEMENTS

Our Named Executive Officers do not have employment agreements. Each of our Named Executive Officers entered into severance and change-in-control agreements that only provide for severance-type benefits (including severance following a change in control) (see the section titled “Severance and Change-in-Control Protection” for more detail).

LONG-TERM INCENTIVES

During fiscal year 2014, our Named Executive Officers received four types of plan-based awards (except for Messrs. Bradie and Utt as noted below) under the KBR Stock and Incentive Plan (under which the Performance Pay Plan was adopted): (1) an annual short-term incentive (“STI”) award (see the section titled “Short-Term Incentives (Annual)” for more detail), (2) cash performance awards (“PAs”), which are based 100% on total shareholder return, (“TSR”), (3) restricted stock units (“RSUs”), and (4) nonqualified stock options (“NQSOs”). STI awards are based on achieving pre-established metrics and are paid in cash.

The PAs were granted on March 5, 2014. Each PA has a target value of $1.00. The actual value, if any, of a PA at the end of the performance period will be determined based 100% on the level of achievement during the performance period of the performance objectives based on the comparison of the average TSR of the Company’s common stock at the end of the performance period to the average TSR of each of the common stocks of the members of the peer group for the performance period. Specifically, each peer group company’s TSR is measured every quarter, indexed back to the start of the performance period or January 1, 2014, and KBR’s similarly calculated average quarterly indexed TSR is ranked relative to its peers. The average quarterly indexed Company’s TSR rank is measured over the 3-year performance period, which runs from January 1, 2014, to December 31, 2016. The TSR payout is based on KBR’s average TSR relative standing on December 31, 2016, as compared to our peer group.

The grants of the 2012, 2013, and 2014 KBR Performance Cash Awards are reported in the “Stock Awards” column of the Summary Compensation Table for 2012, 2013, and 2014, the years in which the awards were granted (rather than in the “Non-Equity Incentive Plan Compensation” column in the year they were earned (2014, 2015, and 2016)), because the KBR Performance Cash Awards fell within the scope of ASC 718 (formerly FAS 123R).

In March 2014, our Compensation Committee approved long-term incentive target values of $1,400,000 for Mr. Ferraioli, $1,500,000 for Mr. Harrington, $1,500,000 for Mr. Oelking, $1,100,000 for Mr. Dauzat, $1,400,000 for Mr. Summers, and $1,400,000 for Mr. Farley. The Compensation Committee established these long-term incentive target values as described in the “Compensation Discussion and Analysis” section of this proxy statement under the section titled “KBR Stock and Incentive Plan.” Long-term incentive awards were delivered through a combination of cash-based PAs and equity-based RSUs and NQSOs. Mr. Utt did not receive a long-term incentive award in 2014 due to his retirement from KBR in April 2014. Mr. Bradie did not receive a long-term incentive award in 2014 due to his mid-year start date; however, in May 2014, our Compensation Committee approved a one-time equity award of RSUs for Mr. Bradie. This one-time equity award, which was granted on

July 2, 2014, one month after Mr. Bradie’s first day of employment with the Company, had an estimated target grant date value of $2,750,000. $2,000,000 of this one-time equity award was intended, in part, to compensate (make whole) Mr. Bradie for forfeited equity granted to him by his former employer. In December 2014, our Compensation Committee approved an annual grant of RSUs for Mr. Bradie. This annual grant of RSUs, which was granted on December 21, 2014, had an estimated target grant date value of $1,750,000.

The Compensation Committee determined the number of PAs for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each PA). Our Compensation Committee decided to use $1.00 as the target value for each PA based on a proposal presented by Towers Perrin in July 2007 in which $1.00 was used as the target value for each PA for the purpose of administering and communicating the award. In addition, the use of $1.00 as a target value for each PA is a means of expressing the value of each award since the number of PAs were granted based on the total target value of long-term incentive awards. The actual value of a PA may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of PAs for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

The RSUs granted on March 5, 2014, under the KBR Stock and Incentive Plan vest in increments of 33-1/3% annually over three years. With respect to the RSUs granted to Mr. Bradie on July 2, 2014, $1,000,000 of the one-time equity award vests in increments of 20% annually over five years, $1,000,000 vests in increments of 33-1/3% annually over three years, and the remaining $750,000 vests in increments of 20% annually over five years subject to KBR having TSR of at least 6% in the immediately preceding year. With respect to the RSUs granted to Mr. Bradie on December 21, 2014, the RSUs vest in increments of 33-1/3% annually over three years subject to KBR having TSR of at least 6% for the period ending on the close of KBR’s stock price on the December 15th immediately preceding the vesting date and beginning on the close of KBR’s stock price on the prior year’s December 15th; however, in the event of a double-trigger change in control, any RSUs that have not been forfeited and remain unvested will not be subject to the TSR vesting provisions and will fully vest. RSUs (with respect to U.S.-based awards) provide for rights to any dividends paid on shares of common stock in the same manner and at the same time as dividends are paid to our common stockholders. With respect to the long-term incentive awards granted on March 5, 2014, our Compensation Committee determined the number of RSUs for each Named Executive Officer who received a grant by multiplying the total long-term incentive target value by 25% and dividing

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the product by the fair market value of our common stock on the date of grant. The number of RSUs for Mr. Bradie’s one-time equity award (which was approved on May 14, 2014, and granted on July 2, 2014, the date first administratively feasible following his first day of employment with KBR) was determined by dividing the target value by $24.29, the fair market value of our common stock on May 30, 2014, and rounding up. May 30, 2014, was used instead of the date of grant on July 2, 2014, because May 30, 2014 was the last day on which our common stock was traded immediately prior to Mr. Bradie’s first day of employment on June 2, 2014, which ensured that the price of our common stock on that date would not reflect any actions Mr. Bradie took, or did not take, as an officer of KBR. In addition, the price of our common stock on May 30, 2014, was greater than the price of our common stock on July 2, 2014. The number of RSUs for Mr. Bradie’s annual grant of RSUs (which was communicated to Mr. Bradie on December 15, 2014, and granted on December 21, 2014) was determined by dividing the target value by $15.23, the fair market value of our common stock on December 15, 2014, and rounding up. December 15, 2014, was used instead of the date of grant on December 21, 2014, because our Compensation Committee communicated this grant to Mr. Bradie on December 15, 2014, and using that date also avoided any issues with our common stock being thinly traded during the holidays and its price not being reflective of an active market.

The NQSOs were granted under the KBR Stock and Incentive Plan. Options vest in increments of 33⅓% annually over three years. Using the total long-term incentive target values, our Compensation Committee determined the number of NQSOs for each Named Executive Officer by multiplying the total long-term incentive value by 15% and dividing the product by the Black Scholes’ value of the NQSO on the date of grant. Options have an exercise price equal to the closing price of our common stock on the date of grant.

SHORT-TERM INCENTIVES (ANNUAL)

Our Named Executive Officers (except for Mr. Bradie) were eligible to participate in the Umbrella Program under the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2014 calendar year. Payouts under the Performance Pay Plan are based on our Senior Executive Management’s individual performance and on the levels of achievement of the Performance Pay Plan’s performance metrics. An Umbrella Program is a gateway performance metric under the Performance Pay Plan for the 2014 plan year (the Umbrella Program funds the payouts under the Performance Pay Plan as described further in this section and was established to allow the Performance Pay Plan to satisfy Section 162(m) of the Internal Revenue Code whenever appropriate and consistent with our compensation philosophy).

The pre-established performance metrics for the 2014 calendar year are described in the Compensation Discussion and Analysis above.

The Umbrella Program provides an incentive pool to fund any payouts under the Performance Pay Plan for our Senior Executive Management. The incentive pool is based on a single performance metric. The other performance metrics under the Performance Pay Plan are intended to be sub-performance metrics that are subject to also satisfying the incentive pool performance metric under the Umbrella Program. The incentive pool is based on 3% of pre-tax income. Pre-tax income is defined as income from continuing operations before income taxes and non-controlling interests as provided in KBR, Inc.’s audited financials. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers are awarded a percentage of the incentive pool each year. The awarded percentages are set at the beginning of each year. For 2014, Mr. Utt was eligible to receive up to 21% of the incentive pool, Mr. Ferraioli was eligible to receive up to 11% of the incentive pool, Messrs. Harrington, Oelking, and Summers were each eligible to receive up to 10% of the incentive pool, Mr. Farley was eligible to receive up to 8% of the incentive pool, and Mr. Dauzat was eligible to receive up to 7% of the incentive pool. Mr. Bradie was not eligible to participate in the Umbrella Program under the Performance Pay Plan for the 2014 calendar year because the awarded percentages of the incentive pool were set prior to his first day of employment with KBR. Messrs. Utt, Summers, and Farley forfeited their rights to a payout under the Performance Pay Plan for 2014 due their terminations of employment from KBR in 2014.

Earned awards under the Performance Pay Plan may not exceed, and will be paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion exercised thereunder) and (ii) the amount otherwise payable under the other performance metrics under the Performance Pay Plan after the exercise of any discretion with respect to those performance metrics.

There will not be a duplication of benefits under the Performance Pay Plan performance metrics and the Umbrella Program.

At the end of the year, the Compensation Committee may, in its sole discretion, reduce the payment amount due (if any) to a Named Executive Officer under the Performance Pay Plan and the Umbrella Program by up to 100%.

The goals for the performance metrics for the Named Executive Officers in Corporate positions are based upon the performance measures of the Company on a consolidated basis. For our Named Executive Officers, this includes Mr. Ferraioli. Due to his mid-year start date, Mr. Bradie’s performance metrics and goals differed from those of the other Named Executive Officers in Corporate positions. The performance metrics (other than EPS) used for the Named Executive Officers who were responsible for a Business Group are based on that Business Group’s performance. For the Gas Monetization Group, that Named Executive Officer is Mr. Harrington. For the Hydrocarbons Group, that Named Executive Officer is Mr. Oelking. For the Services Group, that Named Executive Officer is Mr. Dauzat.

During 2014, the short-term incentive award opportunities were based on a percentage of base salary assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for Mr. Utt, 27.5%, 110%, and 220%, (ii) for Mr. Bradie, 25%, 100%, and 200%, (iii) for Messrs. Ferraioli, Harrington, Oelking, and Summers, 22.5%, 90%, and 180%, and (iv) for Messrs. Dauzat and Farley, 20%, 80%, and 160%. Mr. Bradie’s offer letter provided that his earned, prorated short-term incentive plan payout would be capped at $500,000 for 2014, so his target and maximum payout opportunities were both $500,000. Mr. Bradie's offer letter did not provide (or guarantee) Mr. Bradie any payout under his 2014 or future short-term incentive plans. In addition and separate from Mr. Bradie’s short-term incentive plan payout, under his offer letter, Mr. Bradie received a one-time cash payment of $500,000. This one-time (make whole) cash award compensated Mr. Bradie for the forfeited annual incentive payment that would have been paid to him by his former employer in June 2014. The annual incentive that Mr. Bradie forfeited was expected to be greater than the $500,000 one-time (make whole) cash award. Mr. Bradie must reimburse KBR in full for this one-time cash award if he voluntarily leaves KBR or if KBR terminates his employment for cause within one year of his start date. Mr. Bradie’s offer letter did not provide (or guarantee) any future short-term incentive plan payouts. Pursuant to Mr. Harrington's 2012 offer letter, he received the final installment of $100,000 of his sign-on payment, which was paid in three installments. These bonuses are not part of KBR's compensation program, and we do not expect these in the future for Messrs. Bradie or Harrington.

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SALARY AND SHORT-TERM INCENTIVE IN PROPORTION TO TOTAL COMPENSATION

Assuming target performance with respect to the long-term incentive awards under our KBR Stock and Incentive Plan, our current CEO, Mr. Bradie, received approximately 16% of his total compensation in the form of base salary and annual cash-based STI awards, and our Named Executive Officers (other than our current and former CEOs) generally received on average approximately 23% of their total compensation in the form of base salary and annual cash-based STI awards. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the philosophy and objectives of our compensation program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2014.

Name	Grant Date(1)	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Stuart J. B. Bradie	12/21/2014	—	—	—	—	—	—	—	114,905	1,947,640
	07/02/2014	—	—	—	—	—	82,339	1,395,646	30,877	523,365
TOTAL		—	—	—	—	—	82,339	1,395,646	145,782	2,471,005
William P. Utt(7)	03/06/2013	31,542	—	—	30.24	04/10/2015	—	—	—	—
	03/07/2012	51,600	—	—	35.27	04/10/2015	—	—	—	—
	03/09/2011	78,028	—	—	33.65	04/10/2015	—	—	—	—
TOTAL		161,170	—	—	—	—	—	—	—	—
Brian K. Ferraioli	03/05/2014	—	21,875	—	27.85	03/05/2024	12,568	213,028	840,000	210,000
	12/12/2013	—	—	—	—	—	65,000	1,101,750	—	—
TOTAL		—	21,875	—	—	—	77,568	1,314,778	840,000	210,000
Ivor J. Harrington	03/05/2014	—	23,438	—	27.85	03/05/2024	13,465	228,232	900,000	225,000
	12/12/2013	—	—	—	—	—	65,000	1,101,750	—	—
	03/06/2013	7,254	14,510	—	30.24	03/06/2023	4,564	77,360	690,000	172,500
	07/09/2012	36,066	6,434	—	24.98	07/09/2022	1,060	17,967	602,120	185,934
TOTAL		43,320	44,382	—	—	—	84,089	1,425,309	2,192,120	583,434
Roy B. Oelking	03/05/2014	—	23,438	—	27.85	03/05/2024	13,465	228,232	900,000	225,000
	12/12/2013	—	—	—	—	—	65,000	1,101,750	—	—
	03/06/2013	8,201	16,402	—	30.24	03/06/2023	5,160	87,462	780,000	195,000
	03/07/2012	10,320	5,160	—	35.27	03/07/2022	850	14,408	601,703	178,866
	03/09/2011	—	—	—	—	—	894	15,153	—	—
	03/10/2010	—	—	—	—	—	428	7,255	—	—
TOTAL		18,521	45,000	—	—	—	85,797	1,454,260	2,281,703	598,866
Michel P. Dauzat	03/05/2014	—	17,188	—	27.85	03/05/2024	9,875	167,381	660,000	165,000
	12/12/2013	—	—	—	—	—	65,000	1,101,750	—	—
	03/06/2013	4,731	9,463	—	30.24	03/06/2023	2,977	50,460	450,000	112,500
	04/04/2012	8,300	4,151	—	35.14	04/04/2022	1,922	32,578	—	—
	04/01/2011	7,115	—	—	38.33	04/01/2021	784	13,289	—	—
	03/10/2010	5,623	—	—	21.19	03/10/2020	428	7,255	—	—
	03/06/2009	6,240	—	—	11.71	03/06/2019	—	—	—	—
TOTAL		32,009	30,802	—	—	—	80,986	1,372,713	1,110,000	277,500
Andrew T. Summers(7)	04/08/2013	20,766	—	—	28.93	12/16/2015	—	—	—	—
TOTAL		20,766	—	—	—	—	—	—	—	—
Andrew D. Farley(7)	03/06/2013	6,781	—	—	30.24	11/01/2015	—	—	—	—
	03/07/2012	11,094	—	—	35.27	11/01/2015	—	—	—	—
TOTAL		17,875	—	—	—	—	—	—	—	—

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(1)

The awards granted are of KBR restricted stock units ("RSUs"), performance cash awards based on total shareholder return ("TSR"), or options under the KBR Stock and Incentive Plan.

(2)

All options listed in columns (c) and (d) vest at a rate of 33-1/3% per year over the 3-year vesting period. In addition, Mr. Harrington's options that were granted on July 9, 2012, and Mr. Oelking's options that were granted on March 7, 2012, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date.

(3)

All RSUs listed in this column that were granted on March 6, 2013, and earlier vest at a rate of 20% per year over the 5-year vesting period. The RSUs granted on December 12, 2013, cliff vest 100% after three years. The RSUs granted on March 5, 2014, vest at a rate of 33-1/3% per year over the 3-year vesting period. With respect to the RSUs granted to Mr. Bradie on July 2, 2014, 41,169 vest at a rate of 20% per year over the 5-year vesting period and 41,170 vest at a rate of 33-1/3% per year over the 3-year vesting period.

(4)

Market value in this table is based upon a fair market value of $16.95 per share for KBR common stock, the closing price on December 31, 2014.

(5)

The number of unearned shares includes 40% of Mr. Oelking's March 7, 2012, and 40% of Mr. Harrington’s July 9, 2012, RSU grants under column (g), the earnings of which are subject to the Company having net income greater than or equal to zero for the calendar year preceding each vesting date. With respect to Mr. Bradie, the number of unearned shares includes 100% of the 30,877 RSUs that were granted on July 2, 2014, and vest at a rate of 20% per year over the 5-year vesting period subject to KBR having TSR of at least 6% in the immediately preceding year and 100% of the 114,905 RSUs that were granted on December 21, 2014, and vest at a rate of 33-1/3% per year over the 3-year vesting period subject to KBR having TSR of at least 6% each year. In addition, this column includes 100% of the performance cash awards granted in 2013 and 2014 that were based on TSR. These performance cash awards are payable only in cash.

(6)

This column includes the value of both performance cash awards and performance RSUs. With respect to the performance cash awards, this column represents the threshold cash payout for the number of performance cash awards based on TSR. Under the SEC rules, we are required to report the threshold payout if the previous fiscal year's performance did not exceed threshold performance. The payout of these performance cash awards is not calculated based on the Company's stock price and accordingly was calculated by using a threshold cash payout amount of $.25 for each performance award unit. With respect to the performance RSUs, this column represents the target value of such awards, which is the fair market value of $16.95 per share for KBR common stock on December 31, 2014. Under SEC rules, if an award provides only for a single estimated payout, that amount should be reported.

(7)

Mr. Utt forfeited his outstanding equity upon his retirement from KBR on April 9, 2014. Messrs. Summers and Farley forfeited their outstanding equity upon their terminations of employment from KBR on November 1, 2014, and December 16, 2014, respectively. However, pursuant to Mr. Utt's transition agreement and Messrs. Summers and Farley's severance and change-in-control agreements, Messrs. Utt, Summers, and Farley may exercise their already vested stock options within the one-year period following their dates of retirement / terminations, but in no event may they exercise such stock options later than the remaining term of the stock options (unexercised stock options will forfeit after one year even if they have a remaining term).

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OPTION EXERCISES AND STOCK VESTED

The following table shows information for 2014 regarding the exercise of stock options and the vesting of restricted stock and restricted stock units.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Stuart J. B. Bradie	—	—	—	—
William P. Utt	162,741	1,734,927	27,187	769,525
Brian K. Ferraioli	—	—	—	—
Ivor J. Harrington	—	—	9,201	221,952
Roy B. Oelking	—	—	3,394	96,802
Michel P. Dauzat	—	—	2,585	72,341
Andrew T. Summers	—	—	75,640	1,289,779
Andrew D. Farley	—	—	69,425	1,334,358
(1)

Represents the pre-tax value realized on option awards that were exercised during the fiscal year, computed by multiplying the number of shares acquired on exercise by the difference between the closing price of KBR common stock on the exercise date and the option price.

(2)

Represents the number of restricted stock units (“RSUs”) and the number of 2012 cash performance award units (“PAs”) that vested during the fiscal year. For Mr. Utt, 27,187 RSUs and zero 2012 PAs vested. For Mr. Harrington, 9,201 RSUs and zero 2012 PAs vested. For Mr. Oelking, 3,394 RSUs and zero 2012 PAs vested. For Mr. Dauzat, 2,585 RSUs and zero 2012 PAs vested. For Mr. Summers, 75,640 RSUs vested. For Mr. Farley, 69,425 RSUs and zero 2012 PAs vested.

(3)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date. This also represents the value realized on the 2012 PAs that vested during the fiscal year, computed by multiplying the number of 2012 PAs, with a target value of $1.00, by the TSR metric payout percentage of 0%.

PENSION BENEFITS

Our Named Executive Officers did not participate in a KBR sponsored pension plan required to be reported under the Pension Benefits table. Accordingly, the Pension Benefits Table has not been included here.

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NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding each Named Executive Officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year, and plan balances at fiscal year-end.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
(a)		(b)	(c)	(d)	(e)	(f)
Stuart J. B. Bradie	Elective Deferral	—	—	—	—	—
	Restoration	—	—	—	—	—
	SERP	—	—	—	—	—
William P. Utt	Elective Deferral	—	—	77,302	(695,418)	1,320,062
	Restoration	—	—	21,759	(386,816)	—
	SERP	—	—	121,100	(3,416,136)	—
Brian K. Ferraioli	Elective Deferral	65,002	—	(1,593)	—	129,870
	Restoration	—	25,026	253	—	28,888
	SERP	—	—	—	—	—
Ivor J. Harrington	Elective Deferral	—	—	—	—	—
	Restoration	—	20,240	1,288	—	39,931
	SERP	—	—	—	—	—
Roy B. Oelking	Elective Deferral	125,610	75,215	17,427	—	419,409
	Restoration	—	27,151	3,764	—	84,677
	SERP	—	—	5,200	—	210,559
Michel P. Dauzat	Elective Deferral	—	—	25,073	—	403,165
	Restoration	—	13,201	2,892	—	57,411
	SERP	—	—	5,233	—	211,878
Andrew T. Summers	Elective Deferral	—	—	—	—	—
	Restoration	—	20,274	618	—	29,714
	SERP	—	—	—	—	—
Andrew D. Farley	Elective Deferral	—	—	13,288	—	148,191
	Restoration	—	13,494	6,817	—	117,693
	SERP	—	—	—	—	—
(1)

The amount in this column (b) is reported as compensation for 2014 in column (c) of the Summary Compensation Table.

(2)

The amounts in this column (c) are reported as compensation for 2014 in column (i) of the Summary Compensation Table.

(3)

Only the above-market earnings in this column (d) are reported as compensation for 2014 in column (h) of the Summary Compensation Table.

(4)

Only the amount of the aggregate balance in this column (f) that relates to registrant contributions that are reported in column (c) are reported as compensation for 2014 in column (i) of the Summary Compensation Table.

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NARRATIVE DISCLOSURE TO NONQUALIFIED DEFERRED COMPENSATION TABLE

Under the Elective Deferral Plan, pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each year. Participation, however, is completely voluntary. The other plans do not allow employee elective deferrals. Earnings for the Elective Deferral Plan are based upon the executive’s election from among diversified investment options that include both stock and bond funds. Investment elections may be changed by the executive on a monthly basis. Any preferential interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. The only Named Executive Officers who had an account balance under the KBR Elective Deferral Plan during 2014 were Messrs. Utt, Ferraioli, Oelking, Dauzat, and Farley.

Earnings for the Restoration Plan are credited based on a bond fund in the KBR Elective Deferral Plan, which was above 120% of the applicable Federal long-term rate. Accordingly, the preferential interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. In 2014, our Named Executive Officers received awards under the plan in the amounts shown in the footnotes to the Summary Compensation Table.

While employed, earnings (or losses) on amounts in the SERP are credited (or deducted) based on the default investment portfolio in the Company’s 401(k) plan. An executive must be at least 50 years of age to participate in the SERP. Each executive who receives a SERP allocation must be a participant in the SERP for at least five years (three years for executives who were over age 60) following the allocation in order to begin vesting. Once the participant requirement is met, an executive’s SERP account vests on a graded scale in which 50% of the account is vested if the executive has attained age 55 prior to termination of employment and 10% more of the account is vested each additional year until 100% of the account is vested upon the executive’s attainment of age 60 prior to termination of employment. If the executive has not attained age 55 prior to termination of employment or met the minimum participation requirement, 100% of his or her SERP account is forfeited. The vesting provision was put in place to encourage participant retention.

Because the SERP was frozen on January 1, 2012, none of the Named Executive Officers received a contribution for 2014 under the terms of the SERP. Messrs. Utt, Oelking, and Dauzat were credited with earnings in 2014 on amounts already allocated to their account prior to 2012. Any earnings applied in 2014 to amounts in SERP accounts that were above 120% of the applicable Federal long-term rate are recorded in the Summary Compensation Table. Except for Mr. Utt, none of the Named Executive Officers is vested in his account balance. Mr. Utt was 70% vested in the SERP upon his retirement from the Company in April 2014. Messrs. Oelking and Dauzat are not vested in the SERP because they do not meet the five-year participation requirement to begin vesting. Messrs. Bradie, Ferraioli, Harrington, and Summers are not participants in the SERP because the SERP was frozen prior to the dates they began employment with the Company. Mr. Farley was not a participant in the SERP because he was not at least 50 years old prior to 2012.

Payouts under the Restoration Plan and the SERP are paid in a lump sum upon termination. Payouts under the Elective Deferral Plan are paid on termination of employment or a specified future date, either as a lump sum or in installments. Withdrawals under the Elective Deferral Plan are allowed in the case of an unforeseeable emergency.

ELEMENTS OF POST-TERMINATION COMPENSATION AND BENEFITS

In 2008 with respect to Messrs. Farley and Utt, in 2011 with respect to Messrs. Oelking and Dauzat, in 2012 with respect to Mr. Harrington, in 2013 with respect to Messrs. Ferraioli and Summers, and in 2014 with respect to Mr. Bradie, our Company entered into severance and change-in-control agreements with our Named Executive Officers.

Termination events that trigger payments and benefits include change-in-control, normal or early retirement, termination without cause or for good reason, voluntary termination, disability, and death. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances, and health benefits among others.

See the section below titled “2014 Potential Payments Upon Termination or Change-in-Control” for more detail on: (i) estimated potential payments and benefits under Messrs. Bradie, Ferraioli, Harrington, Oelking, and Dauzat’s severance and change-in-control agreements; (ii) the actual payment received by Mr. Utt in connection with his retirement in 2014 pursuant to his transition agreement (as described in the Compensation Discussion & Analysis under the section titled “Former CEO and NEOs”); and (iii) the actual payments received by Messrs. Summers and Farley in connection with their terminations in 2014 pursuant to their severance and change-in-control agreements and their restricted stock unit agreements granted in December 2013.

Further, see the section titled “Severance and Change-in-Control Agreements” after the “2014 Potential Payments Upon Termination or Change-in-Control” table for a description of: (a) the specific circumstances that would trigger payments and benefits, (b) the appropriate payment and benefit levels as determined under the various circumstances that trigger payments and benefits, (c) any material conditions or obligations applicable to the receipt of payments or benefits, and (d) any other material factors regarding the severance and change-in-control agreements.

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2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive	Benefits(1)(2)	Change in Control without Termination 12/31/2014 ($)	Change in Control with Involuntary Termination 12/31/2014 ($)	Normal Retirement, Disability, or Death on 12/31/2014 ($)	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2014 ($)	Voluntary without Good Reason on 12/31/2014 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Stuart J. B. Bradie	Stock Awards(3)	—	3,447,952	3,447,952	697,823	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	—	—	—	—
	Cash Severance(6)	—	6,592,544	500,000	4,000,000	—
	TOTAL	—	10,040,496	3,947,952	4,697,823	—
William P. Utt(7)	Stock Awards(3)	—	—	—	—	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	—	—	—	—
	Cash Severance(6)	—	—	—	—	1,000,000
	TOTAL	—	—	—	—	1,000,000
Brian K. Ferraioli	Stock Awards(3)	—	1,314,761	1,314,761	1,101,750	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	279,745	279,745	—	—
	Cash Severance(6)	—	2,523,241	—	1,235,000	—
	TOTAL	—	4,117,747	1,594,506	2,336,750	—
Ivor J. Harrington	Stock Awards(3)	—	1,461,243	1,461,243	1,101,750	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	760,000	760,000	—	—
	Cash Severance(6)	—	2,425,489	—	1,197,000	—
	TOTAL	—	4,646,732	2,221,243	2,298,750	—
Roy B. Oelking	Stock Awards(3)	—	1,483,125	1,483,125	1,101,750	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	819,726	819,726	—	—
	Cash Severance(6)	—	2,628,300	210,559	1,197,000	—
	TOTAL	—	4,931,151	2,513,410	2,298,750	—
Michel P. Dauzat	Stock Awards(3)	—	1,372,696	1,372,696	1,101,750	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	519,799	519,799	—	—
	Cash Severance(6)	—	2,062,470	211,877	900,000	—
	TOTAL	—	3,954,965	2,104,372	2,001,750	—
Andrew T. Summers(7)	Stock Awards(3)	—	—	—	1,007,500	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	—	—	—	—
	Cash Severance(6)	—	—	—	1,197,000	—
	TOTAL	—	—	—	2,204,500	—
Andrew D. Farley(7)	Stock Awards(3)	—	—	—	1,209,000	—
	Stock Options(4)	—	—	—	—	—
	Performance Awards(5)	—	—	—	—	—
	Cash Severance(6)	—	—	—	1,035,000	—
	TOTAL	—	—	—	2,244,000	—
(1)

The aggregate nonqualified deferred compensation payable to all Named Executive Officers upon termination is set forth in columns (d) and (e) of the Nonqualified Deferred Compensation Table and is not reflected in this table.

(2)

The Table does not include amounts otherwise payable to the Named Executive Officers if they remained employed through December 31, 2014, pursuant to the KBR Senior Executive Performance Pay Plan (STI), as reported in column (g) of the Summary Compensation Table. If a Named Executive Officer is terminated for “cause” (as defined under the applicable plan/program), all such executive’s rights to payment would be automatically forfeited. Also, the Table does not include those benefits that are generally available to all employees.

(3)

Except for Mr. Bradie, the amounts provided under stock awards in column (f) relate to the one-time 2013 restricted stock unit grants that were intended to facilitate the smooth CEO transition, but only in accordance with the terms of such grants. For Mr. Bradie, the amount provided under stock awards in column (f) relates to 50% of the one-time (make-whole) restricted stock units that vest over three years and were granted in July 2014. These were specifically provided to Mr. Bradie to provide him security to resign from his prior employer, which caused him to forfeit equity holdings granted to him in prior years.

(4)

The Table assumes full exercise of options that become exercisable upon termination or change-in-control as of December 31, 2014. This Table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on December 31, 2014, multiplied by the number of shares to be acquired upon exercise of the option. While options do not vest upon normal retirement age, they do continue to vest on the original vesting schedule post-normal retirement.

(5)

Assumes for purposes of change-in-control with termination, normal retirement, death, and disability that payout for the Performance Cash Awards will be at Target, except for the Performance Cash Awards granted in 2012, which are based on actual performance of 0.0%.

(6)

Cash severance includes welfare costs in the case of a change in control with involuntary termination. Cash severance does not include amounts that may be paid to the Named Executive Officers under the severance plan generally available to all employees of the Company.

(7)

The amounts reflect amounts actually received by Mr. Utt in connection with his retirement and Messrs. Summers and Farley in connection with their terminations in 2014. Mr. Utt's cash severance amount was paid pursuant to his transition agreement as described in the Compensation Discussion & Analysis under the section titled “Former CEO and NEOs.” Messrs. Summers and Farley's cash severance amounts were paid pursuant to their severance and change-in-control agreements and restricted stock unit agreements granted in December 2013.

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SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

Our Compensation Committee approved severance and change-in-control agreements (collectively, the “Agreement”) for Messrs. Bradie, Utt, Ferraioli, Harrington, Oelking, Dauzat, Summers, and Farley, along with certain other senior executive officers of the Company. Mr. Utt’s Agreement terminated upon his retirement in April 2014. Messrs. Farley and Summers’s Agreements terminated upon their terminations in November and December 2014, respectively.

CIRCUMSTANCES THAT WOULD TRIGGER PAYMENTS AND BENEFITS

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.

Under the Agreement, “cause,” “good reason,” and “change-in-control” are defined as follows:

“Cause” means any of the following: (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of him by the Company; (ii) the executive’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct. However, prior to a change-in-control, “cause” also means the executive’s failure to perform, in a reasonably satisfactory manner, the duties and services required of him by the Company, provided that the Company gives the executive at least 10 days’ written notice to cure the failure.

“Good Reason” means any of the following: (i) a material diminution in the executive’s base salary, (ii) a material diminution in the executive’s authority, duties, or responsibilities, including, with respect to Mr. Bradie, the failure to maintain him in the position of CEO of the Company or nominate him to stand for re-election to the Board of Directors, or (iii) unless agreed to by the executive, the relocation of the offices at which the executive is principally employed to a location more than 50 miles away. However, prior to a change-in-control, “good reason” means a 25% or more diminution in the executive’s base salary, unless a similar reduction is made to the base salaries of all senior executive officers of the Company, and with respect to Mr. Bradie, it also means (ii) and (iii) of the definition of “good reason” above.

“Change-in-Control” is generally triggered upon any of the following: (i) a person acquires 20% or more of the voting power of the Company, (ii) the majority of our Board of Directors changes, (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets.

If, prior to, on, or after a change-in-control, Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat die or become disabled, then the Company will provide them with the following benefits: (a) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (b) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than the March 15th following the end of such prior performance period, (c) the restrictions on all restricted stock and restricted stock units of the executive shall lapse in full on his date of termination, (d) all stock options and stock appreciation rights (“SARs”) of the executive shall become fully vested and exercisable on his date of termination and may be exercised until the earlier of (i) the second anniversary of his date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (ii) the remaining term of such option or SAR, (e) all outstanding performance awards of the executive shall be prorated to his date of termination and to the extent such awards become “earned” based on actual performance results at the end of the performance period, shall be paid to the executive in a lump sum on the normal payment date for such awards under the plan, but not later than the March 15th following the end of the performance period, and (f) all account balances of the executive in all supplemental and/or non-qualified retirement plans of the Company and its affiliates shall become fully vested on his date of termination.

If, prior to, on, or after a change-in-control, Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat retire, then the Company will provide them with the above death and disability benefits, except that the executive may only exercise his stock options and SARs until the earlier of (a) the first anniversary of his date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (b) the remaining term of such option or SARs.

If, prior to, on, or after a change-in-control, Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat voluntarily terminates his employment for any reason other than a “good reason” or retirement, the executive will not be entitled to any payments or benefits and his vested stock options and SARs must be exercised within 30 days of the date of his termination, but not later than the option or SAR expiration date.

If, prior to, on, or after a change-in-control, Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat’s employment is terminated by the Company for “cause,” the executive shall not be entitled to any severance payments or benefits.

If, prior to a change-in-control, Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat’s employment is terminated by us (except for “cause”), or if Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat terminate his employment for “good reason,” the Company will provide the executive with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) one (two with respect to Mr. Bradie) year’s base salary in effect at termination plus (ii) (two times with respect to Mr. Bradie) the executive’s annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, and (c) all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards shall be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards.

If both (1) a change-in-control occurs and (2) on, or within two years after the change-in-control, the Company involuntarily terminates Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat’s employment or

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Messrs. Bradie, Ferraioli, Harrington, Oelking, or Dauzat terminates his employment for “good reason” then, the Company will provide them with the following change-in-control termination benefits: (a) a lump sum cash payment equal to the sum of: (i) two times (three times with respect to Mr. Bradie) the executive’s base salary in effect at termination (or, if higher, the executive’s base salary in effect immediately prior to the change-in-control) plus (ii) two times (three times with respect to Mr. Bradie) the executive’s annual target bonus opportunity, (b) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (c) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following the executive’s termination of employment with the Company, (d) all of the outstanding stock options, SARs, restricted stock and restricted stock unit awards, and other equity based awards granted by the Company to the executive that are not performance awards shall become fully vested and immediately exercisable or payable in full on the effective date of the release required under the Agreement, provided such release is timely executed by the executive following his termination of employment with the Company, (e) all performance award units other than those that are covered under the Company’s annual cash incentive plan shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, (f) all account balances in any supplemental and/or nonqualified retirement plans shall become fully vested, and (g) welfare plan costs equal to two times (three times with respect to Mr. Bradie) the total annual cost to the executive and the Company of the medical, dental, life, and disability benefits provided to the executive and the executive’s eligible dependents by the Company for the year of the executive’s termination.

DETERMINATION OF APPROPRIATE PAYMENT AND BENEFIT LEVELS UNDER THE VARIOUS CIRCUMSTANCES THAT TRIGGER PAYMENTS AND BENEFITS

Our Compensation Committee engaged AonHewitt, its previous compensation consultant, to assist in the development of the Agreement. In February 2008, AonHewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our then E&C Peer Group, as well as, AonHewitt’s knowledge of general market practices and emerging trends. In addition, AonHewitt provided the Compensation Committee with a proposed severance and change-in-control program that was consistent with the median of such E&C Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in such E&C Peer Group. Further, while not common practice among such E&C Peer Group, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with AonHewitt, in-house legal counsel, and outside legal counsel to prepare the Agreement consistent with these suggestions. In May 2008, AonHewitt presented the revised program, with all the potential costs associated with the suggested Agreement. After further review, and advice from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008. Since May 2008, our Compensation Committee has regularly reviewed the Agreement to ensure it remains consistent with the median of our E&C Peer Group.

MATERIAL CONDITIONS OR OBLIGATIONS APPLICABLE TO THE RECEIPT OF PAYMENTS OR BENEFITS

As a condition to receive the severance benefits upon a termination by us (except for “cause”) or a resignation by the executive for “good reason” or retirement, the executives must first execute a release and full settlement agreement. The Agreement also contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. The Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance (without a change-in-control). Such awards, however, will fully vest upon a double-trigger change-in-control termination (other than performance awards, which will vest on a prorata basis and remain subject to actual performance results).

NO EMPLOYMENT AGREEMENTS

The Company has no employment agreements with its Named Executive Officers. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits, as described in the above section.

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Director Compensation

In 2014, all non-executive Directors received an annual retainer of $100,000. An additional annual retainer of $20,000 was paid to the lead non-executive Director. During the first quarter of 2014, Mr. Carroll served as the lead non-executive Director; however, in connection with Mr. Utt’s retirement in 2014, our Board of Directors appointed Mr. Carroll to serve as non-executive Chairman of the Board effective March 31, 2014, based on the recommendation of our Nominating and Corporate Governance Committee. Our Board of Directors approved providing Mr. Carroll with an additional $105,000 in cash compensation for assuming this role. The Chairman of each committee also received an additional annual retainer as follows: Audit—$15,000; Compensation—$15,000; and Health, Safety, Security, Environment and Social Responsibility—$10,000. The additional annual retainer for the Nominating and Corporate Governance Committee is $10,000; however, if the non-executive Chairman of the Board is concurrently serving as the Chairman of the Nominating and Corporate Governance Committee, which was the case in 2014, the non-executive Chairman of the Board will not receive the annual retainer for the Nominating and Corporate Governance Committee Chairman in addition to the annual retainer for the non-executive Chairman of the Board. As recommended by our Nominating and Corporate Governance Committee, in 2014 each of our non-executive Directors received an annual award of $110,000 worth of restricted stock units under the KBR Stock and Incentive Plan. The vesting period is six-month cliff vesting. Our Board of Directors established share ownership guidelines for the non-executive Directors in an effort to link more closely the financial interests of the non-executive Directors with those of KBR’s stockholders. Non-executive Directors are required to own KBR stock in an amount equal to five times the non-executive Director annual cash retainer within five years of joining the Board of Directors.

In December 2013, based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors adopted a nonqualified elective deferral plan for non-executive directors. The plan, which became effective January 1, 2014, permits non-executive directors to make an annual election to defer payment of some or all of their cash retainers and equity compensation for the following year. The non-executive directors also have the option to elect to have their cash compensation converted to restricted stock units. For the 2014 plan year, Ms. Cook and Messrs. Lyles and Slater elected to defer 100% of their annual award of restricted stock units into the plan. Mr. Slater also elected to have 100% of his 2014 cash compensation converted to restricted stock units and deferred into the plan.

Periodically, our Nominating and Corporate Governance Committee reviews the competitiveness of the compensation of our non-executive Directors. The results of such reviews were presented to our Board of Directors by Meridian in July 2013 with regard to the compensation of our non-executive Directors for 2014. No changes were made to the program in 2014 except for the adoption of the nonqualified elective deferral plan noted above.

The following table sets forth certain information with respect to KBR’s director compensation for non-executive Directors during the fiscal year ended December 31, 2014.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mark E. Baldwin	25,000	110,013	—	—	—	—	135,013
James R. Blackwell	50,000	110,007	—	—	—	415	160,422
W. Frank Blount	100,000	110,008	—	—	—	632	210,640
Loren K. Carroll	198,750	110,008	—	—	—	632	309,390
Linda Z. Cook	100,000	110,008	—	—	979	—	210,987
Jeffrey E. Curtiss	115,000	110,008	—	—	—	632	225,640
John R. Huff	25,000	110,008	—	—	—	316	135,324
Lester L. Lyles	110,000	110,008	—	—	979	—	220,987
Jack B. Moore	100,000	110,008	—	—	—	632	210,640
Richard J. Slater(6)	—	225,000	—	—	1,973	—	226,973
(1)

Directors who were also full-time officers or employees of KBR received no additional compensation for serving as directors.

(2)

Directors fees reflect fees earned in 2014.

(3)

The amounts in column (c) represent the grant date fair value of awards granted in 2014 pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 18 under “Share-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

(4)

Ms. Cook and Messrs. Lyles and Slater elected to defer 100% of their restricted stock units ("RSUs") granted in 2014 into the KBR Non-Employee Directors Elective Deferral Plan. Ms. Cook and Messrs. Lyles and Slater also elected that any dividends to which they were entitled for their deferred RSUs be reinvested in shares of Company stock. The amounts in column (f) reflect these reinvested shares.

(5)

The amounts in column (g) reflect dividends paid on the vested and unvested portions of the stock awarded in 2014.

(6)

Mr. Slater elected to receive RSUs in lieu of 100% of his annual cash retainers payable for 2014. As a result, additional RSUs were granted to Mr. Slater at the same time and with the same terms as his standard annual award of RSUs.

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Certain Relationships and Related Transactions

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method.

James R. Blackwell, a director of the Company, was an officer or employee of Chevron Corporation through the end of 2014. Subsequently, Mr. Blackwell completed his retirement and separation from Chevron Corporation. In 2014, the Company’s contracts with Chevron Corporation provided more than 2% of the Company’s total revenue.

Related Person Policies

Our Board of Directors has adopted a policy requiring its approval of any transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•

whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•

whether the transaction is material to us or the related person;

•

the role the related person has played in arranging the related person transaction;

•

the structure of the related person transaction;

•

the extent of the related person’s interest in the transaction; and

•

whether there are alternative sources for the subject matter of the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires KBR’s directors and executive officers, and persons who own more than ten percent of a registered class of KBR’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock of KBR.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2014, and during 2015 through the date of this proxy statement, all officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

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Audit Committee Report

KBR’s Audit Committee operates under a written charter, a copy of which is available on KBR’s website, www.kbr.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval. This charter sets forth the purpose of the Committee, qualifications for membership on the Committee, meetings of the Committee, the authority granted to the Committee by the Board of Directors, and the responsibilities of the Committee in areas pertaining to the external auditor, financial reporting, the internal audit organization, KBR’s Code of Business Conduct, reviewing major issues concerning KBR’s internal control over financial reporting, and certain administrative matters. The responsibilities of the Committee set forth in the charter are addressed throughout the year according to a calendar established by the Committee each year in advance, in addition to from time to time as necessary.

KBR’s management is responsible for preparing KBR’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants.

In fulfilling our oversight role for the year ended December 31, 2014, under the Audit Committee’s charter, we:

•

reviewed and discussed KBR’s audited financial statements with management;

•

discussed with KPMG LLP, KBR’s principal independent accountants, the matters required to be communicated pursuant to the standards promulgated by the Public Company Accounting Oversight Board and the Securities and Exchange Commission;

•

reviewed and discussed with management and KPMG LLP, KBR’s reports on internal controls over financial reporting and the adequacy and effectiveness of the Company’s disclosure controls and procedures;

•

reviewed the disclosures that KBR’s chief executive officer and chief financial officer make to us and KPMG LLP in connection with the certification process for KBR’s reports on Form 10-K and Form 10-Q concerning material weaknesses and significant deficiencies in the design or operation of internal control over financial reporting and remediation measures adopted in light of such disclosures;

•

received from KPMG LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence;

•

reviewed and discussed with management of KPMG KBR’s transition of its Sarbanes-Oxley Act compliance program to the 2013 Internal Control – Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission;

•

reviewed and discussed with management and KPMG the financial impacts related to KBR’s reorganization, including the goodwill impairment charge and effects on tax reserves and allowances;

•

discussed with KPMG its independence;

•

reviewed management reports on KBR’s conformity with its Code of Business Conduct and Corporate Governance Guidelines;

•

reviewed summaries of significant reports prepared by the internal audit group and management’s responses; and

•

reviewed with management the responsibilities, budget and staffing of the internal audit group.

As previously reported, KBR identified material weaknesses in its internal control over financial reporting resulting in material errors that caused

KBR to issue restated financial statements as of and for the year ended December 31, 2013 (the “Restatement”). The Audit Committee diligently fulfilled its duties and oversight responsibilities in connection with the Restatement and specifically, among other actions:

•

conducted, with the assistance of independent counsel engaged for the purpose, an in-depth investigation of the underlying causes of the errors;

•

performed a comprehensive review of the impact to KBR’s financial statements due to the errors;

•

reviewed and discussed with management, KPMG, independent counsel performing the investigation, and independent accountants engaged for the investigation, the results of the investigation, the restated financial statements and related periodic reports filed with the SEC, and the effectiveness of KBR’s internal control over financial reporting; and

•

discussed with management the planned measures to remediate the material weaknesses in internal control over financial reporting and monitored and assessed the performance and progress of the remediation measures throughout the year.

Information regarding management’s initiatives to remediate the material weaknesses in KBR’s internal control over financial reporting can be found in KBR’s Annual Report on Form 10-K for the year ended December 31, 2014.

Based on our:

•

review of the audited financial statements;

•

discussions with management;

•

discussions with KPMG LLP; and

•

review of KPMG LLP’s written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in KBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In our judgment, the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

After discussions with management, considering KPMG LLP’s historical and recent performance of KBR’s audit, the capabilities and performance of the audit team, and KPMG LLP’s independence, the Committee concluded that it would be in the best interests of KBR and its stockholders to retain KPMG LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements for KBR for 2015 and recommend that such appointment be ratified by stockholders at the 2015 annual meeting of the company.

Respectfully submitted,

The Audit Committee of Directors

Jeffrey E. Curtiss, Chairman
Mark E. Baldwin
James R. Blackwell
W. Frank Blount
Lester L. Lyles

March 11, 2015

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Principal Accountant Fees and Services

The following table presents fees for audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed or expected to be billed for audit-related, tax and all other services rendered by KPMG during those periods.

Thousands of dollars	2014	2013
Audit fees(a)	$7,173	$7,032
Audit-related fees(b)	33	393
Tax fees(c)	1,749	572
Other fees	0	0
Total	$8,955	$7,997
(a)

Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2014 and December 31, 2013. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and review of registration statements.

(b)

Audit-related fees primarily include professional services rendered by KPMG for special purpose audits of separate KBR entities primarily related to jurisdictional licensing requirements and audits of some of our subsidiaries relating to certain transactions.

(c)

Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for federal, state and international tax compliance and advice.

PRE-APPROVAL POLICY

The Audit Committee is directly responsible for appointing, setting compensation for and overseeing the work of KPMG, our principal independent registered public accounting firm. The Audit Committee has established written pre-approval policies requiring approval by the Audit Committee of all services to be provided by KPMG and all audit services provided by other independent accountants. The policy provides that all audit, audit-related and tax services to be provided by KPMG will be described in a written plan submitted to the Audit Committee annually for pre-approval. The Audit Committee, its Chairman or another Audit Committee member designee must pre-approve any audit, audit-related or tax services to be provided by KPMG that were not submitted for annual pre-approval if the fees to be paid for such services will exceed $150,000. All other services for fees in excess of $50,000 must be specifically approved in the same manner as audit, audit-related and tax services greater than $150,000.

The policy also provides that all audit services to be provided by independent public accountants other than KPMG will be described in writing and presented to the Audit Committee by our Chief Accounting Officer annually for pre-approval. Any audit services not included in the annual pre-approved plan must be approved in the same manner as unplanned audit, audit-related and tax services to be provided by KPMG.

As permitted by the SEC, to ensure prompt handling of unexpected matters, our policy allows for the delegation of the Audit Committee’s pre-approval authority under the policy to the Chairman or another member of the Audit Committee designated by the Audit Committee or the Chairman. Any pre-approval decisions by the Audit Committee Chairman or other Audit Committee designee will be reported to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

Proposal No. 2

Ratify the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has audited the financial statements of KBR and its predecessor beginning with the year ended December 31, 2004. A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment by the Audit Committee of the Board of Directors of that firm as independent registered public accounting firm to audit the consolidated financial statements of KBR as of and for the year ending December 31, 2015. The engagement of KPMG LLP was made by the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in KBR. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with KBR in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Audit Committee of the Board of Directors has decided to ask our stockholders to ratify this appointment.

The proposal to ratify the appointment of KPMG LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The Audit Committee of the Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2015. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

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Proposal No. 3

Advisory Vote to Approve Named Executive Officer Compensation

As required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers (“NEOs”) as disclosed in this proxy statement.

The fourth stockholder advisory vote to approve named executive officer compensation since the initial public offering of KBR’s common stock was held last year at KBR’s 2014 Annual Meeting of Stockholders. Under KBR’s Bylaws, the 2014 advisory vote was in favor of approval of our named executive officer compensation, that choice having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. The Compensation Committee considered the results to be an affirmation of the stockholders’ support of our compensation policies and decisions. However, we did make minor changes to our executive compensation program effective

January 1, 2014, which are noted in the Compensation Discussion and Analysis in this proxy statement. The first advisory vote on the frequency of advisory votes to approve named executive officer compensation was held at KBR’s 2011 Annual Meeting of Stockholders. Under KBR’s Bylaws, the advisory vote on the frequency of the advisory vote to approve named executive officer compensation was in favor of one year, with that period having been selected by the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote. In light of these voting results, KBR’s Board of Directors determined that KBR will hold an advisory vote to approve named executive officer compensation each year until the results of the next advisory vote on the frequency of advisory votes to approve named executive officer compensation are reviewed in 2017.

EXECUTIVE COMPENSATION

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for KBR’s NEOs, as defined above under “Compensation Discussion and Analysis — Executive Summary.” Consistent with our compensation philosophy, our executive compensation program has been designed to achieve the following primary objectives:

•

provide a clear and direct relationship between executive pay and Company (and Business, as applicable) performance, both on a short and long-term basis;

•

emphasize operating performance measures;

•

link executive pay to measures of stockholder value;

•

support our business strategies and management processes in order to motivate our executives; and

•

generally target base salary, short-term incentives, long-term incentives, and total compensation levels near the 50th percentile of the competitive market for good performance, and above the 50th percentile of the competitive market for consistent, outstanding performance over time, but we also consider other factors, including differences in our position responsibilities compared to our peers, experience, retention risk, and internal equity.

In consideration of these objectives, KBR provides pay that is highly dependent on performance (both short and long-term) in order to align total compensation with stockholder interests. Performance pay represents the majority of our CEO’s compensation as a percentage of total compensation. We continually review best practices in governance and executive compensation. In observance of such best practices, KBR:

•

does not maintain employment agreements with the NEOs;

•

does not provide excise tax gross-ups;

•

has incentive plans that discourage undue risk and align executive rewards with short and long-term company performance; and

•

requires executives to satisfy stock ownership requirements.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR the advisory vote to approve our NEOs’ compensation as disclosed in this proxy statement. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

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Additional Information

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING AND DIRECTOR NOMINATIONS

If you wish to present a proposal to be considered for inclusion in our proxy material for our Annual Meeting of Stockholders to be held in 2016, you must submit the proposal in writing to our Corporate Secretary at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, and we must receive your proposal not later than December 3, 2016 (the 120th day prior to April 1, 2016, the date on which we estimate that we will send our materials for our 2016 Annual Meeting of Stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting of Stockholders, we must have received notice of the proposal not earlier than January 13, 2016, nor later than February 12, 2016 (the 120th and 90th days, respectively, prior to May 12, 2016, the intended date of the 2016 Annual Meeting of Stockholders). Your proposal must comply with Article I, Section 9 of our Bylaws.

A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require KBR to include the proposed nominee or business in KBR’s proxy solicitation materials.

PROXY SOLICITATION COSTS

The proxies accompanying this proxy statement are being solicited by KBR. The cost of soliciting proxies will be paid by KBR. We have retained D.F. King & Co. to aid in the solicitation of proxies. For these services, we will pay D.F. King & Co. $8,500 and reimburse it for out-of-pocket expenses. Some of the executive officers and other employees of KBR also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. KBR will, upon request, reimburse banks, brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of KBR common stock.

Other Matters

As of the date of this proxy statement, we know of no business that will be presented at the 2015 Annual Meeting of Stockholders other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting of Stockholders for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

Additional Information Available

KBR files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to KBR’s Investor Relations Department at 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

KBR - 2014 Proxy Statement - 68

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We Deliver

www.kbr.com

Listed on the NYSE: KBR

ZERO 24 7 HARM
courage to care

© 2015 KBR, Inc. All Rights Reserved

KBR - 2014 Proxy Statement - 72

KBR

KBR, INC.
ATTN: LATOSHA FRALEY
601 JEFFERSON STREET
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Mark E. Baldwin 02 James R. Blackwell 03 Stuart J. B. Bradie 04 Loren K. Carroll 05 Jeffrey E. Curtiss
06 Umberto della Sala 07 Lester L. Lyles 08 Jack B. Moore 09 Richard J. Slater

The Board of Directors recommends you vote FOR proposals 2 and 3.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000239544_1 R1.0.0.51160

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

# KBR, INC.
## Annual Meeting of Stockholders
## May 14, 2015
## This proxy is solicited by the Board of Directors

The undersigned stockholder of KBR, Inc., a Delaware corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2015, hereby appoints Loren K. Carroll, Eileen G. Akerson and Jeffrey B. King, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of KBR, Inc., to be held on May 14, 2015 at 09:00 a.m. CDT, in The Texas Room, 601 Jefferson St., Houston, TX 77002, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

**THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THIS PROXY STATEMENT; FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS FOR KBR AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2015; FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION; AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.**

**Continued and to be signed on reverse side**

0000239544_2 R1.0.0.51160